$200,000,000

                      AMENDED AND RESTATED

                 MULTICURRENCY CREDIT AGREEMENT

                 Dated as of September 28, 1994


                             Among


                STORAGE TECHNOLOGY CORPORATION,

           STORAGETEK FINANCIAL SERVICES CORPORATION,

          STORAGE TECHNOLOGY DE PUERTO RICO, INC., and

                       XL/DATACOMP, INC.

                          as Borrowers


                              and


                 BANK OF AMERICA NATIONAL TRUST
                     AND SAVINGS ASSOCIATION

           as Agent, Swing Line Bank and Issuing Bank


                              and


                      THE OTHER BANKS AND
                     FINANCIAL INSTITUTIONS
                         PARTIES HERETO






                          TABLE OF CONTENTS


Section                                                             Page

ARTICLE I    DEFINITIONS AND ACCOUNTING TERMS                         1

   1.01.     Certain Defined Terms                                    1
   1.02.     Accounting Terms                                        46
   1.03.     Computation of Time Periods                             46
   1.04.     Names, Successors, Etc.                                 46
   1.05.     Currency Equivalents Generally                          46
   1.06.     Prior Loan Documents; Effect of this Agreement          46
             (a)    Prior Loan Documents                             46
             (b)    Effect of this Agreement                         47

ARTICLE II   AMOUNTS AND TERMS OF THE ADVANCES                       47

   2.01.     The Advances                                            47
             (a)    Revolving Advances                               47
             (b)    Swing Line Advances                              48
             (c)    Determination of Equivalent Amounts              48
   2.02.     Making the Advances                                     49
             (a)    Revolving Advances                               49
             (b)    Swing Line Advances                              50
             (c)    Notices Irrevocable, Etc.                        51
             (d)    Advances by Lenders                              52
             (e)    Disbursement of Advances                         52
             (f)    Nature of Lender's Obligations                   53
   2.03.     The Auction Advances                                    53
   2.04.     Fees                                                    58
             (a)    Agent's Fees                                     58
             (b)    Commitment Fee                                   58
             (c)    Commitment Fee Calculations                      58
             (d)    Closing Fee                                      59
             (e)    Nature of Obligation                             59
   2.05.     Repayment of Advances                                   59
             (a)    Revolving Advances                               59
             (b)    Swing Line Advances                              59
             (c)    Auction Advances                                 59
   2.06.     Interest Rate Provisions, Etc.                          59
             (a)    Base Rate Advances                               59
             (b)    Interest Periods                                 60
             (c)    Adjusted CD Rate Advances                        60
             (d)    Eurocurrency Rate Advances Denominated in
                    Dollars                                          61
             (e)    Eurocurrency Rate Advances Denominated in
                    Alternative Currencies                           62
             (f)    Auction Advances                                 62
             (g)    Utilization-Based Interest Adjustments           63
             (h)    Interest Rate Quotations                         63
             (i)    Change in Circumstances                          63
             (j)    Failure to Notify                                64
             (k)    Minimum Amounts                                  64
             (l)    Illegality                                       64
             (m)    Reference Banks                                  65
   2.07.     Voluntary Conversion, Continuation and Redenomination
             of Revolving Advances                                   65
             (a)    Conversion and Continuation                      65
             (b)    Redenomination                                   66
             (c)    Notices Irrevocable                              67
   2.08.     Reduction of Commitments                                67
   2.09.     Mandatory Prepayments                                   67
             (a)    Declines in Borrowing Base                       67
             (b)    Alternative Currency Exchange Rate Fluctuations  68
   2.10.     Optional Prepayments                                    68
   2.11.     Increased Costs                                         69
   2.12.     Loan Accounts                                           70
   2.13.     Payments and Computations                               71
   2.14.     Taxes                                                   73
   2.15.     Payments on Business Days                               77
   2.16.     Sharing of Payments, Etc                                77
   2.17.     Use of Proceeds                                         77

ARTICLE III  AMOUNT AND TERMS OF LETTERS OF CREDIT AND PARTICIPATIONS
             THEREIN                                                 78

   3.01.     Letters of Credit                                       78
   3.02.     Issuing the Letters of Credit                           79
   3.03.     Reimbursement Obligations                               80
   3.04.     Participations Purchased by the Lenders                 81
   3.05.     Letter of Credit Fees                                   82
   3.06.     Indemnification; Nature of the Issuing Bank's Duties    83
   3.07.     Increased Costs                                         84
             (a) Change in Law                                       84
             (b)    Capital                                          85
             (c)    Survival                                         86
   3.08.     Uniform Customs and Practice                            86
   3.09.     Cash Collateral                                         86

ARTICLE IV   CONDITIONS OF LENDING                                   86

   4.01.     Conditions Precedent to Initial Borrowing, Swing Line
             Advance, Auction Advance or Letter of Credit            86
   4.02.     Conditions Precedent to All Borrowings, All Swing Line
             Advances and All Issuances                              87
   4.03.     Conditions Precedent to Each Auction Borrowing          88

ARTICLE V    REPRESENTATIONS AND WARRANTIES                          89

   5.01.     Representations and Warranties of the Borrowers         89
             (a)    Existence, Etc.                                  89
             (b)    Subsidiaries                                     89
             (c)    Authorization                                    90
             (d)    Approvals                                        90
             (e)    Enforceability                                   91
             (f)    Properties                                       91
             (g)    Financial Statements                             91
             (h)    Material Adverse Effect                          91
             (i)    Litigation                                       91
             (j)    Taxes                                            91
             (k)    Information                                      92
             (l)    Indebtedness                                     92
             (m)    Lease Obligations                                92
             (n)    Strikes, Acts of God                             92
             (o)    ERISA Events                                     92
             (p)    Multiemployer Plans                              92
             (q)    Plan Terminations                                92
             (r)    Margin Stock                                     93
             (s)    Regulated Entities                               93
             (t)    Copyrights, Patents, Trademarks and
                    Licenses, Etc.                                   93
             (u)    Environmental Laws                               93
             (v)    Filings                                          94
             (w)    Lockbox Accounts                                 94
             (x)    Solvency                                         94
             (y)    Insurance Coverage                               94

ARTICLE VI   COVENANTS OF THE BORROWERS                              95

   6.01.     Affirmative Covenants                                   95
             (a)    Payment of Taxes, Etc.                           95
             (b)    Preservation of Corporate Existence, Etc.        95
             (c)    Compliance with Laws, Etc.                       95
             (d)    Visitation and Audit Rights                      96
             (e)    Keeping of Books                                 96
             (f)    Maintenance of Properties, Etc.                  97
             (g)    Maintenance of Insurance                         97
             (h)    Employment of Technology, Disposal of Hazardous
                     Materials, Etc.                                 97
             (i)    Environmental Matters                            97
   6.02.     Negative Covenants                                      98
             (a)    Liens, Etc.                                      98
             (b)    Product Transfer Agreements                      99
             (c)    Contingent Obligations                          100
             (d)    Dividends, Etc.                                 100
             (e)    Capital Expenditures                            102
             (f)    Mergers, Etc.                                   103
             (g)    Sales, Etc. of Assets                           103
             (h)    Investments in Other Persons                    104
             (i)    Subordinated Debt                               105
             (j)    Accounting Changes                              106
             (k)    Change in Nature of Business                    106
             (l)    Capital Stock                                   106
             (m)    Limitation on Negative Pledges, Etc.            106
             (n)    Limitation on Transactions with Affiliates      106
             (o)    Intercompany Obligations                        107
   6.03.     Financial Covenants                                    107
             (a)    Maintenance of Consolidated Tangible Net Worth  107
             (b)    Maintenance of Quick Ratio                      107
             (c)    Maintenance of Fixed Charge Coverage Ratio      107
             (d)    Net Income                                      108
             (e)    Leverage Ratio                                  108
             (f)    Total Leverage Ratio                            108
             (g)    FAS 109                                         108
   6.04.     Reporting Requirements                                 108
             (a)    Quarterly Financials                            108
             (b)    Annual Financials                               109
             (c)    Operating Plan, Projections.                    109
             (d)    Default                                         110
             (e)    Environmental                                   110
             (f)    Plan Filings                                    110
             (g)    ERISA Event                                     110
             (h)    Plan Termination                                110
             (i)    Multiemployer Plan                              110
             (j)    Proceedings                                     111
             (k)    SEC Reports                                     111
             (l)    Borrowing Base Certificate                      111
             (m)    Investment Grade Obligor Report                 111
             (n)    Mergers                                         112
             (o)    Other Information                               112
   6.05.     Cash Concentration and Lockbox Accounts                112

ARTICLE VII  EVENTS OF DEFAULT                                      113

   7.01.     Events of Default                                      113
             (a)    Payment                                         113
             (b)    Representations and Warranties                  113
             (c)    Covenants                                       113
             (d)    Cross-Default                                   113
             (e)    Voluntary Proceedings                           114
             (f)    Involuntary Proceedings                         114
             (g)    Judgments                                       114
             (h)    Material Adverse Change                         115
             (i)    ERISA Event                                     115
             (j)    Withdrawal Liability                            115
             (k)    Plan Termination                                115
             (l)    Change in Control                               115
             (m)    Ownership                                       115
             (n)    Collateral Documents                            116
             (o)    Guaranties                                      116
             (p)    Subordination Agreements                        116

ARTICLE VIII THE AGENT AND ISSUING BANK                             117

   8.01.     Authorization and Action                               117
   8.02.     Agent's Reliance, Etc.                                 118
   8.03.     BofA and Affiliates                                    119
   8.04.     Notice of Default                                      119
   8.05.     Credit Decision                                        119
   8.06.     Indemnification                                        120
   8.07.     Successor Agent                                        121
   8.08.     Audits                                                 122
   8.09.     Collateral Matters; Bank Responses                     122

ARTICLE IX   MISCELLANEOUS                                          123

   9.01.     Amendments, Etc.                                       123
   9.02.     Notices, Etc.                                          125
   9.03.     No Waiver; Remedies                                    126
   9.04.     Costs and Expenses                                     126
   9.05.     Right of Setoff                                        127
   9.06.     Indemnification                                        128
   9.07.     Consent to Jurisdiction                                129
   9.08.     Binding Effect                                         129
   9.09.     Assignments and Participations                         129
   9.10.     Severability of Provisions                             132
   9.11.     Judgment                                               132
   9.12.     Independence of Provisions                             133
   9.13.     Headings                                               133
   9.14.     Entire Agreement                                       133
   9.15.     Execution in Counterparts                              133
   9.16.     Governing Law                                          133
   9.17.     Confidentiality                                        134
   9.18.     Joint and Several Obligations; Obligations Absolute    134
   9.19.     Automatic Debits of Fees, Etc.                         136
   9.20.     Arbitration; Reference                                 137
             (a)    Mandatory Arbitration                           137
             (b)    Real Property Collateral                        137
             (c)    Judicial Reference                              137
             (d)    Provisional Remedies and Self-Help              137

SCHEDULES

Schedule 1.01(c)(1)  -  Cash Equivalents
Schedule 1.01(c)(2)     -    Lending Offices and Addresses
Schedule 1.01(e)(1)     -    Initial Approved Governmental Authorities
Schedule 1.01(e)(2)  -  Eligible International Account Debtors
                          and Letter of Credit Issuers
Schedule 1.01(p)     -  Existing Liens
Schedule 2.04        -  Closing Fees
Schedule 3.01(b)     -  Prior Letters of Credit
Schedule 5.01(b)     -  Subsidiaries
Schedule 5.01(d)     -  Regulatory Approvals
Schedule 5.01(i)     -  Litigation
Schedule 5.01(j)     -  Taxes
Schedule 5.01(l)     -  Existing Debt and Contingent Obligations
Schedule 5.01(m)     -  Operating Leases
Schedule 5.01(o)     -  ERISA Matters
Schedule 5.01(u)     -  Environmental Exceptions
Schedule 5.01(v)     -  Special Filings or Recordings
Schedule 5.01(w)     -  Lockbox Accounts
Schedule 6.02(h)     -  Closing Date Investments


EXHIBITS

Exhibit A     -  Form of Assignment and Acceptance
Exhibit B-1   -  U.S. Security Agreement
Exhibit B-2   -  Factor's Lien Contract
Exhibit B-3   -  Assignment of Accounts Receivable
                   Agreement
Exhibit C     -  Intercompany Subordination Agreement
Exhibit D     -  [Intentionally Omitted]
Exhibit E     -  Form of Notice of Borrowing
Exhibit F     -  Form of Notice of Swing Line Advance
Exhibit G-1   -  Form of Competitive Bid Request
Exhibit G-2   -  Form of Invitation for Competitive Bids
Exhibit G-3   -  Form of Competitive Bid
Exhibit H     -  Form of Notice of Conversion/Continuation
Exhibit I     -  Form of Notice of Redenomination
Exhibit J-1   -  Form of Opinion of Shearman & Sterling
Exhibit J-2   -  Form of Opinion of Company Counsel
Exhibit J-3   -  Form of Opinion of McConnell Valdes Kelley
                 Sifre Griggs & Ruiz-Suria
Exhibit K     -  Form of Quarterly Investment Grade Obligor
                   Report
Exhibit L     -  Form of Compliance Certificate
Exhibit M     -  Form of Borrowing Base Certificate
Exhibit N     -  Form of Lease Receivables Collateral Report
Exhibit O     -  Guaranty
Exhibit P     -  Pledge Agreement
Exhibit Q     -  Form of Periodic Release Certificate
Exhibit R     -  Form of Request for Consent to Governmental
                   Receivables
Exhibit S     -  Form of Acknowledgment of Pledge
Exhibit T     -  Form of Acceptable Permitted Affiliate Lien
                   Promissory Note
Exhibit U     -  Form of Program Collateral Release Certificate
    AMENDED AND RESTATED MULTICURRENCY CREDIT AGREEMENT


         This AMENDED AND RESTATED MULTICURRENCY CREDIT AGREEMENT is entered into as of September 28, 1994, among STORAGE TECHNOLOGY CORPORATION, a Delaware corporation ("STK"), STORAGETEK FINANCIAL SERVICES CORPORATION, a Delaware corporation ("SFSC"), STORAGE TECHNOLOGY DE PUERTO RICO, INC., a Delaware corporation ("STPR"), XL/DATACOMP, INC., a Delaware corporation ("XL/DC") (each individually a "Borrower" and collectively the "Borrowers"), the banks listed on the signature pages hereof and the other Lenders (as such term is defined in Section 1.01) from time to time parties hereto, and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, a national banking association, as agent for the Lenders, and as Swing Line Bank and Issuing Bank (as hereinafter defined).

         PRELIMINARY STATEMENTS:

         A. The Borrowers, the Lenders and the Agent are parties to that certain $150,000,000 Multicurrency Credit Agreement, dated as of March 31, 1993, as amended by that certain First Amendment to Credit Agreement, dated as of August 6, 1993, that certain Second Amendment to Credit Agreement, dated as of September 24, 1993, that certain Third Amendment to Credit Agreement, dated as of March 1, 1994, that certain Fourth Amendment to Credit Agreement, dated as of May 31, 1994 and that certain Fifth Amendment to Credit Agreement, dated as of June 29, 1994 (collectively, the "Prior Credit Agreement"), pursuant to which the Agent and the Lenders have extended certain credit facilities and other financial accommodations to the Borrowers.

         B. The Borrowers have requested that the Lenders agree to amend and restate the Prior Credit Agreement as provided herein in order to make certain amendments thereto.

         C. The Lenders are willing to extend certain credit facilities to the Borrowers and to amend and restate the Prior Credit Agreement, in each case as provided in this Agreement.

         NOW, THEREFORE, the parties hereto agree as follows:

                         ARTICLE I DEFINITIONS AND ACCOUNTING TERMS

    SECTION 1.01. Certain Defined Terms. As used in this Agreement and unless otherwise expressly indicated, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined and, where appropriate, to import the masculine, feminine and neuter forms of pronouns and possessive adjectives):

         "AAA" has the meaning specified in Section 9.20(a).

         "Absolute Rate" has the meaning specified in Section 2.03(d).

         "Absolute Rate Auction" means a solicitation of Competitive Bids setting forth Absolute Rates pursuant to Section 2.03(d).

         "Absolute Rate Auction Advance" means an Auction Advance that bears interest at a rate determined with reference to the Absolute Rate.

         "Account Debtor" means the Person which is obligated on or under an Account or a Lease Receivable.

         "Account" means (i) a present or future right of any Borrower (or, in the case of Eligible Foreign Accounts, any Foreign Subsidiary) to payment for goods sold (including pursuant to a NISA), consigned or leased, or for services rendered, except any right evidenced by an instrument, and including the Current Portion (and only the Current Portion) of a Lease Receivable, including without limitation, with respect to STK, SFSC and XL/DC, an "account" (as such term is defined in the UCC) and, with respect to STPR, an "account" (as such term is defined in the Puerto Rico Factors Lien Act as in effect in Puerto Rico from time to time) and (ii) the proceeds thereof; but not including any such right that is a general intangible under the UCC, such as software license rights. "Accounts" means all such property of any or all applicable Borrowers in the aggregate.

         "Adjusted CD Rate" means, for each Interest Period for each Adjusted CD Rate Advance comprising part of the same Borrowing, an interest rate per annum (rounded upward to the nearest whole multiple of 1/100 of 1% per annum if such percentage is not such a multiple) equal to the sum of:

                   (a) the rate per annum obtained by dividing (i) the rate of interest determined by the Agent to be the average (rounded upward to the nearest whole multiple of 1/100 of 1% per annum, if such average is not such a multiple) of the average bid rate determined by the Agent for the bid rates per annum, at 8:00 a.m. (San Francisco time) on the first day of such Interest Period, of two certificate of deposit dealers of recognized standing selected by the Agent for the purchase at face value of certificates of deposit issued by major U.S. banks in an amount substantially equal to BofA's Adjusted CD Rate Advance comprising part of such Borrowing and with a maturity equal to such Interest Period, by (ii) a percentage equal to 100% minus the Adjusted CD Rate Reserve Percentage for such Interest Period, plus

                   (b)  the Assessment Rate for such Interest Period.

         The Adjusted CD Rate for each Interest Period for each Adjusted CD Rate Advance comprising part of the same Borrowing shall be determined by the Agent on the first day of such Interest Period on the basis of applicable rates furnished to and received by the Agent.

         "Adjusted CD Rate Advance" means a Revolving Advance denominated in Dollars which bears interest according to the Adjusted CD Rate.

         "Adjusted CD Rate Reserve Percentage" means, for each Interest Period for each Adjusted CD Rate Advance comprising part of the same Borrowing, the reserve percentage (rounded upward to the nearest whole multiple of 1/100 of 1% per annum, if such percentage is not such a multiple) applicable on the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any ordinary emergency, supplemental, special or other marginal reserve requirement), for member banks of the Federal Reserve System with deposits exceeding one billion dollars, with respect to liabilities consisting of or including (among other liabilities) U.S. dollar nonpersonal time deposits in the United States with a maturity equal to such Interest Period and in an amount of $100,000 or more.

         "Adjusted Value" means, as of any time of determination, the present value of the income stream arising from any Product Transfer Agreement, discounted by a rate selected by the applicable Borrower (expressed as a decimal, rounded upward to the nearest 1/100 of 1%) provided that such rate shall be no less than the Treasury Rate plus 3.50% per annum. For purposes of this definition, the "Treasury Rate" shall mean the then most recent two-year U.S. Treasury Note Rate for constant maturities published in the most current edition of Federal Reserve Statistical Release H.15 (519), Selected Interest Rates, under the heading "Treasury Constant Maturities".

         "Advance" means a Revolving Advance or a Swing Line Advance.

         "Affiliate" means, with respect to any Person, any other entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

         "Affiliate Transaction" has the meaning specified in Section 6.02(n).

         "Agent" means BofA in its capacity as agent for the Lenders, the Swing Line Bank and the Issuing Bank under the Loan Documents, or any successor Agent appointed or chosen pursuant to Section 8.07 hereof.

         "Agent-Related Person" has the meaning specified in Section 8.02.

         "Agent's Account" means the account and address for payments set forth on Schedule 1.01(c)(2) in relation to the Agent or such other address as the Agent may from time to time specify in accordance with Section 9.02.

         "Aggregate Borrowing" means, collectively, each of two or more Borrowings made on the same Business Day pursuant to the same Notice of Borrowing.

         "Aggregate Borrowing Base" means, as of any date of determination prior to and including September 30, 1995, the sum of the Domestic Borrowing Bases and Foreign Borrowing Bases for all of the Borrowers as of such date and, as of any date of determination after September 30, 1995, the sum of the Domestic Borrowing Bases for all of the Borrowers as of such date, provided, however, that the Foreign Borrowing Bases cannot constitute more than 30% of the Aggregate Borrowing Base in 1994 or more than 25% of the Aggregate Borrowing Base thereafter.

         "Aggregate Exposure Amount" means, as of any date of determination, the sum of the Exposure Amounts in respect of all of the Borrowers as of such date.

         "Alternative Currencies" means Pounds Sterling, Deutsche Marks, Swiss Francs, French Francs and Japanese Yen.

         "Alternative Currency Sublimit" means, in respect of any and all outstanding Revolving Advances and Letter of Credit Liabilities of the Borrowers, which are denominated in Alternative Currencies, $45,000,000, as to all Alternative Currencies in the aggregate, and $20,000,000 as to any single Alternative Currency.

         "Amperif" means Amperif Corporation.

         "Amperif Acquisition" means the acquisition of Amperif Corporation by merger of StorageTek Trident Corporation with and into Amperif Corporation, pursuant to terms and conditions substantially as set forth in the Agreement and Plan of Reorganization dated as of May 22, 1993 in the form attached to Amendment No. 1 to Form S-4 filed by Storage Technology Corporation with the Securities and Exchange Commission on August 24, 1993.

         "Apparent Affiliates" means Persons known by the Responsible Officers of the Borrowers to be Affiliates of an Account Debtor.

         "Applicable Lending Office" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of a Base Rate Advance, such Lender's CD Lending Office in the case of an Adjusted CD Rate Advance and such Lender's Eurocurrency Lending Office in the case of a Eurocurrency Rate Advance, and the office of such Lender notified by such Lender in writing to the Agent as its applicable Lending Office in the case of an Auction Advance.

         "Assessment Rate" means, for each Interest Period, the rate determined by the Agent as equal to the annual assessment rate in effect on the first day of such Interest Period payable to the FDIC by a member of the Bank Insurance Fund that is classified as adequately capitalized and within supervisory subgroup "A" (or a comparable successor assessment risk classification within the meaning of 12 C.F.R. Section327.3(d)) for insuring time deposits at offices of such member in the United States; or, in the event that the FDIC shall at any time hereafter cease to assess time deposits based upon such classifications or successor classifications, equal to the maximum annual assessment rate in effect on the first day of such Interest Period that is payable to the FDIC by commercial banks (whether or not applicable to the Banks) for insuring time deposits at offices of such banks in the United States.

         "Assignment and Acceptance" means an assignment and acceptance entered into by an assigning Lender and an Eligible Assignee, and accepted by the Agent, in accordance with Section 9.09 and in substantially the form of Exhibit A.

         "Attorney Costs" means and includes all fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

         "Auction Advance" means an advance denominated in Dollars by a Lender to a Borrower as part of an Auction Borrowing resulting from the auction bidding procedure described in Section 2.03.

         "Auction Borrowing" means one or more borrowings by one or more Borrowers consisting of simultaneous Auction Advances from each of the Lenders whose offer to make one or more Auction Advances as part of such borrowings has been accepted by the applicable Borrower or Borrowers under the auction bidding procedure described in Section 2.03.

         "Auction Reduction" has the meaning specified in Section 2.01(a).

         "Bank Affiliate" means a Person engaged primarily in the business of commercial banking and that is a Subsidiary of a Lender or of a Person of which a Lender is a Subsidiary.

         "Bankruptcy Code" means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. Section 101, et seq.).

         "Base Rate" means a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the higher of:

                   (a) the rate of interest publicly announced from time to time by BofA in San Francisco, California, as its "reference rate." It is a rate set by BofA based upon various factors including BofA's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate; and

                   (b)  0.50% per annum above the latest Federal Funds Rate.

              Any change in the reference rate announced by BofA shall take effect at the opening of business on the day specified in the public announcement of such change.

         "Base Rate Advance" means an Advance denominated in Dollars which bears interest according to the Base Rate.

         "BofA" means Bank of America National Trust and Savings Association, a national banking association.

         "Borrowing" means a borrowing consisting of Revolving Advances of the same Interest Type made on the same Business Day to a Borrower pursuant to the provisions of Section 2.02(a).

         "Borrowing Base Certificate" means a certificate signed by a Responsible Officer, in substantially the form of Exhibit M.

         "Business Day" means a day of the year on which banks are not required or authorized to close in the City of New York, the City of San Francisco, the City of Chicago and, with respect to Eurocurrency Rate Advances, such a day on which dealings are carried on in the London interbank market and banks are open for business in London and (if denominated in any Alternative Currency) in the country of issue of the currency of such Eurocurrency Rate Advance.

         "Capital Expenditures" means, with respect to any Person for any period, the aggregate of all expenditures by such Person during such period that, in accordance with GAAP, should be included in or reflected by the property, plant or equipment, but not any spare parts account, in each case as reflected in the balance sheets of such Person.

         "Capital Lease" of any Person means any lease of any property (whether real, personal or mixed) by such Person as lessee, which lease should, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.

         "Cash Equivalent" means, as of any date of determination, any deposit, instrument or security owned by STK or any of its Subsidiaries and described on Schedule 1.01(c)(1).

         "CD Lending Office" means, with respect to any Lender, the office of such Lender specified as its "CD Lending Office" on Schedule 1.01(c)(2) hereto or on the signature page of the Assignment and Acceptance pursuant to which it became a Lender, or such other office or Affiliate of such Lender as such Lender may from time to time specify in writing to the Borrowers and the Agent.

         "CEP Stock" means convertible exchangeable preferred stock issued by STK on or about March 4, 1993.

         "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.), and any regulations promulgated thereunder.

         "Change of Control" means the occurrence, after the date of this Agreement, of any of the following: (i) any Person or two or more Persons acting in concert acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of securities of STK (or other securities convertible into such securities) representing 30% or more of the combined voting power of all securities of STK entitled to vote in the election of directors; or (ii) during any period of up to 12 consecutive months, commencing after the Closing Date, individuals who at the beginning of such 12-month period were directors of STK ceasing for any reason to constitute a majority of the Board of Directors of STK unless the Persons replacing such individuals were nominated by the Board of Directors of STK; or (iii) any Person or two or more Persons acting in concert acquiring by contract or otherwise, or entering into a contract or arrangement which upon consummation will result in its or their acquisition of, or control over, securities of STK (or other securities convertible into such securities) representing 30% or more of the combined voting power of all securities of STK entitled to vote in the election of directors; provided, however, that, for the purposes of clauses (i) and (iii) above, any acquisition of such voting securities of STK by an employee stock ownership plan or related trust, within the meaning of Section 4975 of ERISA, sponsored or contributed to by STK or its Subsidiaries (an "ESOP") shall not, so long as such ESOP is not acting in concert with any other Person (whether before or after such acquisition by such ESOP), be deemed a Change of Control within the meaning of such clauses (i) and (iii) unless the number of voting securities acquired, controlled or held by such ESOP exceeds 50% of the combined voting power of all securities of STK entitled to vote in the election of directors, other than securities having such power only by reason of the happening of a contingency.

         "Closing Date" means the date on which all conditions precedent set forth in Section 4.01 are satisfied or waived by all Lenders.

         "Collateral" means all property and interests in property now owned or hereafter acquired by the Borrowers in or upon which a Lien is granted or purported to be granted to the Agent for its benefit and for the benefit of the Lenders, the Swing Line Bank or the Issuing Bank to secure payment of the Obligations, or any part thereof, whether pursuant to any Collateral Document or any other document executed by any of the Borrowers or any of their respective Subsidiaries from time to time.

         "Collateral Documents" means the U.S. Security Agreements, the P.R. Security Agreements, the Pledge Agreements, and all other agreements or instruments (including, without limitation, all UCC financing statements) delivered to the Agent from time to time to secure payment of any of the Obligations, in each case as amended, supplemented or otherwise modified from time to time.

         "Commitment" means, as to any Lender, the amount set forth opposite such Lender's name on the signature pages hereof under the caption "Commitment", as such amounts may be reduced from time to time pursuant to this Agreement or pursuant to any Assignment and Acceptance.

         "Competitive Bid" means an offer by a Lender to make an Auction Advance in accordance with Section 2.03(b).

         "Competitive Bid Request" has the meaning specified in Section 2.03(b).

         "Computation Date" means the last day of each Fiscal Month and any such other days as may from time to time be specified by the Majority Lenders pursuant to Section 2.01(d).

         "Consolidated", "Consolidating" and any derivative thereof each means, with reference to the accounts or financial reports of any Person, the consolidated accounts or financial reports of such Person and each Subsidiary of such Person determined in accordance with GAAP.

         "Contingent Obligations" of any Person means, without duplication, Third Party Guaranty Obligations, L/C Obligations and Uncovered Hedge Obligations.

         "Convert", "Conversion" and "Converted" each refers to a conversion of Revolving Advances of one Interest Type into Revolving Advances of another Interest Type pursuant to Section 2.07(a).

         "Conversion Election" has the meaning specified in Section 3.03(a).

         "Convertible Subordinated Debentures" means the $160,000,000 8% Convertible Subordinated Debentures issued by STK pursuant to the Indenture dated as of May 31, 1990, between STK and Manufacturers Hanover Trust Company of California as Trustee, as such Indenture may be amended from time to time.

         "Current Assets" of any Person means, as of any date of determination, all assets of such Person which should, in accordance with GAAP, be classified as current assets of a company conducting a business which is the same as, or is similar to, that of such Person.

         "Current Liabilities" of any Person means, as of any date of determination, all liabilities (including estimated accrued taxes) of such Person (other than, in the case of the Borrowers, any Debt consisting of Advances or Auction Advances made under this Agreement) which in accordance with GAAP should be classified as current liabilities of a company conducting a business which is the same as, or is similar to, that of such Person, including the amount of any redeemable preferred stock of such Person that is redeemable at the option of the holder thereof or that is mandatorily redeemable by such Person within one year of such date of determination, valued at the applicable redemption price, plus accrued and unpaid dividends payable in respect of such redeemable preferred stock; provided, however, that Current Liabilities shall not include deferred taxes to the extent recognizable solely due to FAS 109.

         "Current Liquid Assets" of any Person means, as of any date of determination, all cash, short-term investments, accounts receivable, the current portion of notes and installment receivables, and net investment in sales-type leases, in each case as shown on the most recent balance sheet of such Person and determined in accordance with GAAP.

         "Current Portion" means, in respect of rights to payment from any Product Transfer Agreement, at any time, the amount evidenced by an invoice delivered to the applicable Account Debtor and that is due and payable at such time.

         "Debt" of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price (excluding any deferred purchase price that constitutes an account payable incurred in the ordinary course of business), (ii) all obligations of such Person in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, now or hereafter outstanding, (iii) all obligations of such Person evidenced by bonds, notes, debentures, convertible debentures or other similar instruments, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default, acceleration, or termination are limited to repossession or sale of such property), (v) all Capital Lease obligations of such Person, (vi) all redeemable (at the option of the holder, or mandatorily redeemable by the issuer prior to the Termination
    Date) preferred stock, valued at the applicable redemption price, plus accrued and unpaid dividends payable in respect of such redeemable preferred stock, and (vii) if an ERISA Event shall have occurred with respect to any Plan, the Insufficiency (if any) of such Plan (or, in the case of a Plan with respect to which an ERISA Event described in clauses (iii) through (v) of the definition of ERISA Event shall have occurred, the liability related thereto).

         "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

         "Default Rate" has the meaning specified in Section 2.06(a).

         "Discount", "Discounted" and similar derivatives thereof, means, when applied to a Product Transfer Agreement, a transaction in which the rights to such Product Transfer Agreement, and, at the election of the parties thereto, the equipment subject thereto, are sold, pledged, assigned and/or transferred to a third party, for consideration in the form of cash payable at closing and notes issued by the purchaser, with or without recourse, pursuant to a written agreement which specifies the effective date of the transaction, which effective date if retroactive, is not retroactive beyond the first day of the month in which such transactions occur (provided that any such retroactive effective date shall not affect the date on which any release of Collateral by the Agent or the Lenders is deemed given hereunder or under any Security Agreement), whereby the transferee obtains an ownership or a security interest in all or part of such Product Transfer Agreement or the rights of the applicable Borrower or any of its Subsidiaries thereunder, with or without title to the equipment subject thereto. For purposes hereof, "Discount" includes the grant of a security interest in a Product Transfer Agreement subsequent to the Initial Transfer and pursuant to an obligation to maintain a specified collateral value as set forth in any agreement governing Discount arrangements ("Gross Up Discount").

         "Dollars" and the sign "$" each means lawful money of the United
    States.

         "Domestic Accounts Borrowing Base" means, as of any date of determination, as to STK, SFSC, STPR and XL/DC, 80% of the then-outstanding principal balance (net of all refunds, rebates, allowances, discounts, credits, concessions or other reductions which are taken by or granted to the Account Debtors thereof) of the then Eligible Accounts owned by such Borrower.

         "Domestic Borrowing Base" means, as of any date of determination, for any Borrower, the sum of (i) the Lease Receivables Borrowing Base for such Borrower, (ii) the Domestic Accounts Borrowing Base for such Borrower, and
    (iii) the SNRR Inventory Borrowing Base; provided, however, that in no event shall the portion of the Domestic Borrowing Base attributable to Eligible XL/DC-Originated Lease Receivables for all Borrowers together ever exceed $37,500,000. Unless redetermined as provided below or elsewhere herein (including Section 6.02(b)), such Domestic Borrowing Base shall be the Domestic Borrowing Base for the purposes of this Agreement until the date of the next determination thereof. During the existence of an Event of Default, at the request of the Majority Lenders, the Agent may request the Borrowers to (and promptly upon such request, the Borrowers shall) redetermine the Domestic Borrowing Base, and may, at any time, request, and the Borrowers agree promptly to provide, such additional information as the Agent or the Majority Lenders reasonably require to review any such redetermination.

         "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" under its name on
    Schedule 1.01(c)(2) or on the signature page of the Assignment and Acceptance pursuant to which it became a Lender, or such other office or Affiliate of such Lender as such Lender may from time to time specify to the Borrowers and the Agent.

         "Domestic Subsidiaries" means those Subsidiaries of any Borrower which are incorporated under the laws of any State of the United States or Puerto Rico and which are engaged in business primarily in the United States or Puerto Rico.

         "Earnings" of any Person for any period means the sum of (i) Net Income of such Person (after provision for income taxes) for such period, plus
    (ii) depreciation, amortization and all other non-cash expenses and items of such Person for such period to the extent deducted in determining Net Income, and plus (iii) Interest Expense of such Person for such period, to the extent deducted in determining Net Income for such period.

         "Eligible Accounts" means, at any time of determination as to any Borrower other than STPR, and as to STPR at any time of determination after satisfaction of the STPR Conditions, the Accounts of such Borrower which meet each of the following requirements:

                   (a) if the Account arises with respect to a Product Transfer Agreement, (i) the goods or Inventory subject thereto shall have been shipped to the Account Debtor and, with respect to end-user leases or sales, shall have been delivered and made ready for operation for the benefit of the Account Debtor under such Product Transfer Agreement, and (ii) such Product Transfer Agreement shall not have been Discounted or otherwise transferred or subject to any Lien (other than in favor of the Agent pursuant to a Collateral Document or in favor of STK or any of its Domestic Subsidiaries pursuant to a Permitted Affiliate Lien);

                   (b) the Account is a valid, legally enforceable obligation of the Account Debtor thereunder, and is not subject to any valid offset, counterclaim or other defense on the part of such Account Debtor, arising in connection with such Account, or to any valid claim on the part of such Account Debtor denying liability thereunder in whole or in material part;

                   (c) the Account is subject to a perfected, first priority security interest established by a Collateral Document, and is not subject to any other Lien other than a Permitted Affiliate Lien;

                   (d) the Account is evidenced by an invoice rendered to the Account Debtor thereunder or, if the Account Debtor of such Account is a Governmental Authority, such Account relates to lease rentals and/or services and is not yet evidenced by an invoice solely because such Account Debtor has not yet obtained its fiscal spending approval for such Account;

                   (e) the Account shall not have been outstanding for more than, in the case of Accounts of STK and Accounts relating to Eligible STK-Originated Lease Receivables and held by SFSC, 90 days after the due date or, if there is not a specified due date on the invoice, and in any event for all Accounts of XL/DC, SFSC (other than Accounts relating to Eligible STK-Originated Lease Receivables) and STPR, 90 days after the original invoice date of the Account;

                   (f) the Account, when combined with all other Accounts owing by the Account Debtor and its Apparent Affiliates to the Borrower would not exceed 10% of the total Eligible Accounts of such Borrower, except to the extent that such Account would, together with all other such Accounts, not exceed 10% of total Eligible Accounts of such Borrower;

                   (g) in respect of any Account having a face value in excess of $750,000, the Account is not the obligation of an Account Debtor as to whom the Borrower is or may become liable for goods sold or services rendered by the Account Debtor or any of its Apparent Affiliates to such Borrower, except to the extent that it exceeds the amount of such Borrower's obligations to such Account Debtor and Apparent Affiliates;

                   (h) the Account does not arise with respect to goods which are delivered on a cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor may be conditional;

                   (i) the Account does not arise from the sale or lease of goods which remain in the Borrower's (or any of its Affiliates') possession or under the control of such Borrower (or any of its Affiliates);

                   (j) the Account Debtor is not a Subsidiary or other Affiliate of any Borrower;

                   (k) if the Account is the Current Portion of a Lease Receivable, the Account Debtor of such Account is not the U.S. Government, or any department or agency thereof, unless the Majority Lenders have consented to the inclusion of such Account as an Eligible Account by their consent to a Request for Consent to Governmental Receivables specifying such Account (or the Lease Receivable relating thereto, if any), and all representations and warranties contained in such Request for Consent to Governmental Receivables are true; and the Account Debtor of such Account is not a Governmental Authority other than the U.S. Government (or any department or agency thereof), unless
         (A) the Account Debtor is listed on Schedule 1.01(e)(1) or the Majority Lenders have consented to such Account Debtor, and (B) the Borrower has complied with any and all laws relating to such Account (and the assignment or pledging thereof to the Agent);

                   (l) if the Account Debtor of such Account is not principally located or doing business in the United States or any territory thereof, (i) the Account Debtor of such Account is identified on
         Schedule 1.01(e)(2) or has been otherwise consented to by the Majority Lenders, or (ii) such Account is secured by a letter of credit reasonably satisfactory in form and substance to the Majority Lenders and issued or confirmed by a bank listed on Schedule 1.01(e)(2) or any other bank consented to for purposes of this clause (l) by the Majority Lenders; provided, however, that, unless otherwise consented to by the Majority Lenders, any such Account shall be excluded if such letter of credit does not expressly permit its transfer to the Agent; and, provided, further, that the portion of total Eligible Accounts attributable to Accounts from Account Debtors described in this paragraph (l) which are not supported by transferable letters of credit shall in no event exceed 10% of total Eligible Accounts of such Borrower; and

                   (m) the Account Debtor of such Account shall not have failed (which failure is continuing) to pay more than 50% of such Account Debtor's total Accounts owing to such Borrower or to STK and its Subsidiaries within, in the case of Accounts of STK, 90 days after the due date or, if there is not a specified due date, and in any event for Accounts of XL/DC, SFSC and STPR, 90 days after the original invoice date of such Accounts; and the Account Debtor of such Account is not the subject of any Insolvency Proceeding;

    provided, however, that the Majority Lenders shall have the right to review from time to time, on the basis of audits performed from time to time by the Agent or its representative pursuant to Section 6.01(d), the foregoing eligibility requirements (including, without limitation, the payment terms of all invoices) and, if reasonably warranted, the Agent shall adjust such requirements in such manner as the Majority Lenders deem necessary in their reasonable discretion to cause such adjusted requirements to more nearly reflect Accounts which will be readily collectible in the ordinary course of business. An Account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements and restrictions, shall forthwith cease, for so long as any such failure shall continue, to be an Eligible Account. At any and all times prior to satisfaction of the STPR Conditions, the Domestic Borrowing Base in respect of STPR shall be deemed equal to zero ($0).

         "Eligible Assignee" means (i) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $200,000,000; (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having a combined capital and surplus of at least $200,000,000, provided that such bank is acting through a branch or agency located in the United States; and (iii) any Bank Affiliate.

         "Eligible Foreign Accounts" means, at any time of determination as to any Borrower, the Accounts owned by such Borrower's wholly-owned Foreign Subsidiaries which meet each of the following requirements:

                   (a) the Account is a valid, legally enforceable obligation of the Account Debtor thereunder, and is not subject to any valid offset, counterclaim or other defense on the part of such Account Debtor, arising in connection with such Account, or to any valid claim on the part of such Account Debtor denying liability thereunder in whole or in material part;

                   (b) the Account is evidenced by an invoice rendered to the Account Debtor thereunder or, if the Account Debtor of such Account is a Governmental Authority, such Account relates to lease rentals and/or services and is not yet evidenced by an invoice solely because such Account Debtor has not yet obtained its fiscal spending approval for such Account;

                   (c) the Account shall not have been outstanding for more than 90 days after the due date or, if there is not a specified due date on the invoice, 90 days after the original invoice date of the Account;

                   (d) the Account Debtor is not a Subsidiary or other Affiliate of any Borrower;

                   (e) the Account does not arise with respect to goods which are delivered on a cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor may be conditional; and

                   (f) the Account does not arise from the sale or lease of goods which remain in the Borrower's (or any of its Affiliates') possession or under the control of the Borrower (or any of its Affiliates);

    provided, however, that the Majority Lenders shall have the right to review from time to time, on the basis of audits performed from time to time by the Agent or its representative pursuant to Section 6.01(d), the foregoing eligibility requirements (including, without limitation, the payment terms of all invoices) and, if reasonably warranted, the Agent shall adjust such requirements in such manner as the Majority Lenders deem necessary in their reasonable discretion to cause such adjusted requirements to more nearly reflect Accounts which will be readily collectible in the ordinary course of business. An Account which is at any time an Eligible Foreign Account, but which subsequently fails to meet any of the foregoing requirements and restrictions, shall forthwith cease, for so long as any such failure shall continue, to be an Eligible Foreign Account. An Account which is at any time an Eligible Foreign Account, but which previously was an Account (but not an Eligible Account) owned by a Borrower, shall not constitute an Eligible Foreign Account.

         "Eligible Lease Receivables" means, at any time of determination, as to STK, SFSC and XL/DC, the Lease Receivables of such Borrower, other than the Current Portion thereof, which meet each of the following requirements:

                   (a) the Borrower has elected to include such receivable as a Lease Receivable to be included in the Domestic Borrowing Base by delivering to the Agent a current Lease Receivables Collateral Report describing such Lease Receivable and, if requested by the Agent on behalf of the Lenders, the Product Transfer Agreement pertaining thereto;

                   (b) the goods or Inventory subject thereto shall have been shipped to the Account Debtor and shall have been delivered and made ready for operation for the benefit of the Account Debtor within the United States under the applicable Product Transfer Agreement;

                   (c) the Lease Receivable is a valid, legally enforceable obligation of the Account Debtor thereunder, and is not subject to any valid offset, counterclaim or other defense on the part of such Account Debtor, arising in connection with such Lease Receivable, or to any valid claim on the part of such Account Debtor denying liability thereunder in whole or in material part;

                   (d) the Borrower has (i) in the case of a Product Transfer Agreement that is a true lease, ownership of the PTA Equipment subject thereto, and (ii) otherwise, a perfected security interest under the Uniform Commercial Code in the PTA Equipment subject to such Product Transfer Agreement to secure performance by the Account Debtor of its obligations under the Product Transfer Agreement;

                   (e) the Lease Receivable, the Product Transfer Agreement and the underlying PTA Equipment are subject to a perfected, first priority security interest under the Uniform Commercial Code established by a Collateral Document, and are not subject to any other Lien other than, in the case of the PTA Equipment, the interest of the purchaser or lessee thereof and Permitted Affiliate Liens;

                   (f) any Account then existing and associated with such Product Transfer Agreement is an Eligible Account;

                   (g) the Lease Receivable, when combined with the Adjusted Value of all other Lease Receivables owing by the Account Debtor and its Apparent Affiliates to the Borrower, would not exceed 10% (or, solely in the case of those Account Debtors that are Investment Grade Obligors, 30%) of the total Adjusted Value of Eligible Lease Receivables of the Borrower in the aggregate, except to the extent that the Adjusted Value of such Lease Receivable would, together with the Adjusted Value of all such other Lease Receivables, not exceed 10% (or, solely in the case of those Account Debtors that are Investment Grade Obligors, 30%) of the Adjusted Value of total Eligible Lease Receivables of such Borrower;

                   (h) the Product Transfer Agreement relating to such Lease Receivable shall not have been Discounted or otherwise transferred; and the Borrower maintains actual and sole possession of the Product Transfer Agreement relating thereto (including any schedule specifying the PTA Equipment relating to such Lease Receivable);

                   (i) the Account Debtor is not a Subsidiary or other Affiliate of any Borrower;

                   (j) the Account Debtor of such Lease Receivable is not the U.S. Government, or any department or agency thereof, unless the Majority Lenders have elected to include such Lease Receivable as an Eligible Lease Receivable by their consent on a Request for Consent to Governmental Receivables specifying such Lease Receivable, and all representations and warranties contained in such Request for Consent to Governmental Receivables are true; and the Account Debtor of such Lease Receivable is not a Governmental Authority other than the U.S. Government (or any department or agency thereof), unless (A) the Account Debtor is listed on Schedule 1.01(e)(1) or the Majority Lenders have consented to such Account Debtor, and (B) the Borrower has complied with any and all laws relating to such Lease Receivable (and the assignment or pledging thereof to the Agent);

                   (k) as to any Lease Receivable having an Adjusted Value in excess of $750,000, the Lease Receivable is not the obligation of an Account Debtor as to whom the Borrower is or may become liable for goods sold or services rendered by the Account Debtor or any of its Apparent Affiliates to such Borrower, except to the extent that it exceeds the amount of such Borrower's obligation to such Account Debtor and Apparent Affiliates;

                   (l) the Lease Receivable does not arise with respect to goods which are delivered on a cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor may be conditional (other than, in the case of Lease Receivables owing by any Governmental Authority, a condition in respect of amounts coming due in fiscal years after the then-current fiscal year solely as a result of the absence of an appropriation for such future fiscal year by or in favor of such Governmental Authority); and as to any Product Transfer Agreement other than the Initial Product Transfer Agreements, such Product Transfer Agreement pertaining to such Lease Receivable contains a Hell and High Water Clause;

                   (m) the Lease Receivable does not arise from the sale or lease of goods which remain in the Borrower's (or any of its Affiliates') possession or under the control of such Borrower (or any of its Affiliates);

                   (n) if the Account Debtor of such Lease Receivable is not principally located or doing business in the United States or any territory thereof, (i) the Account Debtor of such Lease Receivable is identified on Schedule 1.01(e)(2) or has been otherwise consented to for purposes of this clause (n) by the Majority Lenders (which consent may be conditional) or (ii) such Lease Receivable is secured by a letter of credit reasonably satisfactory in amount, form and substance to the Majority Lenders and issued or confirmed by a bank listed on
         Schedule 1.01(e)(2) or any other bank consented to for purposes of this clause (n) by the Majority Lenders; provided, however, that, unless otherwise consented to by the Majority Lenders, any such Lease Receivable shall be excluded if such letter of credit does not expressly permit its transfer to the Agent; and, provided, further, that the portion of total Eligible Lease Receivables attributable to Lease Receivables from Account Debtors described in this clause (n) which are not supported by transferable letters of credit shall in no event exceed 10% of total Eligible Lease Receivables of such Borrower;

                   (o) the Account Debtor of such Lease Receivable shall not have failed (which failure is continuing) to pay within 90 days of the date when due any amount with respect to more than 10% of the Adjusted Value of such Account Debtor's total Lease Receivables owing to such Borrower or to STK and its Subsidiaries; and the Account Debtor of such Lease Receivable is not the subject of any Insolvency Proceeding; and

                   (p) as to STK only, if the Account Debtor is not at such time an Investment Grade Obligor (as reflected in the most recent Quarterly Investment Grade Obligor Report), the Adjusted Value of such Lease Receivable, when added to the Adjusted Values of all other Eligible Lease Receivables of that and other Account Debtors of STK that are not at such time Investment Grade Obligors (as reflected in the then most recent Quarterly Investment Grade Obligor Report), does not exceed 60% of the Adjusted Value of all Eligible Lease Receivables of STK, with the amount of such excess, if any, not being deemed an Eligible Lease Receivable;

    provided, however, that the Majority Lenders shall have the right to review from time to time, on the basis of audits performed from time to time by the Agent or its representative pursuant to Section 6.01(d), the foregoing eligibility requirements (including, without limitation, the payment terms of all invoices) and, if reasonably warranted, the Agent shall adjust such requirements in such manner as the Majority Lenders deem necessary in their reasonable discretion to cause such adjusted requirements to more nearly reflect Lease Receivables which will be readily collectible in the ordinary course of business. A Lease Receivable which is at any time an Eligible Lease Receivable, but which subsequently fails to meet any of the foregoing requirements and restrictions, shall forthwith cease, for so long as any such failure shall continue, to be an Eligible Lease Receivable.

         "Eligible Other Lease Receivables" means Eligible Lease Receivables other than Eligible STK-Originated Lease Receivables or Eligible XL/DC-Originated Lease Receivables.

         "Eligible SNRR Equipment" means, as of any date of determination, computer equipment of STK, SFSC or STPR that, pursuant to a valid and binding contract between STK, SFSC or STPR, on the one hand, and an end-user, on the other hand, for the purchase or lease of such equipment has been shipped to such end-user and constitutes, or would have constituted, "equipment shipped awaiting revenue recognition" for purposes of STK's most recent consolidated balance sheet and notes thereto.

         "Eligible STK-Originated Lease Receivables" means Eligible Lease Receivables as to which the underlying Product Transfer Agreement (as originally executed) is between STK or SFSC and the purchaser or lessee.

         "Eligible XL/DC-Originated Lease Receivables" means Eligible Lease Receivables as to which the underlying Product Transfer Agreement (as originally executed) is between XL/DC and the purchaser or lessee.

         "Environmental Activity" means any past, present or future storage, holding, existence, release, threatened release, emission, discharge, generation, processing, abatement, disposition, handling or transportation of any Hazardous Substance (i) from, under, into or on any real property owned or occupied by any of the Borrowers or their respective Subsidiaries, or (ii) relating to any such real property or the ownership, use, operation or occupancy thereof, or any threat of such activity.

         "Environmental Laws" means any and all laws, statutes, ordinances, rules, regulations, judgments, orders, decrees, permits, licenses, or other governmental restrictions or requirements relating to the environment, any Hazardous Substance or any Environmental Activity which are in effect in any and all jurisdictions in which the Borrowers or any of their respective Subsidiaries is or from time to time may be doing business, or where any real property owned or occupied by any Borrower or any Subsidiary of any Borrower is located and which are applicable to any Borrower or any of its Subsidiaries or any of their respective properties, including without limitation CERCLA and RCRA.

         "Equivalent Amount" means the equivalent amount:

                   (a) in Dollars of an amount expressed in an Alternative Currency calculated at the Spot Rate for the purchase of such Alternative Currency with Dollars; or

                   (b) in an Alternative Currency of an amount expressed in Dollars calculated at the Spot Rate for the purchase of Dollars with such Alternative Currency.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated pursuant thereto and the rulings issued thereunder.

         "ERISA Affiliate" means any Person who for purposes of Title IV of ERISA is a member of any Borrower's controlled group, or under common control with any Borrower, within the meaning of Section 414 of the IRC and the regulations promulgated pursuant thereto and the rulings issued thereunder.

         "ERISA Event" means (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the PBGC; (ii) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA);
    (iii) the cessation of operations at a facility in the circumstances described in Section 4068(f) of ERISA; (iv) the withdrawal by any Borrower or an ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (v) the failure by any Borrower or any ERISA Affiliate to make a payment to a Plan required under Section 302(f)(1) of ERISA; (vi) the adoption of an amendment to a Plan requiring the provision of initial or additional security to such Plan, pursuant to Section 307 of ERISA; or
    (vii) the institution by the PBGC of proceedings to terminate a Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Plan.

         "Eurocurrency Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurocurrency Lending Office" on
    Schedule 1.01(c)(2) hereof or on the signature page of the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office or Affiliate of such Lender as such Lender may from time to time specify to the Borrowers and the Agent.

         "Eurocurrency Liabilities" has the meaning specified in Regulation D promulgated by the Board of Governors of the Federal Reserve System, as in effect from time to time.

         "Eurocurrency Rate" means, for each Interest Period for each Eurocurrency Rate Advance comprising part of the same Borrowing and for each LIBOR Auction Advance, as the case may be, a rate of interest per annum equal at all times during such Interest Period to the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such percentage is not such a multiple), obtained by dividing (i) the rate of interest determined by the Agent to be equal to the average (rounded upward to the nearest whole multiple of 1/16 of 1% if such percentage is not such a multiple) of the rate per annum at which deposits in Dollars (in the case of a LIBOR Auction Advance, or a Eurocurrency Rate Advance denominated in Dollars) or the relevant Alternative Currency (in the case of a Eurocurrency Rate Advance denominated in an Alternative Currency) are offered by the principal office of each of the Reference Banks in London to prime banks in the London interbank market at 11:00 a.m. (London time) two Business Days before the first day of such Interest Period for a period equal to such Interest Period and in an amount substantially equal to such Reference Bank's Eurocurrency Rate Advance comprising part of such Borrowing, by (ii) a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage for such Interest Period. The Eurocurrency Rate for the Interest Period for each Eurocurrency Rate Advance comprising part of the same Borrowing and for each LIBOR Auction Advance shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of
    Section 2.06(m). For purposes of the foregoing, the Eurocurrency Rate for purposes of any LIBOR Auction Advance shall be determined at all times as though the Eurocurrency Rate Reserve Percentage were zero (0.0%).

         "Eurocurrency Rate Advance" means an Advance which bears interest according to the Eurocurrency Rate.

         "Eurocurrency Rate Reserve Percentage" for each Interest Period for each Eurocurrency Rate Advance means the maximum reserve percentage (expressed as a decimal, rounded upward to the nearest whole multiple of 1/100 of 1%, if such percentage is not such a multiple) determined by the Agent as applicable on the first Business Day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System or any successor and, in the case of Eurocurrency Rate Advances denominated in Alternative Currencies, the reserve percentage determined by the Agent as applicable on the first Business Day of such Interest Period under regulations (if any) issued from time to time by the central bank of such nation, for determining the maximum reserve requirement (including, without limitation, any ordinary, emergency, supplemental, special or other marginal reserve requirement) for the Agent with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

         "Event of Default" has the meaning specified in Section 7.01.

         "Evergreen Letter of Credit" means any Letter of Credit providing for automatic extensions of its expiry date unless the Issuing Bank shall have provided some notice or taken other specified action to preclude any such further extension.

         "Expected Gross Up Discounts" means, in respect of any agreement relating to Discounting and containing a requirement for Gross Up Discounts, the aggregate Adjusted Value of Product Transfer Agreements that foreseeably will be required to be pledged by any Borrower by Gross Up Discount during the term of such agreement, based solely upon comparison of (a) the term of such agreement with (b) the amortization rates applicable to all Product Transfer Agreements previously Discounted under such agreement.

         "Exposure Amount" means, as of any date of determination, for any Borrower, the sum of the then outstanding aggregate principal amount (including the Equivalent Amount in respect of amounts denominated in Alternative Currencies) of all Revolving Advances, Swing Line Advances, the then-Outstanding Auction Advance Liability and the then-Outstanding Letter of Credit Liability, in each case, in respect of such Borrower.

         "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York. If on any relevant day the appropriate rate for such day is not yet published, the rate for such day will be the arithmetic mean of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

         "Fiscal Month" means any month in any Fiscal Year.

         "Fiscal Quarter" means any quarter in any Fiscal Year.

         "Fiscal Year" means a fiscal year of STK and its Subsidiaries.

         "Fixed Charges" of any Person for any period means, without duplication, the sum of (i) Interest Expense of such Person for such period plus (ii) cash dividends paid during such period in respect of all preferred and common stock of such Person, plus (iii) the aggregate current maturities of long term debt of such Person (excluding the current portion of non-recourse Debt secured by lease commitments), as determined in accordance with GAAP and as shown on the balance sheet of such Person as of the end of such period (excluding, in the case of the Borrowers, any Debt consisting of Advances or Auction Advances made under this Agreement) and plus (iv) the amount of any redeemable preferred stock of such Person that is redeemable at the option of the holder thereof or that is mandatorily redeemable by such Person within one year from the end of such period.

         "Fixed Charge Coverage Ratio" means, with respect to any Person at any date of determination, the ratio that (i) Consolidated Earnings of such Person bears to (ii) Consolidated Fixed Charges of such Person.

         "Foreign Accounts Borrowing Base" means, as of any date of determination, as to any Borrower, 50% of the then-outstanding principal balance (net of all refunds, rebates, allowances, discounts, credits,concessions or other reductions which are taken by or granted to the Account Debtors thereof) of the then Eligible Foreign Accounts owned by such Borrower's wholly-owned Foreign Subsidiaries.

         "Foreign Borrowing Base" means, as of the date of determination, for any Borrower, the Foreign Accounts Borrowing Base for such Borrower. Unless redetermined as provided below, such Foreign Borrowing Base shall be the Foreign Borrowing Base for the purposes of this Agreement until the date of the next determination thereof. During the existence of an Event of Default, at the request of the Majority Lenders, the Agent may request the Borrowers to (and promptly upon such request, the Borrowers shall) redetermine the Foreign Borrowing Base, and may, at any time, request, and the Borrowers agree promptly to provide, such additional information as the Agent or the Majority Lenders reasonably require to review any such redetermination.

         "Foreign Subsidiaries" means those Subsidiaries of any Borrower which are not Domestic Subsidiaries.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such other entity as may be in general use by significant segments of the U.S. accounting profession, which are applicable to the circumstances.

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

         "Gross Up Discount" has the meaning specified in the definition of "Discount."

         "Guaranties" means the Guaranties executed and delivered by each of the Borrowers pursuant to the Prior Credit Agreement, copies of which Guaranties are attached hereto as Exhibit O, as the same may be amended, supplemented or otherwise modified from time to time.

         "Hazardous Substance" means (i) any hazardous substance and toxic substance as such terms are presently defined or used in Section 101(14) of CERCLA (42 U.S.C. Section 9601(14)), in 33 U.S.C. Section 1251 et.seq. (Clean Water Act), or 15 U.S.C. Section 2601 et.seq. (Toxic Substances Control Act), (ii) any additional substances or materials which are now or hereafter hazardous or toxic substances under any applicable laws relating to any real property owned or occupied by any of the Borrowers or their respective Subsidiaries, and (iii) as of any date of determination, any additional substances or materials which are hereafter incorporated in or added to the definition of "hazardous substance" or "toxic substance" for purposes of CERCLA or any other applicable law.

         "Hell and High Water Clause" means a provision in a Product Transfer Agreement stating that payment obligations of the lessee or purchaser are absolute and unconditional, irrespective of any claim of any nature by such Person against the lessor/seller, whether related to the PTA Equipment, the Product Transfer Agreement or otherwise.

         "Honor Date" has the meaning specified in Section 3.03(a).

         "Indemnitee" has the meaning specified in Section 9.06.

         "Individual Borrowing Base" means, for any Borrower, as of any date of determination, prior to and including September 30, 1995, the sum of the Domestic Borrowing Base and the Foreign Borrowing Base (without duplication) for such Borrower as of such date and, as of any date of determination after September 30, 1995, the Domestic Borrowing Base for such Borrower as of such date.

         "Initial Product Transfer Agreements" means those Product Transfer Agreements specified on the Borrowing Base Certificate delivered by the Borrowers pursuant to Section 4.01(e), but not including any amendments thereof undertaken after the Closing Date, other than amendments consisting solely of the addition or deletion of Lease Receivables or PTA Equipment.

         "Initial Transfer" has the meaning specified in Section 6.02(b).

         "Insolvency Proceeding" means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case ((a) and (b)) undertaken under U.S. Federal, State or foreign law, including the Bankruptcy Code.

         "Insufficiency" means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

         "Intercompany Subordination Agreement" means an intercompany subordination agreement executed and delivered by the Borrowers and each of their respective Material Domestic Subsidiaries pursuant to the Prior Credit Agreement, a copy of which intercompany subordination agreement is attached hereto as Exhibit C, as the same may be amended, supplemented or otherwise modified from time to time.

         "Interest Expense" of any Person means for any period the aggregate amount of interest accrued in respect of any Debt and Contingent Obligations (including the interest portion of rentals under Capital Leases) and all but the principal component of payments in respect of conditional sales, equipment trust or other title retention agreements or under a Capital Lease accrued by such Person during such period, in each case determined in accordance with GAAP; or in the case of STK for any period means the line item for interest expense as shown on its Consolidated income statement for such period and delivered to the Agent pursuant to Section 6.04(a) or (b), determined in accordance with GAAP.

         "Interest Period" means, for each Adjusted CD Rate Advance or Eurocurrency Rate Advance comprising part of the same Borrowing, or for any Auction Advance, the period commencing on the date of such Advance or Auction Advance or, in the case of a Revolving Advance, the effective date of any Notice of Conversion/Continuance with respect to such Advance, and ending on the last day of the period selected by the applicable Borrower pursuant to the provisions below. The duration of each such Interest Period shall be (i) in the case of an Adjusted CD Rate Advance, 30, 60, 90 or 180 days, (ii) in the case of a Eurocurrency Rate Advance comprising part of the same Borrowing and denominated in Dollars, or a LIBOR Auction Advance, 1, 2, 3 or 6 months, (iii) in the case of a Eurocurrency Rate Advance comprising part of the same Borrowing and denominated in an Alternative Currency, 1, 2 or 3 months, and (iv) in the case of any Absolute Rate Auction Advance, a period of not less than 7 days and not more than 365 days as selected by the Borrower in its Competitive Bid Request; provided, however, that:

              (A) Interest Periods commencing on the same date for Revolving Advances comprising part of the same Borrowing shall be of the same duration;

              (B) no Interest Period for any Advance or Auction Advance shall extend beyond the Termination Date;

              (C) the first day of an Interest Period shall be, for any Eurocurrency Rate Advance or Adjusted CD Rate Advance, the last day of any then current Interest Period for such Eurocurrency Rate Advance or Adjusted CD Rate Advance, or, if there shall be no then current Interest Period for such Advance, and in all other cases, any Business Day; and

              (D) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, in the case of any Interest Period for a Eurocurrency Rate Advance, that if such extension would cause the last day of such Interest Period to occur in the next following month, the last day of such Interest Period shall occur on the next preceding Business Day.

         "Interest Type" means, with respect to any Revolving Advance, a Base Rate Advance, an Adjusted CD Rate Advance or a Eurocurrency Rate Advance.

         "Inventory" of any Person means all goods, now owned or hereafter acquired by such Person and wherever located that are held for sale or lease or are to be furnished under any contract of service, including raw materials, work in process, or materials used or consumed in the business of such Person, and including goods the sale or other disposition of which has given rise to Accounts or Lease Receivables and which have been returned to or repossessed or stopped in transit by such Person, and including PTA Equipment.

         "Investment Grade Obligor" means, at any time of determination, an Account Debtor (a) that has outstanding at such time long-term senior securities rated at or above BBB- by Standard & Poor's Corporation or at or above Baa3 by Moody's Investors Service, Inc., or (b) that has outstanding at such time no long-term senior securities, but that has outstanding long-term subordinated securities rated at a rating that would yield an implied long-term senior debt rating at or above BBB- by Standard & Poor's Corporation or at or above Baa3 by Moody's Investors Services, Inc.

         "Investment Grade Obligor Report" means a report signed by a Responsible Officer, in substantially the form of Exhibit R.

         "Invitation for Competitive Bids" has the meaning set forth in Section 2.03(c).

         "IRC" means the Internal Revenue Code of 1986, as amended from time to time.

         "ISA" has the meaning specified in the definition of "Product Transfer Agreement."

         "Issue" means, with respect to any Letter of Credit, either to issue, or to extend the expiry of, or to renew, or to increase the amount of, such Letter of Credit, and the term "Issued" or "Issuance" shall have corresponding meanings.

         "Issuing Bank" means BofA or any Affiliate of BofA that may from time to time Issue Letters of Credit for the account of any Borrower.

         "L/C Obligations" of any Person means obligations of such Person with respect to undrawn letters of credit or unpaid bankers' guarantees or similar items.

         "Lease" has the meaning set forth in the definition of "Product Transfer Agreement."

         "Lease Receivable" means any present or future right (other than the Current Portion thereof) of any Borrower to payment for goods sold or leased pursuant to a Product Transfer Agreement (other than a NISA) and evidenced by chattel paper. "Lease Receivables" means all such property of any or all applicable Borrowers in the aggregate.

         "Lease Receivables Borrowing Base" means, as of any date of determination, the sum of (i) 90% of the Adjusted Value of Eligible STK-Originated Lease Receivables, plus (ii) 80% of the Adjusted Value of Eligible XL/DC-Originated Lease Receivables, plus (iii) 50% of the Adjusted Value of Eligible Other Lease Receivables.

         "Lease Receivables Collateral Report" means a report signed by a Responsible Officer, in substantially the form of Exhibit N.

         "Lenders" means the banks listed on the signature pages hereof and each Eligible Assignee that becomes a party hereto pursuant to Section 9.09.

         "Letter of Credit" means any letter of credit (whether a standby letter of credit or a commercial documentary letter of credit), in form satisfactory to the Issuing Bank, which is at any time Issued by the Issuing Bank pursuant to Article III hereof, in each case as amended, supplemented or otherwise modified from time to time.

         "Letter of Credit Liability" means, as of any date of determination, all then-existing liabilities of the Borrowers to the Issuing Bank in respect of the Letters of Credit Issued for the account of any and all of the Borrowers, whether such liability is contingent or fixed, and shall, in each case, consist of the sum of (i) the aggregate maximum amount (including the Equivalent Amount of any Letter of Credit denominated in an Alternative Currency) then available to be drawn under such Letters of Credit (the determination of such maximum amount to assume compliance with all conditions for drawing) and (ii) the aggregate amount (including the Equivalent Amount of any Letter of Credit denominated in an Alternative Currency) which has then been paid by, and not been reimbursed to, the Issuing Bank under such Letters of Credit.

         "Letter of Credit Termination Date" means the later of (a) the Termination Date, and (b) the date on which the Issuing Bank's commitment to issue Letters of Credit has expired and there exists no Letter of Credit Liability.

         "Leverage Ratio" means, with respect to any Person, the ratio that
    (i) Total Liabilities of such Person bears to (ii) Tangible Net Worth of such Person.

         "LIBOR Auction" means a solicitation of Competitive Bids setting forth a LIBOR Auction Margin pursuant to Section 2.03.

         "LIBOR Auction Advance" means any Auction Advance that bears interest at a rate determined with reference to the Eurocurrency Rate.

         "LIBOR Auction Margin" has the meaning specified in Section 2.03(d).

         "Lien" means any assignment, chattel mortgage, pledge or other security interest or any mortgage, deed of trust or other lien, or other charge or encumbrance, upon property or rights (including after-acquired property or rights), or any preferential arrangement with respect to property or rights (including after-acquired property or rights) which has the practical effect of constituting a security interest or lien, and any contingent or other agreement to provide any of the foregoing.

         "Loan Documents" means this Agreement, the Collateral Documents, the Intercompany Subordination Agreement, the Letters of Credit and any application agreement executed in connection therewith, and all certificates and other agreements and documents ratified, reaffirmed, required or contemplated hereunder or under any other Loan Document and delivered to the Agent, the Swing Line Bank, the Issuing Bank or the Lenders in connection herewith or therewith (including, without limitation, the Prior Loan Documents, other than the Prior Credit Agreement), in each case as amended, supplemented or otherwise modified from time to time.

         "Majority Lenders" means Lenders at any time holding at least 66-2/3% of the then aggregate unpaid principal amount of the Revolving Advances owing to the Lenders, or, if no such principal amount is at such time outstanding, Lenders having at least 66-2/3% of the Commitments of all Lenders.

         "Material Adverse Change" means a material adverse change in the operations, business, properties, condition (financial or otherwise) or prospects of STK and its Subsidiaries taken as a whole.

         "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of any Borrower, or of STK and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Borrower to perform under any Loan Document and to avoid any Event of Default; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability of any Loan Document, or (ii) the perfection or priority of any Lien granted to the Lenders or to the Agent for the benefit of the Lenders under any of the Collateral Documents.

         "Material Domestic Subsidiary" means any Domestic Subsidiary that is also a Material Subsidiary.

         "Material Subsidiary" means any Subsidiary of STK that at any time either (i) owns or holds title to 5% or more of the Consolidated assets of STK and its Consolidated Subsidiaries or (ii) accounts for 5% or more of the Consolidated revenue of STK and its Consolidated Subsidiaries, in each case as determined in accordance with GAAP.

         "Multiemployer Plan" means a multiemployer plan as defined in
    Section 4001(a)(3) of ERISA to which any Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions, such plan being maintained pursuant to one or more collective bargaining agreements.

         "Multiple Employer Plan" means a single employer plan, as defined in
    Section 4001(a)(15) of ERISA, which (i) is maintained for employees of any Borrower or an ERISA Affiliate and at least one Person other than the Borrowers and their ERISA Affiliates or (ii) was so maintained and in respect of which the Borrower or an ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or was to be terminated.

         "Net Income" means, with respect to any Person for any period, net income of such Person before extraordinary items (including cumulative effects of accounting changes), as determined by such Person in accordance with GAAP.

         "Net Loss" means, with respect to any Person for any period, negative Net Income of such Person before extraordinary items (including cumulative effects of accounting changes), as determined by such Person in accordance with GAAP.

         "NISA" has the meaning specified in the definition of "Product Transfer Agreement."

         "Normal Course Repurchase Agreement" means an agreement between STK and any officer, director, employee or consultant of STK entered into in the ordinary course of STK's business wherein STK is obligated or has the option to repurchase from such officer, director, employee or consultant shares of common stock of STK upon such Person's termination of employment or services with STK.

         "Notice of Assignment" means a notice duly executed by a Borrower, substantially in the form of Schedule 3 to Exhibit B-1, providing notice to a U.S. Government agency or department regarding the assignment to the Agent of rights relating to a specific Account or Lease Receivable.

         "Notice of Borrowing" means a written notice, substantially in the form of Exhibit E hereto, delivered in accordance with, and within the period specified in, Section 2.02(a) hereof, wherein one or more Borrowers request one or more Borrowings.

         "Notice of Conversion/Continuation" means a written notice, substantially in the form of Exhibit H hereto, delivered in accordance with, and within the period specified in, Section 2.07(a) hereof, wherein a Borrower elects to Convert Revolving Advances and/or elects an Interest Period and Interest Type for such Converted Revolving Advances or outstanding Revolving Advances.

         "Notice of Redenomination" means a written notice, substantially in the form of Exhibit I hereto, delivered in accordance with, and within the period specified in, Section 2.07(b) hereof, wherein a Borrower elects to Redenominate Revolving Advances from Dollars into an Alternative Currency or from an Alternative Currency into Dollars or another Alternative Currency.

         "Notice of Swing Line Advance" means a written notice, substantially in the form of Exhibit F hereto, delivered in accordance with, and within the period specified in, Section 2.02(b) hereof, wherein a Borrower requests a Swing Line Advance.

         "NSC" means Network Systems Corporation.

         "NSC Acquisition" means the proposed acquisition of NSC by merger of NSC with and into a Subsidiary of STK pursuant to the terms and conditions substantially as set forth in the Agreement and Plan of Merger, dated as of August 8, 1994, as amended, in the form attached to Form S-4 filed by STK with the Securities and Exchange Commission on September 2, 1994.

         "Obligations" means all obligations of the Borrowers now or hereafter existing under the Loan Documents, whether for principal (including reimbursement for amounts drawn under Letters of Credit), interest, fees, expenses, indemnification, or otherwise.

         "Operating Lease" means any lease of real, personal or mixed property which is not a Capital Lease.

         "Original Currency" has the meaning set forth in Section 9.11(a).

         "Other Currency" has the meaning set forth in Section 9.11(a).

         "Other Borrowers' Obligations" has the meaning set forth in Section 9.18(a).

         "Other Taxes" has the meaning specified in Section 2.14(b).

         "Outstanding Advances" means, as of any date of determination, the aggregate principal amount (including the Equivalent Amount of Advances denominated in an Alternative Currency) of Advances outstanding on such date.

         "Outstanding Auction Advance Liability" means, as of any date of determination, as to any Borrower, the amount equal to (a) the aggregate principal amount of outstanding Auction Advances requested by such Borrower plus the amount of interest that has accrued and will accrue thereon until the maturity thereof, less (b) the amount of cash collateral pledged by such Borrower as security therefor pursuant to Section 2.09(a).

         "Outstanding Letter of Credit Liability" means, as of any date of determination, the aggregate amount of Letter of Credit Liability outstanding on such date, as reduced to the extent that such Letter of Credit Liability has been cash collateralized pursuant to the terms hereof.

         "PBGC" means the Pension Benefit Guaranty Corporation or any successor.

         "Percentage" of each Lender at any time means the percentage (calculated to nine digits) which the then-existing aggregate amount of the initial Commitment of such Lender as set forth on the signature pages hereof is of the aggregate Commitments of all Lenders, as such percentage may change due to Assignments and Acceptances entered into by such Lender pursuant to Section 9.09(c).

         "Periodic Release Certificate" means a certificate signed by a Responsible Officer, in substantially the form of Exhibit Q.

         "Permitted Affiliate Lien" means a security interest securing obligations to the extent evidenced by a promissory note in form satisfactory to the Agent and Majority Lenders, provided that such note is delivered to the Agent as collateral for the Obligations, together with an acknowledgment of pledge in the form attached hereto as Exhibit S. Attached hereto as Exhibit T is a copy of a promissory note to be delivered to the Agent in connection with the creation of a Permitted Affiliate Lien. The Agent and the Lenders hereby agree that this promissory note, and other promissory notes substantially in the form of the promissory note attached hereto as Exhibit T, are satisfactory to the Agent and the Lenders for purposes of complying with the definition of Permitted Affiliate Lien.

         "Permitted Lien" means:

                   (i) Liens for taxes, assessments or governmental charges or levies, and to the extent not past due or to the extent contested, in good faith, by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

                  (ii) Liens imposed by law, such as materialman's, mechanic's, carrier's, workman's, and repairman's Liens and other similar Liens arising in the ordinary course of business which relate to obligations which are not overdue for a period of more than 45 days or which are being contested in good faith, by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

                 (iii) pledges or deposits (other than of any of the Collateral) in the ordinary course of business to secure nondelinquent obligations under workman's compensation or unemployment laws or similar legislation or to secure the performance of leases or trade contracts entered into in the ordinary course of business or of public or nondelinquent statutory obligations, bids, or appeal bonds;

                  (iv) Liens upon or in any property acquired or held by the Borrowers or any of their respective Subsidiaries to secure the purchase price or construction costs (and, to the extent financed, sales and excise taxes, delivery and installation costs and other related expenses) of such property or to secure indebtedness incurred solely for the purpose of financing or refinancing the acquisition or construction of any such property to be subject to such Liens, or Liens existing on any such property at the time of acquisition, or extensions, renewals or replacements of any of the foregoing for the same or a lesser principal amount, provided that no such Lien shall extend to or cover any property other than the property being acquired and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced, and provided, further, that the aggregate principal amount of the Debt secured by the Liens permitted by this clause (iv) and clause (v) shall not exceed the amount specified in
         Section 6.02(e);

                   (v) Liens consisting of the interest of a lessor upon any assets subject to a Capital Lease and securing payment of the obligations arising under such Capital Lease, provided that the aggregate amount of Debt secured by Liens permitted by this clause (v) and by clause (iv) shall not exceed the amount specified in
         Section 6.02(e);

                  (vi) zoning restrictions, easements, licenses, landlord's Liens or restrictions on the use of any real property occupied by the Borrowers or their respective Subsidiaries, which do not materially impair the use of such property in the operation of the business of the Borrowers or any of their respective Subsidiaries or the value of such property for the purpose of such business;

                 (vii) Liens associated with judgments and awards to the extent such judgments and awards do not create an Event of Default under
         Section 7.01(g) hereof, provided, that such Liens are not, to any extent, prior to the Lien of the Agent under the Collateral Documents;

                (viii) Liens in favor of the issuer of a documentary commercial letter of credit, provided, that such Liens are limited exclusively to the goods covered by such letter of credit;

                  (ix) Liens listed on Schedule 1.01(p) securing Debt outstanding on the Closing Date;

                   (x) Liens consisting of the interest of a lessor under Operating Leases made in the ordinary course of business, or existing on property leased by STK or its Subsidiaries under an Operating Lease in the ordinary course of business;

                  (xi) Permitted Affiliate Liens and Liens granted by a Foreign Subsidiary on the property of such Foreign Subsidiary;

                 (xii) Liens arising in connection with the Discounting of Product Transfer Agreements otherwise permitted hereunder, provided, that (A) no such Lien shall extend to or cover any property other than the Discounted Product Transfer Agreement or any PTA Equipment transferred, cash payable or Accounts or Lease Receivables arising therefrom and (B) the Agent or the Majority Lenders have released the Lien of the Agent and Lenders on the Product Transfer Agreement and (if applicable) PTA Equipment so transferred pursuant to Section 6.02(b) hereof;

                (xiii) Liens arising in connection with any mortgage financing or sale/leaseback transaction involving any real property now owned or hereafter acquired by the Borrowers or any of their respective Subsidiaries, provided, that no such Lien shall extend to or cover any property other than the real property and improvements thereon subject to such transaction;

                 (xiv)  Consensual Liens not described in subclauses (i) through
         (xiii) above that do not encumber Accounts or Lease Receivables and that relate to liabilities other than borrowed money debt and securing obligations not in excess of $20,000,000 in the aggregate at any time for all such Liens for STK and its Subsidiaries together; and

                 (xv) Liens on the Securitized Assets arising in connection with the Program, provided that no such Lien shall extend to or cover any property other than the Securitized Assets.

         "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a country or political subdivision thereof or any agency or instrumentality of such country or subdivision.

         "Plan" means a Single Employer Plan or a Multiple Employer Plan.

         "Pledge Agreements" means pledge agreements executed and delivered by each of the Borrowers pursuant to the Prior Credit Agreement, copies of which pledge agreements are attached hereto as Exhibit P, as the same may be amended, supplemented or otherwise modified from time to time.

         "P.R. Security Agreements" means, with respect to Collateral pledged by STPR, a factor's lien contract and an assignment of accounts receivable agreement executed and delivered pursuant to the Prior Credit Agreement, copies of which factor's lien contract and assignment of accounts receivable agreement are attached hereto as Exhibit B-2 and Exhibit B-3, respectively, in each case as may be amended, supplemented or otherwise modified from time to time.

         "Prior Letters of Credit" has the meaning specified in Section 3.01(b).

         "Prior Loan Documents" means the Prior Credit Agreement and all instruments, agreements and documents executed and delivered (or, as the case may be, ratified and reaffirmed) in connection therewith or pursuant thereto.

         "Product Transfer Agreement" means a Lease, an ISA or a NISA, and in each case shall include the software, books and records and other assets related thereto (including the rights and remedies of the respective Borrowers in respect thereof), and the proceeds thereof. For purposes of this definition, "Lease" means an agreement for lease of equipment or inventory, by a Borrower to a Person other than an Affiliate of the Borrower. If a Lease pertains to more than one item of equipment or inventory, each such item shall constitute a separate Lease for purposes hereof to the extent and only to the extent that the Lease (a) specifically identifies such item by serial number, and (b) permits such Borrower effectively to transfer rights or grant security interests in separate items to different third parties. "ISA" means an agreement under which any of the Borrowers as seller sells, on an installment payment basis, equipment or inventory to third parties. If an ISA pertains to more than one item of equipment or inventory, each such item shall constitute a separate ISA for purposes hereof to the extent and only to the extent that the installment sales contract (a) specifically identifies such item by serial number, and
    (b) permits such Borrower or any of its Subsidiaries effectively to transfer rights or grant security interests in separate items to different third parties. "NISA" means an agreement under which one of the Borrowers as seller sells equipment to third parties on other than an installment payment basis.

         "Program" means the securitization of certain computer leases, computer equipment and related assets pursuant to a Receivables Financing Agreement dated as of June 30, 1994 (as amended and supplemented from time to time) among the Trust as borrower, SFSC as servicer, STK as performance guarantor, Pooled Accounts Receivable Capital Corporation as lender and Bank of Montreal as agent (the "Receivables Financing Agreement").

         "PTA Equipment" means equipment or inventory transferred by a Borrower pursuant to a Product Transfer Agreement other than a NISA.

         "Quarterly Investment Grade Obligor Report" means a report signed by a Responsible Officer, in substantially the form of Exhibit K.

         "Quick Ratio" means, for any Person for any period, the ratio that
    (i) Current Liquid Assets of such Person bears to (ii) Current Liabilities of such Person.

         "RCRA" means the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 6901 et seq.), and any regulations promulgated thereunder.

         "Redenominate", "Redenomination" and "Redenominated" each refers to redenomination of each Revolving Advance comprising part of the same Borrowing comprised of Eurocurrency Rate Advances from Dollars into an Alternative Currency, or from an Alternative Currency into Dollars, or another Alternative Currency pursuant to Section 2.07(b).

         "Reference Banks" means BofA or any successor Agent, Continental Bank N.A. and The First National Bank of Boston.

         "Request for Consent to Governmental Receivables" means a request of one or more Borrowers submitted by one or more Responsible Officers, substantially in the form of Exhibit R.

         "Responsible Officer" means, with respect to any certificate, report or notice to be delivered or given hereunder, unless the context otherwise requires, the president, chief executive officer, chief financial officer, treasurer or assistant treasurer of any Person, and, in addition, in respect of all Borrowers, the Director of Treasury Operations of STK.

         "Revolving Advance" means an advance by a Lender to a Borrower pursuant to Section 2.01(a), which advance may be an Adjusted CD Rate Advance, a Base Rate Advance or a Eurocurrency Rate Advance.

         "Securitized Assets" means (a) the original equipment leases, schedules to such leases, original installment purchase agreements or schedules to such agreements owned from time to time by the Trust, in each case which are included in the Program, together with a copy of the master lease relating to each such lease or schedule, if applicable, and all UCC financing statements filed in connection therewith, (b) all payments due thereunder,
    (c) all rights and privileges thereunder, (d) with respect to such equipment leases or schedules and such installment purchase agreements or schedules, all of the Trust's right, title and interest in and to such lease or schedule, such installment purchase agreement or schedule or other agreements relating thereto including each master lease to the extent it relates thereto; all of the Trust's interest in the computer equipment related to such lease or schedule or such installment purchase agreement or schedule, and all parts, accessories, upgrades and appliances related thereto, all substitutions therefor and replacements thereof; all security interests or liens and property subject thereto from time to time purporting to secure payment of such lease or schedule or such installment purchase agreement or schedule, whether pursuant thereto or otherwise, including any security deposits and prepaid rent; all UCC financing statements covering any collateral securing payment of such equipment lease or schedule or such installment purchase agreement or schedule; all guarantees and other agreements or arrangements of whatever character from time to time supporting or securing payment of such equipment lease or schedule or such installment purchase agreement or schedule whether pursuant thereto or otherwise; and all funds that are received in payment of any amounts owed in respect thereof (including funds received by the Trust as the purchase price thereof) or applied to such amounts, (e) the bank accounts established pursuant to the Program and the investments therein, (f) the Trust's rights and claims under the Contribution Agreement dated as of April 2, 1994 (as amended and supplemented from time to time) entered into by SFSC, STK and the Trust in connection with the Program and all payments due thereunder,
    (g) all proceeds of, and rights to enforce, each of the foregoing, (h) any interest rate hedging arrangements entered into from time to time by the Trust, and (i) all other agreements, papers, books and records (including computerized data and computer tapes and disks) of whatever kind or description, relating to or evidencing any of the foregoing, in each case wherever located and whether now or hereafter arising.

         "Security Agreements" means the U.S. Security Agreements and the P.R. Security Agreements.

         "SFSC" means Storagetek Financial Services Corporation, a Delaware corporation.

         "Single-Employer Plan" means a single-employer plan, as defined in
    Section 4001(a)(15) of ERISA, which (i) is maintained for employees of any Borrower or an ERISA Affiliate and no Person other than such Borrower and its ERISA Affiliates or (ii) was so maintained and in respect of which any Borrower or an ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or was to be terminated.

         "SNRR Borrowing Base" means, as of any date of determination, as to STK, SFSC and STPR, 60% of the aggregate of the contract prices for each respective unit of Eligible SNRR Equipment.

         "Solvent" means, as to any Person at any time, that (a) the fair value of the property of such Person is greater than the amount of such Person's liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(31) of the Bankruptcy Code and, in the alternative, for purposes of the Uniform Fraudulent Transfer Act or Uniform Fraudulent Conveyance Act, as applicable; (b) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured;
    (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

         "Specified Amount" means, at any time of determination, the lesser of
    (a) $55,000,000 and (b) the amount equal to 30% of the then-applicable Aggregate Borrowing Base.

         "Spot Rate" for a currency means the rate quoted by BofA as the spot rate for the purchase by BofA of such currency with another currency through its Foreign Exchange Trading Center #5193, San Francisco, California (or such other of its offices as BofA may designate from time to time) at approximately 8:00 a.m. (San Francisco time) on the date two Business Days prior to the date on which the foreign exchange computation is made.

         "STK" means Storage Technology Corporation, a Delaware corporation.

         "STPR" means Storage Technology de Puerto Rico, Inc., a Delaware corporation.

         "STPR Conditions" means the delivery to the Agent of a favorable opinion of McConnell Valdes Kelley Sifre Griggs & Ruiz-Suria, special Puerto Rican counsel to the Borrower, in substantially the form of Exhibit J-3, and addressing such other matters as the Majority Lenders through the Agent may reasonably request.

         "Subordinated Debt" means (i) Debt under the Convertible Subordinated Debentures, (ii) Debt owed by any Borrower to any of its Domestic Subsidiaries or by any Domestic Subsidiary of any Borrower to any Borrower or another Domestic Subsidiary and subordinated pursuant to the Intercompany Subordination Agreement, (iii) Debt incurred upon exchange of any CEP Stock, and (iv) Debt which is expressly subordinated to the Obligations on terms consented to by the Majority Lenders.

         "Subsidiary" means, with respect to any Person, any corporation, partnership, trust or other Person of which more than 50% of the outstanding capital stock (or similar equity interest in the case of partnerships and trusts) having ordinary voting power to elect a majority of the board of directors of such corporation (or similar governing body or Person with respect to partnerships and trusts) (irrespective of whether or not at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person.

         "Swing Line Advance" means an Advance made by the Swing Line Bank pursuant to Section 2.01(b).

         "Swing Line Bank" means BofA.

         "Swing Line Commitment" means $10,000,000.

         "Tangible Net Worth" means, with respect to any Person as of any date of determination, Total Assets of such Person as of such date minus Total Liabilities of such Person as of such date and minus the carrying value of
    (i) goodwill, organizational expenses, patents, patent applications, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, designs and other intellectual property and licenses therefor and rights therein, and other similar intangibles,
    (ii) all amortizing debt issuance expenses carried as an asset, (iii) all reserves carried and not deducted from assets or not reflected as a liability, and (iv) cash held in a sinking or other analogous fund established for the purpose of redemption, retirement or prepayment of any capital stock or any Debt or Contingent Obligation, if no offsetting liability exists with respect to such Debt or Contingent Obligation on the balance sheet of such Person.

         "Taxes" has the meaning specified in Section 2.14.

         "Termination Date" means March 29, 1996 or such earlier date upon which the Advances are due in full pursuant to Section 7.01 or the date upon which the Commitments are cancelled, terminated or otherwise reduced to zero.

         "Third Party Guaranty Obligations" of any Person means, without duplication, (i) any direct or indirect liability, contingent or otherwise, of such Person with respect to any Debt, Uncovered Hedge Obligation, L/C Obligation or any other obligation of another Person (other than Subsidiaries whose accounts are Consolidated with such Person's), including, without limitation, any obligation directly or indirectly guaranteed, endorsed (other than for collection or deposit in the ordinary course of business), co-made, discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable (including, without limitation, liable through any agreement to purchase, repurchase or otherwise acquire such obligation or provide or purchase any security therefor, or to provide funds for the payment or discharge of such obligation, or to maintain any financial condition of the obligor of such obligation, or to make payment for any products, materials or supplies or for any transportation, services or lease (regardless of the non-delivery or non-furnishing thereof), in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected against loss in respect thereof) and (ii) all Debt of third parties of the type referred to in clause (i), (ii), (iii), (iv), or (v) of the definition of Debt secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any lien, security interest or other charge or encumbrance upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

         "Total Assets" of any Person means all property, whether real, personal, tangible, intangible or otherwise, which, in accordance with GAAP, should be included in determining total assets as shown on the assets portion of a balance sheet of such Person.

         "Total Leverage Ratio" means, with respect to any Person, the ratio that (i) Total Obligations of such Person bears to (ii) Tangible Net Worth of such Person.

         "Total Liabilities" of any Person means all obligations, including, without limitation, all Debt of such Person, which, in accordance with GAAP, should be included in determining total liabilities as shown on the liabilities portion of a balance sheet of such Person.

         "Total Obligations" means, with respect to any Person, without duplication, the sum of Total Liabilities plus Contingent Obligations of such Person.

         "Transfer" has the meaning specified in Section 6.02(g).

         "Trust" means SFSC Receivables Trust 1994-1, a Delaware Business Trust.

         "UCC" means the Uniform Commercial Code as in effect from time to time in the State of California.

         "UCP" has the meaning specified in Section 3.08.

         "Unadjusted Value" means, in respect of any Product Transfer Agreement, the total, non-discounted amount of payments (including, if applicable, principal plus interest) required to be made thereunder during the entire term of such agreement.

         "Uncovered Hedge Obligations" of any Person means obligations of such Person with respect to any interest rate protection, hedge, cap, collar or similar agreement or any foreign exchange or forward sale agreement, or any similar agreement, which is not entered into in connection with a bona fide hedging operation that provides offsetting benefits to such Person, in each case as marked to market on a current basis as required by GAAP.

         "United States" and "U.S." each mean the United States of America.

         "U.S. Security Agreements" means, with respect to Collateral assigned by STK, XL/DC and SFSC, security agreements executed and delivered pursuant to the Prior Credit Agreement, copies of which security agreements are attached hereto, as the same may be amended, supplemented or otherwise modified from time to time.

         "Utilization Rate" means, as calculated by the Agent at any time, (a) the sum of all Advances and Auction Advances then outstanding and the face amount of all undrawn Letters of Credit then outstanding, including the Equivalent Amount thereof in the case of Advances or Letters of Credit denominated in an Alternative Currency, divided by (b) the aggregate Commitments of the Lenders, at such time.

         "Value Date" means, (a) in respect of any Revolving Advance denominated in an Alternative Currency, the most recent date on which such Advance was Redenominated, if any, or, if such Advance was not Redenominated, the date such Advance was disbursed; and (b) in respect of any Letter of Credit Liability denominated in an Alternative Currency, the date of Issuance of the applicable Letter of Credit.

         "Welfare Plan" means a welfare plan, as defined in Section 3(1) of ERISA, which section covers plans, funds and programs providing (among other things) medical, surgical, or hospital care or benefits, or benefits in the event of sickness, accident, disability, death, or unemployment, together with plans which provide worker's compensation, unemployment compensation, or disability insurance benefits.

         "Withdrawal Liability" has the meaning given such term under Part I of Subtitle E of Title IV of ERISA.

         "XL/DC" means XL/Datacomp, Inc., a Delaware corporation.

    SECTION 1.02. Accounting Terms. Unless the context otherwise clearly requires, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrowers' independent public accountants in a writing delivered to the Agent and the Lenders) with the most recent audited consolidated financial statements of STK and its Consolidated Subsidiaries delivered to the Lenders; provided that, if STK notifies the Agent that the Borrower wishes to amend any covenant in Section 6.03 to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Agent notifies STK that the Majority Lenders wish to amend Section 6.03 for such purpose), then STK's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to STK and the Majority Lenders.

    SECTION 1.03. Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated, the word "from" or "commencing" means "from and including" and the word "to" or "until" each means "to but excluding".

    SECTION 1.04. Names, Successors, Etc. Each reference herein to a Person means a reference to the successors and assigns of such Person and a reference to the legal name of such Person from time to time.

    SECTION 1.05. Currency Equivalents Generally. For all purposes of this Agreement (but not for purposes of the preparation of any financial statements delivered pursuant to this Agreement), the equivalent in any Alternative Currency of an amount in Dollars, and the equivalent in Dollars of an amount in any Alternative Currency, shall be determined at the Spot Rate.

    SECTION 1.06.  Prior Loan Documents; Effect of this Agreement.

         (a) Prior Loan Documents. In connection with the Prior Credit Agreement, each Borrower made, executed, delivered, ratified and reaffirmed (as the case may be) the Prior Loan Documents. Subject to the terms and conditions of this Agreement, each Borrower hereby (i) ratifies and reaffirms all of its indebtedness, obligations and duties under the Prior Loan Documents pursuant to which any security interest, lien or encumbrance was granted by such Borrower in favor of the Agent on behalf of the Lenders and (ii) confirms that all such Prior Loan Documents (including, without limitation, the Collateral Documents) continue to constitute valid and binding obligations of such Borrower that are enforceable in accordance with their express terms.

         (b) Effect of this Agreement. This Agreement amends, restates and supersedes the Prior Credit Agreement (including, without limitation, all Indebtedness owing under the Prior Credit Agreement) in its entirety. All references in the Prior Loan Documents to the Prior Credit Agreement, regardless of how such term is defined in any such Prior Loan Document, shall be deemed to refer to this Agreement.


                         ARTICLE II

             AMOUNTS AND TERMS OF THE ADVANCES

    SECTION 2.01. The Advances. (a) Revolving Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Advances to any Borrower, from time to time on any Business Day from the date hereof to the Termination Date, in an aggregate amount (determined in Dollars, including, where applicable, according to the Equivalent Amount) not to exceed at any time outstanding for all Borrowers together the Dollar amount of such Lender's Commitment; provided, however, that such Lender shall not be obligated to make any Revolving Advance if, after giving effect to such Revolving Advance and the other Revolving Advances to be made by the other Lenders as part of the same Aggregate Borrowing, (i) the Aggregate Exposure Amount shall exceed the lesser of (A) the total of the Commitments of the Lenders and (B) the then-applicable Aggregate Borrowing Base, or (ii) the Exposure Amount in respect of any Borrower shall exceed the then-applicable Individual Borrowing Base of such Borrower; provided, further, that such Lender shall not be obligated to make any Revolving Advance in an Alternative Currency if, after giving effect to such Revolving Advance and the other Revolving Advances to be made by the other Lenders as part of the same Aggregate Borrowing, the then outstanding aggregate principal amount (determined in Dollars at the Equivalent Amount) of all Revolving Advances and then-existing Letter of Credit Liabilities denominated in Alternative Currencies, in respect of all Borrowers in the aggregate, shall exceed the Alternative Currency Sublimit; and, provided, further, that the aggregate amount of the Commitments of the Lenders shall (subject to Section 2.04(c)) be deemed used from time to time to the extent of the aggregate amount of the Auction Advances then outstanding and such deemed use of the aggregate amount of the Commitments shall be applied ratably to their respective Commitments (such deemed use of the aggregate amount of the Commitments being an "Auction Reduction"). Each Borrowing under this Section 2.01(a) shall be in an aggregate amount not less than $3,000,000 (or the Equivalent Amount in any Alternative Currency), or an integral multiple of $1,000,000 (or the Equivalent Amount in any Alternative Currency) in excess thereof, and shall consist of Revolving Advances of the same Interest Type made in the same currency on the same Business Day by the Lenders ratably according to their respective Commitments, subject, however, to the provisions of Section 2.02(d). Within the limits of each Lender's Commitment and subject to the terms and provisions hereof, the Borrowers may from time to time borrow under this Section 2.01(a), prepay pursuant to Section 2.10, and reborrow under this Section 2.01(a).

         (b) Swing Line Advances. The Swing Line Bank agrees, on the terms and conditions hereinafter set forth, to make Swing Line Advances to any Borrower, in Dollars only, from time to time on any Business Day from the date hereof to the Business Day immediately preceding the Termination Date, in an aggregate amount not to exceed at any time outstanding as to all Borrowers together the Swing Line Commitment; provided, however, that the Swing Line Bank shall not be obligated to make any Swing Line Advance if, after giving effect to such Swing Line Advance, (i) the Aggregate Exposure Amount shall exceed the lesser of
(A) the total of the Commitments of the Lenders and (B) the then-applicable Aggregate Borrowing Base or (ii) the Exposure Amount in respect of any Borrower shall exceed the then-applicable Individual Borrowing Base of such Borrower. Each Swing Line Advance shall be in an integral multiple of $100,000. Within the limits of the Swing Line Commitment and subject to the terms and provisions hereof, the Borrowers may from time to time borrow under this Section 2.01(b), prepay pursuant to Section 2.10, and reborrow under this Section 2.01(b).

         (c) Determination of Equivalent Amounts. For purposes of determining as of any time the Aggregate Exposure Amount, any Exposure Amount, or the amount of any outstanding Advances denominated in an Alternative Currency, the Equivalent Amount of any and all Revolving Advances denominated in an Alternative Currency shall be determined for each such Advance as of the later of (i) the Value Date of such Advance, and (ii) the most recent Computation Date.

         (d) Computation Dates. The Agent will, as of each Computation Date, compute the Equivalent Amount of (i) the Aggregate Exposure Amount, (ii) the Exposure Amount in respect of each Borrower, and (iii) each outstanding Revolving Advance and Letter of Credit Liability denominated in an Alternative Currency. The Majority Lenders may at any time and from time to time instruct the Agent to compute such Equivalent Amounts as of a date in addition to the last day of each Fiscal Month, in which case such alternative date or dates shall also be Computation Dates.

    SECTION 2.02. Making the Advances. (a) Revolving Advances. Each Borrowing consisting of Revolving Advances shall be of the same Interest Type and denominated in the same currency, and shall be made by a Notice of Borrowing received by the Agent:

         (w) not later than 9:00 a.m. (San Francisco time) on the Business Day prior to the date of such Borrowing if such Borrowing consists of Base Rate Advances;

         (x) not later than 9:00 a.m. (San Francisco time) on the second Business Day prior to the date of such Borrowing if such Borrowing consists of Adjusted CD Rate Advances;

         (y) not later than 9:00 a.m. (San Francisco time) on the third Business Day prior to the date of such Borrowing if such Borrowing consists of Eurocurrency Rate Advances denominated in Dollars; and

         (z) not later than 9:00 a.m. (San Francisco time) on the fourth Business Day prior to the date of such Borrowing if such Borrowing consists of Eurocurrency Rate Advances denominated in an Alternative Currency.

Each such Notice of Borrowing shall specify for each Borrower requesting an Advance the requested (i) date of such Borrowing, (ii) Interest Type of Revolving Advances comprising such Borrowing, (iii) in the case of a proposed Borrowing comprised of Eurocurrency Rate Advances, currency of such Borrowing,
(iv) aggregate amount and Borrower of such Borrowing and (v) in the case of a proposed Borrowing comprised of Adjusted CD Rate Advances or Eurocurrency Rate Advances, initial Interest Period for each such Revolving Advance, and such notice shall be given in accordance with Section 9.02. The Agent will promptly forward to each Lender a copy of each Notice of Borrowing.

         In the case of a proposed Borrowing comprised of Eurocurrency Rate Advances in an Alternative Currency, the obligation of each Lender to make its Eurocurrency Rate Advance in the requested Alternative Currency as part of such Borrowing is subject to notice by the Lenders (or any of them) to the Agent by 5:00 p.m. (San Francisco time) four Business Days prior to the day of such Borrowing that they (or any of them) cannot provide Advances in the requested Alternative Currency, in which event notice will be given by the Agent to the relevant Borrower not later than 9:00 a.m. (San Francisco time) on the third Business Day prior to the requested date of such Borrowing that Borrowings in the requested Alternative Currency are not then available, and notice thereof will be given promptly by the Agent to the Lenders. If the Agent shall have notified the relevant Borrower that Borrowings in the requested Alternative Currency are not then available, such Borrower may, by notice to the Agent not later than the 5:00 p.m. (San Francisco time) three Business Days prior to the requested date of such Borrowing, withdraw the Notice of Borrowing relating to such requested Borrowing. If the relevant Borrower does so withdraw such Notice of Borrowing, the Borrowing requested in such Notice of Borrowing shall not occur and the Agent will promptly so notify each Lender. If the relevant Borrower does not so withdraw such Notice of Borrowing, the Agent will promptly so notify each Lender and such Notice of Borrowing shall be deemed to be a Notice of Borrowing which requests a Borrowing comprised of Base Rate Advances in an aggregate Equivalent Amount to the amount of the originally requested Borrowing for such Borrower in an Alternative Currency; and in such notice by the Agent to each Lender the Agent will state such aggregate Equivalent Amount of such Borrowing for such Borrower in Dollars and such Lender's ratable portion of such Borrowing.

         (b) Swing Line Advances. Each Swing Line Advance shall consist of a single advance made in Dollars on notice from the applicable Borrower to the Swing Line Bank and the Agent, given not later than 11:00 a.m. (San Francisco time) on the date of the proposed Swing Line Advance. Each Notice of Swing Line Advance shall be given in accordance with Section 9.02 setting forth the information required by a Notice of Swing Line Advance, and shall specify therein the requested (i) date of such Swing Line Advance and (ii) amount and Borrower of such Swing Line Advance. The Swing Line Bank will make the amount thereof available to the Agent on such date by depositing in the Agent's Account same day funds in such amount. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article IV hereof, the Agent will make such funds available to the requesting Borrower at the office of the Agent where the Agent's Account is located.

         Upon the occurrence of any Default or Event of Default, the Swing Line Bank shall have the option, which shall be exercisable by the Swing Line Bank in its sole discretion, to sell and transfer to each Lender, pursuant to the terms and conditions set forth herein, an undivided interest and participation, to the extent of such Lender's Percentage, in all outstanding Swing Line Advances. Forthwith upon notice from the Swing Line Bank to the Agent that the Swing Line Bank has elected to exercise the option set forth in the immediately preceding sentence, the Swing Line Bank shall be deemed irrevocably and unconditionally to have sold and transferred to each Lender without recourse and warranty, and each Lender shall be deemed to have irrevocably and unconditionally purchased and received, an undivided interest and participation, to the extent of such Lender's Percentage, in all outstanding Swing Line Advances. Upon any such occurrence, the Agent will promptly notify the Lenders of the amount of such outstanding Swing Line Advances and each Lender will promptly (and in any event within two Business Days) pay to the Swing Line Bank, in Dollars and in same day funds, an amount equal to such Lender's Percentage then in effect of the outstanding principal amount of such Swing Line Advances. Any amount payable to the Swing Line Bank pursuant to this Section 2.02(b) and not paid within one Business Day of the day on which notice of such required payment is received from the Agent shall bear interest until paid at the Federal Funds Rate. If the Lenders make any payments in respect of Swing Line Advances as contemplated by this Section 2.02(b) and thereafter the Swing Line Bank receives a payment on account of any such Advance, the Swing Line Bank shall promptly pay to the Agent, and the Agent will promptly pay to each Lender which funded its participation therein, in the kind of funds so received, an amount equal to such Lender's ratable share thereof. The obligation of each Lender to make payments under this Section 2.02(b) shall be unconditional and irrevocable and shall be made under all circumstances. If any payment received on account of any Swing Line Advance and distributed to a Lender as a participant under this
Section 2.02(b) is thereafter recovered from the Swing Line Bank in connection with any Insolvency Proceeding relating to any Borrower or otherwise, each Lender which received such distribution shall, upon demand by the Agent, repay to the Swing Line Bank such Lender's ratable share of the amount so recovered together with an amount equal to such Lender's ratable share (according to the proportion of (A) the amount of such Lender's required repayment to (B) the total amount so recovered) of any interest or other amount paid or payable by the Swing Line Bank in respect of the total amount so recovered.

         (c) Notices Irrevocable, Etc. Except as otherwise provided in Sections 2.02(a) and (b), each Notice of Borrowing and Notice of Swing Line Advance shall be irrevocable and binding on the Borrower or Borrowers delivering any such notice. In the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of Adjusted CD Rate Advances or Eurocurrency Rate Advances, the Borrowers shall indemnify each Lender against any loss or reasonable direct out-of-pocket cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing the applicable conditions set forth in Article IV hereof, including, without limitation, any loss or reasonable direct out-of-pocket cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender or the Swing Line Bank, as the case may be, to fund the Advance to be made by such Lender or the Swing Line Bank, as the case may be, as part of such Borrowing or Swing Line Advance when such Borrowing or Swing Line Advance, as a result of such failure, is not made on such date.

         (d) Advances by Lenders. The Agent will promptly give each Lender notice of each Notice of Borrowing received by it. Each Lender shall, before 11:00 a.m. (San Francisco time) (or, in the case of any Borrowing involving an Alternative Currency, such other time as the Agent may reasonably specify), on the date of the Borrowing covered by each such Notice of Borrowing, make available for the account of its Applicable Lending Office to the Agent such Lender's ratable portion of such Borrowing by depositing the amount of such portion in the applicable currency and in same day funds in the Agent's Account, or (in the case of any Borrowing involving any Alternative Currency) such other place as the Agent may specify. Unless the Agent shall have received written notice from a Lender prior to the date of any such Borrowing that such Lender will not make available to the Agent such Lender's ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with this
Section 2.02(d) and the Agent may, in reliance upon such assumption, but without any obligation so to do, make available to the Borrower or Borrowers on such date a corresponding amount pursuant to Section 2.02(e). If and to the extent any Lender shall not have made available to the Agent on the date of the Borrowing such Lender's ratable portion of such Borrowing, such Lender and the applicable Borrower or Borrowers agree to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date such amount is made available to the applicable Borrower until the date such amount is repaid to the Agent, at an interest rate equal to, in the case of a Borrower, the interest rate (plus the applicable margin) stated in the Notice of Borrowing applicable thereto, or, in the case of a Lender, the Federal Funds Rate. If such Lender shall pay to the Agent such amount, such amount so paid shall constitute such Lender's Advance as part of such Borrowing for purposes of this Agreement.

         (e) Disbursement of Advances. Upon fulfillment of the applicable conditions set forth in Article IV hereof, the Agent will make funds for any Borrowing or Swing Line Advance, as the case may be, available to the applicable Borrower, subject to the Agent's receipt of such funds from the Lenders, in the case of a Borrowing, and from the Swing Line Bank, in the case of a Swing Line Advance. The funds so made available to the applicable Borrower, subject to the preceding sentence, will be same-day funds if received by the Agent prior to 12:00 noon (San Francisco time) on the day received. Upon request of the applicable Borrower, the Agent will disburse such funds to such accounts as are designated by such Borrower.

         (f) Nature of Lender's Obligations. The failure of any Lender to make any Revolving Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Advance to be made by such other Lender on the date of any Borrowing.

    SECTION 2.03. The Auction Advances. (a) Each Lender severally agrees that any Borrower may make Auction Borrowings in Dollars under this Section 2.03 from time to time on any Business Day during the period from the date hereof until the date occurring 30 days prior to the Termination Date in the manner set forth below; provided, however, that following the making of each Auction Borrowing,
(x) the Aggregate Exposure Amount shall not exceed the lesser of (A) the aggregate amount of the Commitments of the Lenders (computed for this purpose without regard to any Auction Reductions) and (B) the then-applicable Aggregate Borrowing Base, (y) the Exposure Amount in respect of any Borrower shall not exceed the then-applicable Individual Borrowing Base of such Borrower, and (z) the aggregate principal amount outstanding (in respect of all Borrowers together) of Auction Advances shall not exceed $50,000,000.

         (b) When any Borrower wishes to request the Lenders to submit offers to make Auction Advances hereunder, it shall transmit to the Agent by telephone call followed promptly by facsimile transmission a notice in substantially the form of Exhibit G-1 (a "Competitive Bid Request") so as to be received no later than 8:00 a.m. (San Francisco time) (x) four Business Days prior to the date of a proposed Auction Advance in the case of a LIBOR Auction, or (y) two Business Days prior to the date of a proposed Auction Advance in the case of an Absolute Rate Auction, specifying:

              (i)  the identity of the requesting Borrower;

              (ii) the date of such Auction Borrowing, which shall be a Business Day;

              (iii) the aggregate amount of such Auction Borrowing, which shall be a minimum amount of $5,000,000 or in multiples of $1,000,000 in excess thereof;

              (iv) whether the Competitive Bids requested are to be for LIBOR Auction Advances or Absolute Rate Auction Advances or both; and

              (v) the duration of the Interest Period applicable thereto, subject to the provisions of the definition of "Interest Period."

Subject to Section 2.03(d), the Borrowers may not request Competitive Bids for more than three Interest Periods in a single Competitive Bid Request and may not request Competitive Bids more than once in any period of five Business Days.

         (c) Upon receipt of a Competitive Bid Request, the Agent will promptly send to the Lenders by facsimile transmission an Invitation for Competitive Bids substantially in the form of Exhibit G-2 ("Invitation for Competitive Bids"), which shall constitute an invitation by the Borrowers to each Lender to submit Competitive Bids offering to make the Auction Advances to which such Competitive Bid Request relates in accordance with this Section 2.03.

         (d) (i) Each Lender may at its sole discretion (and without any obligation whatsoever so to do) submit a Competitive Bid containing an offer or offers to make Auction Advances in response to any Invitation for Competitive Bids. Each Competitive Bid must comply with the requirements of this Section 2.03 and must be submitted to the Agent by facsimile transmission at the Agent's office for notices set forth in
    Schedule 1.01(c)(2) not later than 6:30 a.m. (San Francisco time) three Business Days prior to the proposed date of Auction Borrowing, in the case of a LIBOR Auction, or 6:30 a.m. (San Francisco time) on the proposed date of Auction Borrowing, in the case of an Absolute Rate Auction; provided that Competitive Bids submitted by the Agent (or any Affiliate of the Agent) in the capacity of a Lender may be submitted, and may only be submitted, if the Agent or such Affiliate notifies the requesting Borrower of the terms of the offer or offers contained therein not later than 6:15 a.m. (San Francisco time) three Business Days prior to the proposed date of Borrowing, in the case of a LIBOR Auction or 6:15 a.m. (San Francisco time) on the proposed date of Auction Borrowing, in the case of an Absolute Rate Auction.

              (ii) Each Competitive Bid shall be in substantially the form of Exhibit G-3, specifying therein:

                   (A)  the applicable Borrower;

                        (B)  the proposed date of Auction Borrowing;

                        (C) the principal amount of each Auction Advance for which such Competitive Bid is being made, which principal amount (x) may be equal to, greater than or less than the Commitment of the quoting Lender, (y) must be $5,000,000 or in multiples of $1,000,000 in excess thereof, and (z) may not exceed the principal amount of the auction for which Competitive Bids were requested;

                        (D) in case the Borrower elects a LIBOR Auction, the margin above or below the Eurocurrency Rate (the "LIBOR Auction Margin") offered for each such Auction Advance, expressed as a per centage (rounded upward to the nearest whole multiple of 1/16th of 1% if such percentage is not such a multiple) to be added to or subtracted from the applicable Eurocurrency Rate and the Interest Period applicable thereto;

                        (E) in case the Borrower elects an Absolute Rate Auction, the rate of interest per annum (rounded upward to the nearest whole multiple of 1/100th of 1% if such percentage is not such a multiple) (the "Absolute Rate") offered for each such Auction Advance; and

                        (F)  the identity of the quoting Lender.

    A Competitive Bid may contain up to three separate offers by the quoting Lender with respect to each Interest Period specified in the related Invitation for Competitive Bids.

              (iii)  Any Competitive Bid shall be disregarded if it:

                        (A)  is not substantially in conformity with
         Exhibit G-2 or does not specify all of the information required by subsection (c)(ii) of this Section;

                        (B) contains qualifying, conditional or similar language;

                        (C) proposes terms other than or in addition to those set forth in the applicable Invitation for Competitive Bids; or

                        (D) arrives after the time set forth in Section 2.03(d)(i).

         (e) Promptly on receipt and not later than 7:00 a.m. (San Francisco time) three Business Days prior to the proposed date of Auction Borrowing in the case of a LIBOR Auction, or 7:00 a.m. (San Francisco time) on the proposed date of Auction Borrowing, in the case of an Absolute Rate Auction, the Agent will notify the requesting Borrower or Borrowers of the terms (i) of any Competitive Bid submitted by a Lender that is in accordance with Section 2.03(d), and (ii) of any Competitive Bid that amends, modifies or is otherwise inconsistent with a previous Competitive Bid submitted by such Lender with respect to the same Competitive Bid Request. Any such subsequent Competitive Bid shall be disregarded by the Agent unless such subsequent Competitive Bid is submitted solely to correct a manifest error in such former Competitive Bid and only if received within the times set forth in Section 2.03(b). The Agent's notice to the Borrower shall specify (1) the aggregate principal amount of Auction Advances for which offers have been received for each Interest Period specified in the related Competitive Bid Request; and (2) the respective principal amounts and LIBOR Auction Margins or Absolute Rates, as the case may be, so offered. Subject only to the provisions of Sections 2.05, 4.01 and 4.03 hereof and the provisions of this subsection (e), any Competitive Bid shall be irrevocable except with the written consent of the Agent given on the written request of the applicable Borrower.

         (f) Not later than 7:30 a.m. (San Francisco time) three Business Days prior to the proposed date of Auction Borrowing, in the case of a LIBOR Auction, or 7:30 a.m. (San Francisco time) on the proposed date of Auction Borrowing, in the case of an Absolute Rate Auction, the requesting Borrower shall notify the Agent of its acceptance or non-acceptance of the offers so notified to it pursuant to Section 2.03(e). The requesting Borrower shall be under no obligation to accept any offer and may choose to reject all offers. In the case of acceptance, such notice shall specify the aggregate principal amount of offers for each Interest Period that is accepted. The Borrower may accept any Competitive Bid in whole or in part; provided that:

              (i) the aggregate principal amount of each Auction Borrowing may not exceed the applicable amount set forth in the related
    Competitive Bid Request;

              (ii) the principal amount of each Auction Borrowing must be $5,000,000 or in any multiple of $1,000,000 in excess thereof;

              (iii) acceptance of offers may only be made on the basis of ascending LIBOR Auction Margins or Absolute Rates within each Interest Period, as the case may be; and

              (iv) the Borrower may not accept any offer that is described in Section 2.03(d)(iii) or that otherwise fails to comply with the requirements of this Agreement.

         (g) If offers are made by two or more Lenders with the same LIBOR Auction Margins or Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Auction Advances in respect of which such offers are accepted shall be allocated by the Agent among such Lenders as nearly as possible (in such multiples, not less than $1,000,000, as the Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers. Determination by the Agent of the amounts of Auction Advances shall be conclusive in the absence of manifest error.

         (h) (i) The Agent will promptly notify each Lender having submitted a Competitive Bid if its offer has been accepted and, if its offer has been accepted, of the amount of the Auction Advance or Auction Advances to be made by it on the date of the Auction Borrowing.

              (ii)  Each Lender which has received notice pursuant to
    Section 2.03(h)(i) that its Competitive Bid has been accepted shall make the amounts of such Auction Advance available to the Agent for the account of the Borrower at the Agent's Account, by 11:00 a.m. (San Francisco time) on such date of Auction Borrowing, in funds immediately available to the Agent for the account of the applicable Borrower or Borrowers at the Agent's Account.

              (iii) Promptly following each Auction Borrowing, the Agent shall notify each Lender of the ranges of bids submitted and the highest and lowest Competitive Bids accepted for each Interest Period requested by each requesting Borrower and the aggregate amount borrowed pursuant to such Auction Borrowing.

              (iv) From time to time, the Borrowers and the Lenders shall furnish such information to the Agent as the Agent may request relating to the making of Auction Advances, including the amounts, interest rates, dates of borrowings and maturities thereof, for purposes of the allocation of amounts received from the Borrowers for payment of all amounts owing hereunder.

         (i) If, on or prior to the proposed date of any Auction Borrowing, the Commitments have not been terminated and if, on such proposed date of Auction Borrowing all applicable conditions to funding referenced in Sections 4.01 and
4.03 hereof are satisfied, the Lender or Lenders whose offers the Borrower has accepted will fund each Auction Advance so accepted. Nothing in this
Section 2.03 shall be construed as a right of first offer in favor of the Lenders or to otherwise limit the ability of the Borrowers to request and accept credit facilities from any Person (including any of the Lenders), provided that no Default or Event of Default would otherwise arise or exist as a result of the Borrowers executing, delivering or performing under such credit facilities.

    SECTION 2.04.  Fees.

         (a) Agent's Fees. STK agrees to pay to the Agent, for its own account, the fees referred to in the letter dated September 28, 1994 between STK and the Agent.

         (b) Commitment Fee. The Borrowers jointly and severally agree to pay to the Agent, for the account of each Lender, a commitment fee on the average daily unused portion of such Lender's Commitment (as calculated in accordance with Section 2.04(c)) at the rate of 3/8 of 1% per annum for all periods on and after the Closing Date, payable in arrears on the last day of each March, June, September and December in each year, commencing September 30, 1994, and on the Termination Date.

         (c) Commitment Fee Calculations. For purposes of calculating each Lender's commitment fee pursuant to Section 2.04(b), outstanding standby Letters of Credit shall be considered a ratable usage of such Lender's Commitment based on the Letter of Credit Liability attributable from time to time to such Letters of Credit, but the outstanding amount of Auction Advances, Swing Line Advances and outstanding (undrawn) commercial documentary Letters of Credit shall not be considered a ratable usage of such Lender's Commitment. For purposes of determining the unused portion of each Lender's Commitment solely in order to calculate the commitment fee under Section 2.04(b), the Equivalent Amount of each Eurocurrency Rate Advance made by such Lender in an Alternative Currency as determined on the date of the making of such Advance shall be the amount of such Lender's Commitment used in connection with such Advance, and no further adjustments shall be made with respect to the unused portion of such Lender's Commitment based upon fluctuations thereafter in the value of the Alternative Currency of such Advance. For purposes of determining the unused portion of each Lender's Commitment solely in order to calculate the commitment fee under
Section 2.04(b), the Equivalent Amount of each Letter of Credit Issued in an Alternative Currency as determined on the date of the Issuance of such Letter of Credit shall be the amount of such Lender's Commitment used in connection with such Letter of Credit, and no further adjustments shall be made with respect to the unused portion of such Lender's Commitment based upon fluctuations thereafter in the value of the Alternative Currency relating to such Letter of Credit.

         (d) Closing Fee. The Borrowers shall pay to each Lender on the Closing Date the closing fee set forth on Schedule 2.04.

         (e) Nature of Obligation. The Borrowers' obligation hereunder to pay the fees referred to in this Section 2.04 shall be absolute and unconditional and shall survive the making and repaying of Advances and Auction Advances.

    SECTION 2.05.  Repayment of Advances.

         (a) Revolving Advances. Each Borrower severally agrees to repay on the Termination Date the outstanding principal amount of all Revolving Advances made at its request.

         (b) Swing Line Advances. Each Borrower severally agrees to repay the principal amount of each Swing Line Advance made at its request on the earlier of (i) the seventh (7th) Business Day after the date such Swing Line Advance was made and (ii) the Termination Date.

         (c) Auction Advances. Each Auction Advance shall mature, and the principal amount thereof shall be due and payable, on the last day of the Interest Period applicable thereto.

    SECTION 2.06.  Interest Rate Provisions, Etc.

         (a) Base Rate Advances. Except to the extent that the applicable Borrower shall have elected in the applicable Notice of Borrowing or Notice of Conversion/Continuation to pay interest on any Revolving Advances denominated in Dollars and comprising part of the same Borrowing for an Interest Period pursuant to subsection (c) or (d) of this Section 2.06 and subject to subsection
(g) hereof, each Borrower severally agrees to pay interest on the unpaid principal amount of each Advance denominated in Dollars made at the request of such Borrower, from the date of such Advance until such principal amount is paid in full, payable quarterly on the last day of each March, June, September and December in each year, commencing September 30, 1994, and on the Termination Date, at a fluctuating interest rate per annum equal to (i) in the case of Revolving Advances, the Base Rate in effect from time to time and (ii) in the case of Swing Line Advances, the sum of the Base Rate in effect from time to time plus 0.25% per annum; provided, however, that with respect to any Revolving Advance made prior to September 30, 1995, if after giving effect to such Revolving Advance and the other Revolving Advances to be made by the other Lenders as part of the same Aggregate Borrowing, the Aggregate Exposure Amount is in excess of the then-applicable Domestic Borrowing Base, then, with respect to such excess amount, the fluctuating rate per annum shall equal the sum of the Base Rate in effect from time to time plus 0.75% per annum; provided, further, however, that during any period in which an Event of Default has occurred and is continuing, each Borrower shall pay interest on the unpaid principal amount of each Base Rate Advance made at the request of such Borrower, payable from the date such Event of Default occurs and due upon written demand by the Agent on behalf of the Lenders to the Borrower, at a fluctuating interest rate per annum (the "Default Rate") equal to the sum of the Base Rate in effect from time to time plus 2.0% per annum.

         (b) Interest Periods. Unless otherwise consented to by the Agent and the Majority Lenders, after giving effect to any Borrowing or Auction Borrowing, there shall not be in effect more than ten (10) different Interest Periods (provided that solely for purposes of this provision, all Base Rate Advances together shall be deemed to comprise one Interest Period).

         (c) Adjusted CD Rate Advances. If a Borrower has made an election for Adjusted CD Rate Advances pursuant to Section 2.02(a) or 2.07(a), for any Interest Period, such Borrower shall, subject to subsection (g) of this Section, pay interest on the unpaid principal amount of each such Adjusted CD Rate Advance during such Interest Period, payable (i) in the case of any Interest Period which is 30, 60 or 90 days, on the last day of such Interest Period and
(ii) in the case of an Interest Period which is 180 days, on the ninetieth day of such Interest Period and on the last day of such Interest Period, at a rate equal to the sum of the Adjusted CD Rate for such Interest Period for such Adjusted CD Rate Advance plus 1.50% per annum; provided, however, that with respect to any Adjusted CD Rate Advance made prior to September 30, 1995, if after giving effect to such Adjusted CD Rate Advance and the other CD Rate Advances to be made by the other Lenders as part of the same Aggregate Borrowing, the Aggregate Exposure Amount is in excess of the then applicable Domestic Borrowing Base, then, with respect to such excess amount, the rate shall be equal to the sum of the Adjusted CD Rate for such Interest Period for such Adjusted CD Rate Advance plus 2.25% per annum; provided, further, however, that during any period in which an Event of Default has occurred and is continuing, each Borrower shall pay interest on the unpaid principal amount of each Adjusted CD Rate Advance made at its request, payable from the date such Event of Default occurs and due upon written demand by the Agent on behalf of the Lenders, at the rate of 3.50% per annum above the Adjusted CD Rate for such Adjusted CD Rate Advance in effect at the time of the occurrence of such Event of Default until the last day of the then current Interest Period for such Advance, and thereafter at the Default Rate in effect from time to time. On the last day of each Interest Period for any Adjusted CD Rate Advance, the unpaid principal balance thereof shall automatically become and bear interest as a Base Rate Advance, except to the extent that the applicable Borrower of such Advance has elected to pay interest on all or any portion of such amount for a new Interest Period commencing on such day in accordance with this Section 2.06 and by timely delivery of a Notice of Conversion/Continuation pursuant to Section 2.07(a).

         (d) Eurocurrency Rate Advances Denominated in Dollars. If a Borrower has made an election for Eurocurrency Rate Advances pursuant to Section 2.02(a) or 2.07(a) for any Interest Period, such Borrower shall, subject to subsection (g) of this Section, pay interest on the unpaid principal amount of each such Eurocurrency Rate Advance during such Interest Period, payable (i) in the case of any Interest Period which is one, two or three months, on the last day of such Interest Period and (ii) in the case of an Interest Period which is six months, on the last day of the third month of such Interest Period and on the last day of such Interest Period, at a rate equal to the sum of the Eurocurrency Rate for such Interest Period for such Eurocurrency Rate Advance plus 1.25% per annum; provided, however, that with respect to any Eurocurrency Rate Advance made prior to September 30, 1995, if after giving effect to such Eurocurrency Rate Advance and the other Eurocurrency Rate Advances to be made by the other Lenders as part of the same Aggregate Borrowing, the Aggregate Exposure Amount is in excess of the then applicable Domestic Borrowing Base, then, with respect to such excess amount, the rate shall be equal to the sum of the Eurocurrency Rate Advance plus 2.00% per annum; provided, further, however, that during any period in which an Event of Default has occurred and is continuing, each Borrower shall pay interest on the unpaid principal amount of each such Eurocurrency Rate Advance made at its request, payable from the date such Event of Default occurs and due upon written demand by the Agent on behalf of the Lenders, at the rate of 3.25% per annum above the Eurocurrency Rate for such Eurocurrency Rate Advance in effect at the time of the occurrence of such Event of Default, until the last day of the then current Interest Period for such Advance, and thereafter at the Default Rate in effect from time to time.
On the last day of each Interest Period for any Eurocurrency Rate Advance denominated in Dollars, the unpaid principal balance thereof shall automatically become and bear interest as a Base Rate Advance, except to the extent that the applicable Borrower of such Advance has elected to pay interest on all or any portion of such amount for a new Interest Period commencing on such day in accordance with this Section 2.06 and by timely delivery of a Notice of Conversion/Continuation pursuant to Section 2.07(a).

         (e) Eurocurrency Rate Advances Denominated in Alternative Currencies. Each Borrower shall pay interest on the unpaid principal amount of each Revolving Advance denominated in an Alternative Currency and comprising part of the same Borrowing made at the request of such Borrower, from the date of such Advance until such principal amount is paid in full at a rate per annum equal to the sum of the Eurocurrency Rate, determined with regard to the applicable Alternative Currency of such Advance and the Interest Period selected by such Borrower pursuant to Section 2.02(a) or 2.07(a), for such Interest Period plus 1.25% per annum payable on the last day of the Interest Period for such Advance; provided, however, that with respect to any Eurocurrency Rate Advance made prior to September 30, 1995, if after giving effect to such Eurocurrency Rate Advance and the other Eurocurrency Rate Advances to be made by the other Lenders as part of the same Aggregate Borrowing, the Aggregate Exposure Amount is in excess of the then applicable Domestic Borrowing Base, then, with respect to such excess amount, the rate shall be equal to the sum of the Eurocurrency Rate Advance plus 2.00% per annum; provided, further, however, that during any period in which an Event of Default has occurred and is continuing, each Borrower shall pay interest on the unpaid principal amount of each Revolving Advance denominated in an Alternative Currency and made at its request, payable from the date such Event of Default occurs and due upon written demand by the Agent on behalf of the Lenders, at the rate of 3.25% per annum above the Eurocurrency Rate for such Revolving Advance in effect at the time of the occurrence of such Event of Default, until the principal amount of such Revolving Advance is paid in full. On the last day of each Interest Period for any Revolving Advance denominated in an Alternative Currency, the unpaid principal balance thereof shall automatically become and bear interest as a Eurocurrency Rate Advance on the basis of a one month Interest Period, except to the extent that the applicable Borrower has elected to pay interest on all or any portion of such Advance for a new Interest Period commencing on such day in accordance with this Section 2.06 and by timely delivery of a Notice of Conversion/Continuation pursuant to
Section 2.07(a).

         (f) Auction Advances. Each Borrower at whose request any Auction Advance is made shall pay interest on the outstanding principal amount of such Auction Advance from the date when made until the maturity date thereof, at a rate per annum equal to the Eurocurrency Rate plus (or minus) the LIBOR Auction Margin, or at the Absolute Rate, as the case may be, on the maturity date of such Auction Advance and on such other dates as may be specified on the related Competitive Bid Request. From and after the maturity date of each Auction Advance, interest on any unpaid Auction Advance shall accrue at the Default Rate and shall be paid upon demand.

         (g) Utilization-Based Interest Adjustments. The applicable interest rate (other than the Default Rate) in respect of any and all Advances (including any Advances then outstanding, including any as to which the applicable Interest Period has not expired) as described in subsections (a), (c), (d) and (e) of this Section (other than as set forth in the first proviso of each such subsection) shall at any and all times as the Utilization Rate is greater than 33_%, be 0.25% per annum in excess of the rates referenced in such subsections.

         (h) Interest Rate Quotations. If fewer than two Reference Banks timely furnish information to the Agent for determining the Eurocurrency Rate for any Eurocurrency Rate Advances denominated in Dollars, or in an Alternative Currency, then:

              (i) the Agent will forthwith notify the Borrowers and the Lenders that the interest rate cannot be determined for such Eurocurrency Rate Advances denominated in Dollars or in such Alternative Currency, as the case may be;

              (ii) each such Revolving Advance denominated in Dollars will automatically, on the last day of the then-existing Interest Period therefor, Convert into a Base Rate Advance (or, if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance);

              (iii) each such Revolving Advance denominated in such Alternative Currency will automatically, on the last day of the then-existing Interest Period therefor, be Redenominated into Dollars and bear interest as a Base Rate Advance; and

              (iv) the obligation of the Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances, or to Redenominate Advances into Advances denominated in such Alternative Currency, as the case may be, shall be suspended until the Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist.

         (i) Change in Circumstances. If, with respect to any Eurocurrency Rate Advances denominated in Dollars, the Majority Lenders notify the Agent that the Eurocurrency Rate for any Interest Period for such Advances will not adequately reflect the cost to such Majority Lenders of making or maintaining their respective Eurocurrency Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrowers and the Lenders, whereupon (i) each Eurocurrency Rate Advance denominated in Dollars will automatically, on the last day of the then-existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make or Convert Revolving Advances denominated in Dollars into Eurocurrency Rate Advances shall be suspended, and the obligation of any Lender to make a LIBOR Auction Advance pursuant to a Competitive Bid accepted by a Borrower but not yet funded at the time of such notification shall be terminated, until the Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist.

         (j) Failure to Notify. If any Borrower shall fail to select the duration of any Interest Period for any Adjusted CD Rate Advances or any Eurocurrency Rate Advances made to such Borrower in accordance with
Section 2.06(c), (d) or (e) or Section 2.07(a), the Agent will promptly so notify such Borrower and the Lenders, and such Advances will automatically, on the funding date or the last day of the then-existing Interest Period therefor, Convert into Base Rate Advances; provided, however, that if such failure to select an Interest Period relates to any Eurocurrency Rate Advance denominated in an Alternative Currency, such Advance will automatically, on the funding date or the last day of the existing Interest Period for such Advance, unless there exists a Default or an Event of Default) be continued as a Eurocurrency Rate Advance with an Interest Period of one month.

         (k) Minimum Amounts. On the date on which the aggregate unpaid principal amount of Revolving Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $3,000,000 (or the Equivalent Amount in the case of Eurocurrency Rate Advances in Alternative Currencies), such Advances shall, if they are Advances of an Interest Type other than Base Rate Advances, automatically Convert into Base Rate Advances, and on and after such date the right of the Borrower to Convert such Advances into Advances of an Interest Type other than Base Rate Advances shall terminate.

         (l) Illegality. Notwithstanding any other provision of this Agreement, if the enactment or issuance of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert in writing that it is unlawful, for any Lender or its Eurocurrency Lending Office or CD Lending Office to fund or maintain Eurocurrency Rate Advances denominated in Dollars or in any Alternative Currencies or Adjusted CD Rate Advances hereunder, then, on notice thereof by such Lender to the Borrowers through the Agent, (i) the right of the Borrowers to select the interest rate for any Advance pursuant to subsection
(c), (d) or (e) of this Section 2.06, as the case may be, shall thereupon be suspended until the Agent shall notify (following its receipt of notice to such effect from the Lender originally providing such notice of illegality) the Borrowers and the Lenders that the circumstances causing such suspension no longer exist and (ii) each such affected Advance denominated in Dollars, shall automatically become a Base Rate Advance and (iii) the Borrowers shall forthwith prepay in full all such affected Eurocurrency Rate Advances denominated in Alternative Currency of all Lenders then outstanding, together with interest accrued thereon, unless the applicable Borrower, within five Business Days of notice from the Agent, Redenominates all such affected Eurocurrency Rate Advances denominated in such Alternative Currency into another currency as to which such circumstances do not exist.

         (m) Reference Banks. Upon the Agent's request (which request may be by telephone or facsimile), each Reference Bank agrees to timely furnish to the Agent information for the purpose of determining each Eurocurrency Rate. If any one or more of the Reference Banks shall not so timely furnish such information to the Agent for the purpose of determining any such interest rate, the Agent (subject to subsection (h) above) will determine such interest rate on the basis of timely information furnished by the remaining Reference Banks. The Agent will give prompt (and in any event within one Business Day) notice to the Borrowers and the Lenders of the applicable interest rate determined by the Agent for the purposes of Section 2.06(a), (c), (d) or (e), and the applicable rate, if any, furnished by each Reference Bank for the purpose of determining the applicable rate under Section 2.06(c), (d) or (e).

    SECTION 2.07. Voluntary Conversion, Continuation and Redenomination of Revolving Advances. (a) Conversion and Continuation. The Borrowers may, from time to time and on the condition that no Default or Event of Default shall have occurred and be continuing, on any Business Day, upon delivery of a Notice of Conversion/Continuation given to the Agent not later than 9:00 a.m. (San Francisco time) on the fourth Business Day prior to the date of the proposed Conversion or continuation and subject to the other provisions of Section 2.06 and this Section 2.07, (i) continue Revolving Advances of the same Interest Type and Interest Period and comprising the same Borrowing as Revolving Advances of such Interest Type and Interest Period or (ii) Convert such Revolving Advances, if such Revolving Advances are denominated in Dollars, into Revolving Advances of another Interest Type denominated in Dollars; provided, however, that any Conversion of any Adjusted CD Rate Advances or Eurocurrency Rate Advances into Revolving Advances of another Interest Type shall be made on, and only on, the last day of an Interest Period for such Adjusted CD Rate Advances or Eurocurrency Rate Advances; and, provided, further, that Eurocurrency Rate Advances denominated in an Alternative Currency may only be continued as Eurocurrency Rate Advances with the same or a different Interest Period. Each such Notice of Conversion/Continuation shall be delivered in accordance with
Section 9.02, and shall be delivered or given to the Agent within the time period specified above, and shall specify (i) the date of such Conversion,
(ii) the Revolving Advances to be Converted, (iii) if such Conversion is into Adjusted CD Rate Advances or Eurocurrency Rate Advances, the duration of the Interest Period for each such Advance and (iv) the Revolving Advances to be continued as Revolving Advances of the same Interest Type and the duration of the Interest Periods therefor.

         (b) Redenomination. The Borrowers may, from time to time and on the condition that no Default or Event of Default shall have occurred and be continuing, on any Business Day, upon delivery of a Notice of Redenomination given to the Agent not later than 9:00 a.m. (San Francisco time) on the fourth Business Day prior to the date of the proposed Redenomination (which notice the Agent will promptly forward to each Lender), request that all Eurocurrency Rate Advances comprising the same Aggregate Borrowing be Redenominated from Dollars into the Equivalent Amount of an Alternative Currency or from an Alternative Currency into the Equivalent Amount of Dollars or another Alternative Currency; provided, however, that any Redenomination shall be made on, and only on, the last day of an Interest Period for such Eurocurrency Rate Advances; and, provided, further, that no Redenomination shall be permitted hereunder if, after giving effect to the proposed Redenomination (i) the Aggregate Exposure Amount exceeds the lesser of (A) the aggregate Commitments of the Lenders and (B) the then-applicable Aggregate Borrowing Base, or (ii) the Exposure Amount in respect of any Borrower exceeds the then-applicable Individual Borrowing Base of such Borrower, or (iii) any Alternative Currency Sublimit is exceeded. Each such Notice of Redenomination shall be delivered in accordance with Section 9.02, and delivered or given to the Agent within the time period specified above, and shall specify (1) the Revolving Advances comprising the Borrowing to be Redenominated, (2) the date of the proposed Redenomination, (3) the currency into which such Revolving Advances are to be Redenominated, and (4) the duration of the Interest Period for such Revolving Advances upon being so Redenominated. In the case of a Notice of Redenomination which requests a Redenomination of Revolving Advances into an Alternative Currency, such Redenomination is subject to notice by the Lenders (or any of them) to the Agent by 5:00 p.m. (San Francisco time) four Business Days prior to the date of such Redenomination that they (or any of them) cannot provide Redenominations in the requested Alternative Currency, in which event notice will be given by the Agent to the applicable Borrower not later than 9:00 a.m. (San Francisco time) on the third Business Day before the requested date of such Redenomination that Redenominations in the requested Alternative Currency are not then available, which notice will be sent promptly by the Agent to the Lenders. If the Agent shall have so provided the relevant Borrower such notice, the requested Redenomination will not occur and the Agent will promptly notify the relevant Borrower and each Lender that the requested Redenomination will not occur. If the Agent shall have not provided such notice to the relevant Borrower or if such Notice of Redenomination requests a Redenomination of Revolving Advances into Dollars, each Revolving Advance so requested to be Redenominated will be Redenominated, on the date specified therefor in such Notice of Redenomination, into an Equivalent Amount thereof in the currency requested in such Notice of Redenomination, and, upon being so Redenominated, will have an initial Interest Period as requested in such Notice of Redenomination.

         (c)  Notices Irrevocable.  Each notice by a Borrower under this
Section 2.07 shall be irrevocable, and each Borrower severally agrees to indemnify each Lender against any reasonable direct loss, cost or out-of-pocket expense incurred by such Lender as a result of any failure to fulfill on or before the date specified by such notice the applicable conditions set forth in this Section 2.07 or Article IV.

    SECTION 2.08. Reduction of Commitments. The Borrowers (acting jointly, and not singly) shall have the right, upon at least five Business Days' notice to the Agent, to terminate permanently in whole or reduce permanently and ratably in part the unused portions of the respective Commitments of the Lenders; provided, however, that each partial reduction shall be in the amount of $5,000,000 or any multiple of $1,000,000 in excess thereof; and, provided, further, that the aggregate amount of the Commitments of the Lenders shall not be reduced to an amount which is less than the aggregate principal amount of Auction Advances then outstanding.

    SECTION 2.09. Mandatory Prepayments. (a) Declines in Borrowing Base. If, at any time, (i) the Aggregate Exposure Amount shall exceed the then-applicable Aggregate Borrowing Base, the Borrowers shall, within five Business Days, (A) prepay at least such amount of the outstanding principal amount of their respective Advances and/or (B) cash collateralize at least such amount of their respective Outstanding Letter of Credit Liability and/or outstanding Auction Advances, as is necessary to make the then-applicable Aggregate Exposure Amount less than or equal to the then-applicable Aggregate Borrowing Base, or (ii) the Exposure Amount for any Borrower shall exceed the then-applicable Individual Borrowing Base in respect of such Borrower, such Borrower shall, within five Business Days, (A) prepay at least such amount of the outstanding principal amount of its respective Advances and/or (B) cash collateralize at least such amount of its respective Outstanding Letter of Credit Liability and/or outstanding Auction Advances, as is necessary to make the then-existing Exposure Amount in respect of such Borrower less than or equal to the then-applicable Individual Borrowing Base for such Borrower. All such prepayments and/or cash collateralization shall be made in the order set forth in Section 2.13(d). All prepayments of Advances pursuant to this Section 2.09(a) shall be made together with accrued interest to the date of such payment on the principal amount repaid, together with any amounts payable under Section 9.04(b).

         (b) Alternative Currency Exchange Rate Fluctuations. If on any date of determination of an Equivalent Amount, including any Computation Date, (i) the Equivalent Amount of the aggregate outstanding principal amount of all Revolving Advances and Letter of Credit Liabilities denominated in Alternative Currencies shall exceed the Alternative Currency Sublimit by more than $500,000, upon notice from the Agent, the Borrowers shall (A) repay to the Agent, for the account of each Lender, within two Business Days after delivery of such notice, an amount of such outstanding Revolving Advances, together with accrued interest thereon to the date of payment, and/or (B) cash collateralize Letter of Credit Liabilities, such that the aggregate outstanding principal amount of such Revolving Advances and Letter of Credit Liabilities (after giving effect to such repayment and pledge of cash collateral) is equal to or less than the Alternative Currency Sublimit, or (ii) the then-Aggregate Exposure Amount shall exceed the aggregate Commitments of the Lenders due to a change in applicable rates of exchange between Dollars and Alternative Currencies, upon notice from the Agent, the Borrowers shall (A) repay to the Agent, for the account of each Lender, on such Business Day, an amount of outstanding Revolving Advances, together with accrued interest thereon to the date of payment, and/or (B) cash collateralize Letter of Credit Liabilities, such that the then-Aggregate Exposure Amount (after giving effect to such repayment and pledge of cash collateral) is equal to or less than the aggregate Commitments of the Lenders. Concurrently with such prepayment, the Borrowers shall specify the Revolving Advances denominated in an Alternative Currency to be prepaid, and the Borrowers shall be obligated to reimburse the Lenders in respect thereof pursuant to
Section 9.04(b). The amount payable to each Lender shall be equal to such Lender's then applicable Percentage of such payment.

    SECTION 2.10. Optional Prepayments. The Borrowers may, upon at least three Business Days' notice to the Agent in the case of Adjusted CD Rate Advances and Eurocurrency Rate Advances and one Business Day's notice to the Agent (received by no later than 9:00 a.m. San Francisco time) in the case of Base Rate Advances stating the proposed date and aggregate principal amount of the prepayment (and if such notice is given, the Borrowers shall), prepay, in whole or ratably in part, the outstanding principal amounts of the Advances comprising the same Borrowing or Swing Line Advances, as the case may be, together with (i) accrued interest to the date of such prepayment on the principal amounts prepaid and
(ii) in the case of prepayment of Eurocurrency Rate Advances and Adjusted CD Rate Advances, any additional amount for which the Borrower shall be obligated pursuant to Section 9.04(b); provided, however, that each partial prepayment
(A), in the case of Revolving Advances, shall be in an aggregate principal amount not less than $3,000,000 or any multiple of $1,000,000 (or the Equivalent Amount in an Alternative Currency) in excess thereof and shall be applied in accordance with Section 2.13(d) and (B), in the case of Swing Line Advances, shall be in an aggregate principal amount of not less than $100,000 and shall be applied to outstanding Swing Line Advances in the inverse order of maturity thereof; and, provided, further, that no partial prepayment of any Eurocurrency Rate Advances denominated in an Alternative Currency and comprising part of the same Borrowing shall be permitted if less than $3,000,000 Equivalent Amount (principal) of such Advances shall remain outstanding after giving effect to such prepayment. No Auction Advances may be prepaid prior to the applicable maturity date thereof under this Section 2.10.

    SECTION 2.11. Increased Costs. (a) If, due to either (i) the enactment or issuance of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements other than as provided in the definition of Eurocurrency Rate Reserve Percentage and Adjusted CD Rate Reserve Percentage in Section 1.01) in or in the interpretation of any law or regulation by any governmental or regulatory body or agency having jurisdiction over the Lenders or the Swing Line Bank or (ii) the compliance by any Lender or the Swing Line Bank with any written guideline or request from any central bank or other governmental authority (a copy of which shall be sent by such Lender or the Swing Line Bank, as the case may be, to the Agent and the Borrowers), whether or not having the force of law, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Adjusted CD Rate Advances or Eurocurrency Rate Advances or participating in Swing Line Advances or to the Swing Line Bank of agreeing to make the Swing Line Advances, then the Borrowers shall from time to time, upon demand by such Lender or the Swing Line Bank, as the case may be (with a copy of such demand to the Agent), promptly (and in any event within 30 days) pay to the Agent for account of such Lender or the Swing Line Bank, as the case may be, additional amounts sufficient to reimburse such Lender or the Swing Line Bank, as the case may be, for such increased cost. A certificate as to the amount of such increased cost setting forth in reasonable detail the basis for the calculations of such increased costs shall be submitted to the Borrowers and the Agent by such Lender or the Swing Line Bank, as the case may be, and such certificate shall be conclusive and binding for all purposes, absent manifest error.

         (b) If, at any time after the Closing Date, any Lender or the Swing Line Bank determines that compliance with any law or regulation as adopted, amended or otherwise modified after the Closing Date or with any written guideline or request from any central bank or other governmental authority published after the Closing Date (a copy of which shall be sent by such Lender or the Swing Line Bank, as the case may be, to the Agent and the Borrowers), whether or not having the force of law, has or would have the effect of reducing the rate of return on the capital of such Lender or the Swing Line Bank or any corporation controlling such Lender or the Swing Line Bank (whether by increasing the amount of capital required or expected to be maintained by such Lender or Swing Line Bank or any corporation controlling such Lender or Swing Line Bank or otherwise) as a consequence of, or with reference to, such Lender's Commitments or its making or maintaining Advances or participating in Swing Line Advances or the Swing Line Bank's Swing Line Commitment or its making Swing Line Advances below the rate that the Lender, the Swing Line Bank or any such other corporation, as the case may be, could have achieved but for compliance therewith (taking into account the policies of such Lender, the Swing Line Bank or any such corporation with regard to capital), then the Borrowers shall from time to time, upon demand by such Lender or the Swing Line Bank, as the case may be (with a copy of such demand to the Agent), promptly (and in any event within 30 days) pay to such Lender or the Swing Line Bank, as the case may be, additional amounts sufficient to compensate such Lender, the Swing Line Bank or any such other corporation, as the case may be, for such reduction. A certificate setting forth in reasonable detail the basis for the calculation of such amounts shall be submitted to the Borrowers and the Agent by such Lender or the Swing Line Bank, as the case may be, which certificate shall be conclusive and binding for all purposes, absent manifest error.

         (c) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 2.11 shall survive the payment in full of the Obligations (after occurrence of the Termination Date and the Letter of Credit Termination Date) for a period of 180 days.

    SECTION 2.12. Loan Accounts. The Advances and Auction Advances made by each Lender shall be evidenced by one or more loan accounts maintained by such Lender in the ordinary course of business. The loan accounts or records maintained by the Agent and each Lender shall be conclusive absent manifest error as to the amount of the Advances and Auction Advances made by the Lenders to the Borrower and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of any Borrower hereunder to pay any amount owing with respect to the Advances and Auction Advances.

    SECTION 2.13. Payments and Computations. (a) The Borrowers shall pay all amounts due to the Agent, Lenders, the Swing Line Bank and the Issuing Bank hereunder or under any other Loan Document to which it is a party irrespective of, and without condition or deduction for, any counterclaim, defense, recoupment or setoff (except, in each case, to the extent expressly provided herein, with respect to principal of, interest on and other amounts relating to, Advances denominated in an Alternative Currency), in lawful money of the United States and in same day funds delivered to the Agent not later than 11:00 a.m. (San Francisco time) on the day when due in Dollars by deposit of such funds to the Agent's Account maintained for payments in Dollars. The Borrowers shall make each payment due hereunder with respect to principal of, interest on and other amounts relating to Advances denominated in an Alternative Currency not later than 11:00 a.m. (San Francisco time) (or such other time as may be specified by the Agent) on the day when due in such Alternative Currency to the Agent in same day funds by deposit of such funds to the Agent's Account maintained for payments in such Alternative Currency (or at such other place as the Agent may specify). The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal (including reimbursement for payments under Letters of Credit), interest, or commitment fees, or letter of credit fees ratably (other than amounts payable to any Lender, the Swing Line Bank or the Issuing Bank pursuant to Section 2.04(a), 2.11, 3.07 or 9.04(b) or amounts subject to Taxes pursuant to Section 2.14) to the Lenders for the account of their respective Applicable Lending Offices, the Swing Line Bank or the Issuing Bank and like funds relating to the payment of any other amount payable to any Lender, the Swing Line Bank or the Issuing Bank to such Lender for the account of its Applicable Lending Office, the Swing Line Bank or to the Issuing Bank, in each case to be applied in accordance with, and subject to, the terms of this Agreement. Upon its receipt of an Assignment and Acceptance and the satisfaction of the other conditions to the effectiveness thereof, from and after the effective date specified in such Assignment and Acceptance, the Agent will make all payments hereunder and under any other Loan Document in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

         (b) All computations of interest (whether based on the Base Rate, the Eurocurrency Rate, the Adjusted CD Rate, an Absolute Rate, or the Federal Funds
Rate) and of commitment and letter of credit fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable; provided, however, that interest payable in respect of Base Rate Advances at all times as such Base Rate is determined by BofA's "reference rate" shall be made on the basis of year of 365 or 366 days, as the case may be, and actual days elapsed. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

         (c) Unless the Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Lenders, the Swing Line Bank or the Issuing Bank, as the case may be, hereunder that such Borrower will not make such payment in full, the Agent may assume that such Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, but without any obligation to do so, cause to be distributed to each Lender, the Swing Line Bank or the Issuing Bank, as the case may be, on such due date an amount equal to the amount then due to such Lender, the Swing Line Bank or the Issuing Bank, as the case may be. If and to the extent such Borrower shall not have so made such payment in full to the Agent, each Lender, the Swing Line Bank or the Issuing Bank, as the case may be, shall repay to the Agent forthwith on demand such amount distributed to such Lender, the Swing Line Bank or the Issuing Bank, as the case may be, together with interest thereon, for each day from the date such amount is distributed to such Lender, the Swing Line Bank or the Issuing Bank, as the case may be, until the date such Lender, the Swing Line Bank or the Issuing Bank, as the case may be, repays such amount to the Agent, at the Federal Funds Rate.

         (d) Amounts received by the Agent for application to amounts owing to the Agent, the Lenders, the Swing Line Bank or the Issuing Bank shall be applied, if not specified by the applicable Borrower, if received by the Agent pursuant to Section 2.09(a) or if received after the occurrence and during the continuance of an Event of Default, first, to any amounts owing under Section 9.04(a), second, to the ratable payment of any accrued interest or fees that are then due and payable, third, to the ratable payment of the outstanding Swing Line Advances, fourth, to the ratable payment of the outstanding Revolving Advances which are owing to the Lenders and constitute Base Rate Advances, fifth, to the ratable payment of the outstanding Revolving Advances which are owing to the Lenders and constitute Adjusted CD Rate Advances, sixth, to the ratable payment of the outstanding Revolving Advances which are owing to the Lenders and constitute Eurocurrency Rate Advances, seventh, to cash collateralize Letter of Credit Liability, and eighth, to the ratable cash collateralization of the outstanding Auction Advances; together with, in the case of payment of Eurocurrency Rate Advances or Adjusted CD Rate Advances, any additional amount for which the Borrowers shall be obligated in respect of the payment of Eurocurrency Rate Advances or Adjusted CD Rate Advances pursuant to
Section 9.04(b). Any cash collateralization of Letter of Credit Liability or Auction Advance obligations shall be effected pursuant to a Pledge Agreement. Payments for reimbursement of amounts drawn under any Letter of Credit shall be applied as set forth in Section 3.04(c).

    SECTION 2.14. Taxes. (a) Subject to subsection (e) below, any and all payments by the Borrowers hereunder or any other Loan Document shall be made, in accordance with Section 2.13, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, (i) in the case of each Lender, the Swing Line Bank, the Issuing Bank and the Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender, the Swing Line Bank, the Issuing Bank or the Agent (as the case may be) is organized or any political subdivision thereof, (ii) in the case of each Lender, the Swing Line Bank, and the Issuing Bank, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Lender's Applicable Lending Office, or of the Swing Line Bank's office through which it funds Swing Line Advances or of the Issuing Bank's office through which it Issues Letters of Credit, as the case may be, or any political subdivision thereof and (iii) in the case of each Lender, the Swing Line Bank, the Issuing Bank and the Agent, taxes imposed by the United States by means of withholding taxes if and to the extent that such withholding taxes shall be in effect and shall be applicable on the date hereof under current laws and regulations (including judicial and administrative interpretations thereof) to payments to be made for the account of such Lender's Applicable Lending Office, to the Swing Line Bank or to the Issuing Bank or to the Agent (all taxes, levies, imposts, deductions, charges, withholdings and liabilities not described in subclauses (i), (ii) and (iii) being hereinafter referred to as "Taxes"). If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender, the Swing Line Bank, the Issuing Bank or the Agent,
(x) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender, Swing Line Bank, Issuing Bank or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (y) such Borrower shall make such deductions and (z) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

         (b) In addition, the Borrowers agree to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any other Loan Document or from the execution, delivery or registration or filing or recording of, or otherwise with respect to, this Agreement or any other Loan Document (including, without limitation, tangible or intangible property or ad valorem taxes) or document delivered hereunder or under any other Loan Document (hereinafter referred to as "Other Taxes").

         (c) The Borrowers shall indemnify each Lender, the Swing Line Bank, the Issuing Bank and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.14) paid by such Lender, the Swing Line Bank, the Issuing Bank or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender, the Swing Line Bank, Issuing Bank or the Agent (as the case may be) makes written demand therefor, which demand shall specify in reasonable detail the basis for such demand.

         (d) Within 30 days after the date of any payment of Taxes, the Borrowers shall furnish to the Agent, at its address referred to in
Section 9.02, the original or a certified copy of a receipt or other evidence satisfactory to the Agent of payment thereof.

         (e) Prior to the date of the initial Borrowing in the case of each Bank, the initial Swing Line Advance in the case of the Swing Line Bank or Issuance of the initial Letter of Credit in the case of the Issuing Bank, on the date of the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender, and within 30 days following the first day of each calendar year or if otherwise requested from time to time by the Borrowers or the Agent, (i) each Lender organized under the laws of a jurisdiction outside the United States, (ii) the Swing Line Bank, if organized under the laws of a jurisdiction outside the United States and (iii) the Issuing Bank, if organized under the laws of a jurisdiction outside the United States, shall provide the Agent and the Borrowers with three counterparts of each of the forms prescribed by the Internal Revenue Service (Form 1001 or 4224, or successor form(s), as the case may be) of the United States certifying as to such Lender's or the Swing Line Bank's or Issuing Bank's (if applicable) status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to such Lender, the Swing Line Bank or the Issuing Bank under any Loan Document. Unless the Borrowers and the Agent have received such forms or other documents satisfactory to them indicating that payments under any Loan Document are not subject to United States withholding tax, the Borrowers or the Agent (if not withheld by the Borrowers) shall withhold taxes from such payments at the applicable statutory rate, without any obligation to "gross-up" or make such Lender, the Swing Line Bank, the Issuing Bank or the Agent whole under Section 2.14(a) hereof; provided, however, that the Borrowers shall have the obligation to make such Lender, the Swing Line Bank, the Issuing Bank or the Agent whole and to "gross-up" under Section 2.14(a) hereof, if the failure to so deliver such forms or make such statements (other than the forms and statements required to be delivered on or made prior to the date of the initial Borrowing, initial Swing Line Advance or initial Issuance or on the date of the Assignment and Acceptance pursuant to which an Eligible Assignee became a Lender) is the result of the occurrence of an event (including, without limitation, any change in treaty, law or regulation) which (alone or in conjunction with other events) renders such forms inapplicable, that would prevent such Lender, the Swing Line Bank, the Issuing Bank or the Agent from making the statements contemplated by such forms or which removes or reduces an exemption (whether partial or complete) from withholding tax previously available to such Lender, the Swing Line Bank, the Issuing Bank or the Agent. Each Lender, the Swing Line Bank and the Issuing Bank (and the Agent, if applicable) will promptly notify the Borrower of the occurrence (when known to it) of an event contemplated by the foregoing proviso. Upon request of the Borrowers, each Lender which is organized under the laws of the United States or any State thereof and the Swing Line Bank and Issuing Bank (if organized under the laws of the United States or any State thereof) shall provide the Borrowers and the Agent with two duplicates of a statement conforming to the requirements of Treasury Regulation 1.1441-5(b) or any successor thereto and two duplicates of a duly completed Form W-9 or successor form.

         (f) Without affecting its rights under this Section 2.14 or any provision of this Agreement, each Lender, the Swing Line Bank and the Issuing Bank agree that if any Taxes or Other Taxes are imposed and required by law to be paid or to be withheld from any amount payable to such Lender or its Applicable Lending Office, the Swing Line Bank or the Issuing Bank, as the case may be, with respect to which any Borrower would be obligated pursuant to this
Section 2.14 to increase any amounts payable to such Lender, the Swing Line Bank or the Issuing Bank, as the case may be, or to pay any such Taxes or Other Taxes, such Lender shall use reasonable efforts to select an alternative Applicable Lending Office, the Swing Line Bank shall use reasonable efforts to select an alternative office for purposes of making and receiving payments in respect of Swing Line Advances, and the Issuing Bank shall use reasonable efforts to select an alternative office for purposes of issuing and receiving payments in respect of Letters of Credit, as the case may be, which would not result in the imposition of such Taxes or Other Taxes; provided, however, that none of the Lenders, the Swing Line Bank or the Issuing Bank shall be obligated to select any such alternative office if such Lender, the Swing Line Bank or the Issuing Bank, as the case may be, determines that (i) as a result of such selection it would be in violation of an applicable law, regulation, or treaty, or would incur additional costs or expenses or (ii) such selection would be inadvisable for regulatory reasons or inconsistent with the interests of such Lender, the Swing Line Bank or the Issuing Bank, as the case may be.

         (g) Each Lender, the Swing Line Bank and the Issuing Bank agree with the Borrowers that it will take all reasonable actions by all usual means (i) to secure and maintain all benefits available to it under the provisions of any applicable tax treaty concluded by the United States of America to which it may be entitled, if such benefit would reduce the amount payable by the Borrowers in accordance with this Section 2.14, (ii) otherwise to cooperate with the Borrowers to minimize the amount payable by any Borrower pursuant to this
Section 2.14 and (iii) to assist the Borrowers, at the expense of the Borrowers, in contesting any such Taxes or Other Taxes; provided, however, that none of the Lenders, the Swing Line Bank or the Issuing Bank, as the case may be, shall be obliged to disclose to any Borrower any information regarding its tax affairs or tax computations nor to reorder its tax affairs or tax planning pursuant hereto.

         (h) So long as no Default or Event of Default shall have occurred and be continuing, STK may, within the 30-day period commencing on the day that any Borrower receives a demand for the payment of Taxes or Other Taxes from any Lender pursuant to this Section 2.14, demand that the Lender making such demand be replaced with a Person that is an Eligible Assignee selected by STK and subject to consent by the Agent. Upon any such demand by STK, if the Agent shall have consented to the Eligible Assignee selected by STK, the Lender that made a demand pursuant to this Section 2.14 shall execute and deliver an Assignment and Acceptance to the Agent pursuant to which such Lender shall assign all of its rights and obligations under this Agreement and the other Loan Documents to the Eligible Assignee selected by STK.

         (i) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 2.14 shall survive the payment in full of the Obligations hereunder for a period expiring concurrently with the expiration of the statute of limitations applicable to claims made by the tax authorities to collect Taxes or Other Taxes.

    SECTION 2.15. Payments on Business Days. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurocurrency Rate Advances to be made in the next following month, such payment shall be made on the next preceding Business Day.

    SECTION 2.16. Sharing of Payments, Etc. If any Lender or the Issuing Bank shall obtain any payment, whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise (other than pursuant to Section 2.04(a), 2.11, 2.14, 3.05(b), 3.05(c), 3.07, or 9.04(b)) in excess of its ratable share of payments on account of the Revolving Advances or Letter of Credit Liability owing to all the Lenders, such Lender or the Issuing Bank, as the case may be, shall forthwith purchase from the other Lenders such participations in the Revolving Advances or Letter of Credit Liability owing to them as shall be necessary to cause such purchasing Lender or the Issuing Bank, as the case may be, to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender or the Issuing Bank, as the case may be, such purchase from each Lender shall be rescinded and such Lender or the Issuing Bank, as the case may be, shall repay to the purchasing Lender or the Issuing Bank, as the case may be, the purchase price to the extent of such recovery, together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender or the Issuing Bank, as the case may be, in respect of the total amount so recovered. The Borrower agrees that any Lender or the Issuing Bank, as the case may be, purchasing a participation from another Lender pursuant to this Section 2.16, Section 3.04 or 9.09(d) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender or the Issuing Bank, as the case may be, were the direct creditor of the Borrower in the amount of such participation.

    SECTION 2.17. Use of Proceeds. The Borrowers shall use the proceeds of Advances and Auction Advances for the general working capital needs of the Borrowers and for other general corporate purposes of the Borrowers.


                        ARTICLE III

               AMOUNT AND TERMS OF LETTERS OF
             CREDIT AND PARTICIPATIONS THEREIN

    SECTION 3.01.  Letters of Credit.

         (a) The Issuing Bank agrees, on the terms and conditions hereinafter set forth, to Issue for the account of one or more of the Borrowers, one or more Letters of Credit denominated in Dollars or an Alternative Currency from time to time during the period from the Closing Date until the Termination Date in an aggregate undrawn amount (including the Equivalent Amount of Letters of Credit denominated in Alternative Currencies) not to exceed at any time $40,000,000, each such Letter of Credit upon its Issuance to expire on or before the earlier of (x) the date which occurs one year from the date of its Issuance or (y) the date which occurs one year after the Termination Date; provided, however, that the Issuing Bank shall not be obligated to Issue any Letter of Credit if:

              (i)  after giving effect to the Issuance of such Letter of Credit,
    (A) the then-existing Aggregate Exposure Amount shall exceed the lesser of
    (1) the total of the Commitments of the Lenders, and (2) the then-applicable Aggregate Borrowing Base, or (B) the then-existing Exposure Amount of any Borrower shall exceed the then-applicable Individual Borrowing Base of such Borrower or (C) the then-outstanding aggregate principal amount of all Revolving Advances and Letter of Credit Liabilities denominated in Alternative Currencies, in respect of all Borrowers in the aggregate, shall exceed the Alternative Currency Sublimit;

              (ii) the Agent or the Majority Lenders shall have notified the Issuing Bank and the Borrowers that no further Letters of Credit are to be Issued by the Issuing Bank due to a continuing failure to meet any of the applicable conditions set forth in Article IV, and such notice has not expired or been withdrawn by the Agent or the Majority Lenders;

              (iii) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any requirement of law or regulation applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated) not in effect on the Closing Date and which results in an unreimbursed loss, cost or expense that the Issuing Bank in good faith deems material, or shall otherwise impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material;

              (iv) any requested Letter of Credit does not provide for drafts, or is not otherwise in form and substance acceptable to the Issuing Bank;

              (v) any Letter of Credit is for the purpose of supporting the issuance of any letter of credit by any Person other than the Issuing Bank; or

              (vi) in respect of any Letter of Credit to be denominated in an Alternative Currency, the Issuing Bank has determined that it is unable to fund obligations in that currency.

Within the limits of the obligations of the Issuing Bank set forth above, the Borrowers may request the Issuing Bank to Issue one or more Letters of Credit, reimburse the Issuing Bank for payments made thereunder pursuant to Section 3.03(a), and request the Issuing Bank to Issue one or more additional Letters of Credit under this Section 3.01.

         (b) The Borrower hereby requests that the Letters of Credit described on Schedule 3.01(b) hereto (the "Prior Letters of Credit") be deemed Letters of Credit Issued hereunder. Each of the Lenders acknowledges and agrees that the Prior Letters of Credit constitute Letters of Credit outstanding under this Agreement on and as of the Closing Date. The Lenders hereby severally and unconditionally agree to participate in the Prior Letters of Credit under the terms of Section 3.04 as of the Closing Date.

    SECTION 3.02. Issuing the Letters of Credit. (a) Each standby Letter of Credit shall be Issued on at least four Business Days' notice and each commercial documentary Letter of Credit shall be Issued on at least three Business Days' notice, in each case from the applicable Borrower to the Issuing Bank, specifying the date, amount (and applicable Alternative Currency, if not denominated in Dollars), expiry and beneficiary thereof, accompanied by such application and agreement for letter of credit as the Issuing Bank may from time to time specify to such Borrower, each in form and substance satisfactory to the Issuing Bank. On the date specified by the applicable Borrower in such notice and upon fulfillment of the applicable conditions set forth in Section 3.01 and
Article IV hereof, the Issuing Bank will Issue such Letter of Credit in the form specified in such notice and such application and agreement for letter of credit and will promptly notify the Agent thereof.

         (b) The Borrowers each acknowledge and agree that the Issuing Bank may, in connection with any Evergreen Letter of Credit, at its election (or as required by the Agent at the direction of the Majority Lenders) deliver any notices of termination or other communications to any Letter of Credit beneficiary or transferee, or take any other action as necessary or appropriate in order to cause the expiry date of such Letter of Credit to be a date not later than the date that is one year after the Termination Date.

    SECTION 3.03.  Reimbursement Obligations.

         (a) Notwithstanding any provisions to the contrary in any application and agreement for letter of credit applicable to any Letter of Credit, each Borrower requesting a Letter of Credit shall:

              (i) on the date of any payment by the Issuing Bank on the Letter of Credit (the "Honor Date") pay to the Issuing Bank an amount equal to, and in reimbursement for, each amount which the Issuing Bank pays under any such Letter of Credit, in the currency in which such Letter of Credit is payable; except that the Issuing Bank may, at its election ("Conversion Election"), require any payment in respect of any Letter of Credit payable in an Alternative Currency to be made in Dollars at the Spot Rate in effect for the Honor Date relating thereto; and

              (ii) pay to the Issuing Bank interest on any amount remaining unpaid under clause (i) above from the Honor Date until such amount is reimbursed in full to the Issuing Bank pursuant to clause (i) above, payable on demand, in the currency applicable under clause (i) above, at a fluctuating rate per annum equal to the Default Rate in effect from time to time.

         (b) All amounts to be reimbursed to the Issuing Bank in accordance with subsection (a) above may, subject to the limitations set forth in
Section 2.01, be paid from the proceeds of Revolving Advances or Swing Line Advances, and, solely for such purposes, the minimum borrowing amount limitations set forth in Section 2.01 shall not be applicable; provided, however, that Swing Line Advances may not be used to reimburse obligations relating to any Letter of Credit payable in an Alternative Currency, unless the Issuing Bank shall have made a Conversion Election as to such Letter of Credit. The Borrowers hereby authorize the Lenders to make pursuant to Section 2.02(a) Revolving Advances and the Swing Line Bank to make pursuant to Section 2.02(b) Swing Line Advances, in each case which are in the amounts of the reimbursement obligations of the applicable Borrowers set forth in subsection (a) above, and further authorize (without creating any obligation so to do) the Agent (i) to give the Lenders, pursuant to Section 2.02(a), a Notice of Borrowing with respect to the Borrowing comprised of such Advances (which shall be Base Rate Advances), (ii) to give the Swing Line Bank, pursuant to Section 2.02(b), a Notice of Swing Line Advance, if the applicable reimbursement obligation under subsection (a) above is less than or equal to $3,000,000, and (iii) to distribute the proceeds of such Advances to the Issuing Bank to pay such amounts. The Borrowers each agree that all such Advances so made shall be deemed to have been requested by them, respectively, and direct that all proceeds thereof shall be used to pay such reimbursement obligations under subsection (a) above.

    SECTION 3.04. Participations Purchased by the Lenders. (a) On the date of Issuance of each Letter of Credit the Issuing Bank shall be deemed irrevocably and unconditionally to have sold and transferred to each Lender without recourse or warranty, and each Lender shall be deemed to have irrevocably and unconditionally purchased and received from such Issuing Bank, an undivided interest and participation, to the extent of such Lender's Percentage, in effect from time to time, in such Letter of Credit and all Letter of Credit Liability relating to such Letter of Credit and all Loan Documents securing, guaranteeing, supporting or otherwise benefiting the payment of such Letter of Credit Liability. Promptly after the end of each calendar month, the Agent will notify each Lender of the Letters of Credit Issued during the prior month and of their dates of Issue, amounts, currencies, expiries and reference numbers.

         (b)  In the event that any reimbursement obligation under
Section 3.03(a) is not paid when due to the Issuing Bank with respect to any Letter of Credit, including by virtue of Section 3.03(b), the Issuing Bank will promptly notify the Agent to that effect, and the Agent will promptly notify the Lenders of the amount and currency of such reimbursement obligation and each Lender shall immediately pay to the Agent for the account of the Issuing Bank, in lawful money of the United States, or, in the case of a Letter of Credit denominated in an Alternative Currency, in such Alternative Currency (unless the Issuing Bank shall have made a Conversion Election, in which event each Lender shall immediately pay the Equivalent Amount in Dollars, based upon the Spot Rate in effect for the applicable Honor Date), subject to subsection (e) of this Section and in same day funds, an amount equal to such Lender's Commitment Percentage then in effect of the amount of such unpaid reimbursement obligation with interest at the Federal Funds Rate for each day after such notification until such amount is paid to the Agent.

         (c) Promptly after the Issuing Bank receives a payment on account of a reimbursement obligation with respect to any Letter of Credit, the Issuing Bank shall promptly pay to the Agent, and the Agent shall promptly pay to each Lender which funded its participation therein, in the kind of funds and currency so received, an amount equal to such Lender's ratable share thereof.

         (d) Upon the request of any Lender, the Agent will furnish to such Lender copies of any Letter of Credit and any application and agreement for letter of credit and other documents related thereto as may be reasonably requested by such Lender.

         (e) The obligation of each Lender to make payments as and when required under subsection (b) above shall be unconditional and irrevocable and shall be made under all circumstances, including, without limitation, any of the circumstances referred to in Section 3.06(b).

         (f) If any payment received on account of any reimbursement obligation with respect to a Letter of Credit and distributed to a Lender as a participant under Section 3.04(c) is thereafter recovered from the Issuing Bank in connection with any Insolvency Proceeding relating to any Borrower, each Lender which received such distribution shall, upon demand by the Agent, repay to the Issuing Bank such Lender's ratable share of the amount (and in the currency) so recovered together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered) of any interest or other amount paid or payable by the Issuing Bank in respect of the total amount so recovered.

    SECTION 3.05. Letter of Credit Fees. (a) Each Borrower hereby severally agrees to pay to each Lender (in accordance with its Percentage) a letter of credit fee with respect to each standby Letter of Credit issued for its account on the maximum amount available to be drawn under such Letter of Credit from time to time after giving effect to scheduled reductions thereof (the determination of such maximum amount to assume compliance with all conditions for drawing) from the date of Issuance of such Letter of Credit until the expiry date of such Letter of Credit at the rate per annum equal to 1.25%; provided, however, that at any and all times as the Utilization Rate is greater than 33_%, the applicable rate per annum shall be 1.50%; such fee payable in arrears on the last of each March, June, September and December in each year, commencing September 30, 1994 through the Letter of Credit Termination Date, and on the Letter of Credit Termination Date.

         (b) Each Borrower hereby severally agrees to pay to the Issuing Bank, for its own account, in addition to the fees described in subsection (c) of this Section, an issuance fee for each commercial documentary Letter of Credit Issued hereunder equal to the greater of (i) $500 and (ii) the amount that is 0.25% of the face amount of such commercial documentary Letter of Credit such fee payable on the date of Issuance of each such Letter of Credit.

         (c) Each Borrower severally agrees to pay to the Issuing Bank, for its own account and on demand, sums equal to standard fees (other than its issuance fee), charges and expenses that such Issuing Bank may impose, pay or incur in connection with the Issuance, amendment, administration, transfer or cancellation of any or all Letters of Credit issued for the account of such Borrower or in connection with any payment by such Issuing Bank thereunder. The Issuing Bank will give STK notice of any change in its standard fees, charges or expenses payable by the Borrowers to the Issuing Bank pursuant to this
Section 3.05(c); provided, however, that any failure by the Issuing Bank to give such notice shall not affect the Borrowers' obligations under this
Section 3.05(c) to pay the Issuing Bank's reasonable current standard fees, charges or expenses in accordance herewith.

         (d) All fees payable in respect of Letters of Credit shall be nonrefundable.

    SECTION 3.06. Indemnification; Nature of the Issuing Bank's Duties. (a) The Borrowers agree to indemnify and save harmless the Agent, the Issuing Bank and each Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable Attorney Costs) which the Agent, the Issuing Bank or such Lender may incur or be subject to as a consequence, direct or indirect, of (i) the Issuance of any Letter of Credit or (ii) any action or proceeding relating to a court order, injunction, or other process or decree restraining or seeking to restrain the Issuing Bank from paying any amount under any Letter of Credit.

         (b) The obligations of the Borrowers hereunder with respect to Letters of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms hereof under all circumstances, including, without limitation, any of the following circumstances:

              (i) any lack of validity or enforceability of any Letter of Credit or Loan Document or any agreement or instrument relating thereto;

              (ii) the existence of any claim, setoff, defense or other right which any Borrower may have at any time against the beneficiary, or any transferee, of any Letter of Credit, or the Issuing Bank, any Lender, or any other Person;

              (iii) any draft, certificate, or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

              (iv) any lack of validity, effectiveness, or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part;

              (v) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof;

              (vi) the release or non-perfection of any Collateral or the amendment, modification or termination of any Collateral Document;

              (vii) any failure of the beneficiary of a Letter of Credit to strictly comply with the conditions required in order to draw upon any Letter of Credit; or any payment is made by the Issuing Bank under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit;

              (viii) any misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; or

              (ix) any other circumstance or happening whatsoever, whether or not similar to the foregoing;

provided, that, notwithstanding the foregoing, the Issuing Bank shall not be relieved of any liability it may otherwise have as a result of its gross negligence or willful misconduct.

    SECTION 3.07. Increased Costs. (a) Change in Law. If any change after the Closing Date in any law or regulation or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof shall either (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against letters of credit issued by the Issuing Bank or (ii) impose on the Issuing Bank or any Lender any other condition regarding letters of credit or, in the case of such Lender, its participation hereunder in Letters of Credit; and the result of any event referred to in the preceding clause (i) or (ii) shall be to increase the cost to the Issuing Bank of Issuing or maintaining or, in the case of such Lender, having a participation in Letters of Credit, then, upon demand by the Issuing Bank or such Lender (with a copy to the Agent), the Borrowers shall promptly (and in any event within five Business Days) pay to the Issuing Bank or such Lender from time to time as specified by such Issuing Bank or such Lender (with a copy to the Agent) additional amounts which shall be sufficient to compensate the Issuing Bank or such Lender for such increased cost. A certificate as to such increased cost, and amount thereof, incurred by the Issuing Bank or any Lender as a result of any event mentioned in clause (i) or (ii) above, shall be submitted by the Issuing Bank or such Lender to the Borrowers and the Agent, which certificate shall set out in reasonable detail the calculation of such amounts and be conclusive and binding for all purposes, absent manifest error.

         (b) Capital. If, at any time after the Closing Date, the Issuing Bank or any Lender determines that compliance with any law or regulation as adopted, amended or otherwise modified after the Closing Date or with any written guideline or request from any central bank or other governmental authority published after the Closing Date (a copy of which shall be sent by the Issuing Bank or such Lender, as the case may be, to the Borrowers), whether or not having the force of law, has or would have the effect of reducing the rate of return on the capital of the Issuing Bank or such Lender or any corporation controlling the Issuing Bank or such Lender (whether by increasing the amount of capital required or expected to be maintained by the Issuing Bank or such Lender or any corporation controlling the Issuing Bank or such Lender or otherwise) as a consequence of, or with reference to, such Issuing Bank's commitment to issue, the issuance of, or, with respect to such Lender's commitment, to participate in, any Letter of Credit hereunder below the rate that the Issuing Bank or such Lender or such other corporation could have achieved but for compliance therewith (taking into account the policies of the Issuing Bank, such Lender or corporation with regard to capital), then the Borrowers shall from time to time, upon demand by the Issuing Bank or such Lender (with a copy of such demand to the Agent), immediately pay to the Issuing Bank or such Lender additional amounts sufficient to compensate the Issuing Bank or such Lender or other corporation for such reduction. A certificate as to such amounts shall be submitted to the Borrowers and the Agent by the Issuing Bank or such Lender, as the case may be, which certificate shall be conclusive and binding for all purposes, absent manifest error.

         (c) Survival. Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 3.07 shall survive the payment of all Obligations (after the occurrence of the Termination Date) for a period of 180 days.

    SECTION 3.08. Uniform Customs and Practice. The Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce ("UCP") shall in all respects be deemed a part of this
Article III as if incorporated herein and shall apply to the Letters of Credit.

    SECTION 3.09. Cash Collateral. Each Borrower severally agrees, upon the Termination Date, to pledge to the Agent for the benefit of the Lenders, pursuant to its Pledge Agreement, cash collateral in an amount such that the Outstanding Letter of Credit Liability is zero, and to maintain such pledge and, to the extent necessary, make further pledges, such that at all times thereafter such that the Outstanding Letter of Credit Liability remains zero.


                         ARTICLE IV

                   CONDITIONS OF LENDING

    SECTION 4.01. Conditions Precedent to Initial Borrowing, Swing Line Advance, Auction Advance or Letter of Credit. The obligation of each Lender to make its Revolving Advance on the occasion of the initial Borrowing, the obligation of the Swing Line Bank to make its Swing Line Advance on the occasion of the initial Swing Line Advance, the obligation of any Lender to make its Auction Advance on the occasion of the initial Auction Borrowing and the obligation of the Issuing Bank to Issue its initial Letter of Credit, are subject to the conditions precedent that on or before the earlier of September 30, 1994, and the day of such Borrowing, Swing Line Advance, Auction Borrowing or Letter of Credit, if any, the Agent shall have received the following, each document dated September 30, 1994 (unless otherwise specified below), and, each document, in form and substance satisfactory to the Agent and each Lender (which satisfaction shall be deemed to exist upon execution and delivery by such Lender of its respective counterpart signature pages) and in sufficient copies for each Lender, the Swing Line Bank and the Issuing Bank:

         (a) Certified copies of (i) the resolutions of (A) the Board of Directors of each Borrower approving this Agreement and each other Loan Document to which it is or is to be a party and the transactions contemplated hereby and thereby, and (ii) all documents evidencing other necessary corporate action and governmental approvals with respect to each Loan Document and the transactions contemplated thereby.

         (b) A certificate of the Secretary or an Assistant Secretary of each Borrower certifying the names and true signatures of the officers of such Borrower authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered by it hereunder which certificates may be conclusively relied on by the Agent until the Agent shall receive a further certification of the Secretary or Assistant Secretary of such Borrower cancelling or amending the prior certificate of such Borrower and submitting the names and signatures of the officers named in such further certificate.

         (c) The Borrowers shall have paid all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date; including any such costs, fees and expenses arising under or referenced in Sections 2.04(a), 2.04(d) and 9.04.

         (d) A favorable opinion of Shearman & Sterling, counsel for the Borrowers and a favorable opinion of the Borrowers' company counsel, in substantially the form of Exhibits J-1 and J-2, respectively, and as to such other matters as any Lender through the Agent may reasonably request.

         (e) A Borrowing Base Certificate, dated and current as of September 2, 1994, together with a report describing any Discounts of Product Transfer Agreements and sales of Accounts occurring after such date and prior to the Closing Date.

         (f) A certificate signed by a Responsible Officer of STK, dated as of the Closing Date, stating that:

             (i) the representations and warranties contained in Article V are true and correct on and as of such date, as though made on and as of such date;

            (ii) no Default or Event of Default exists or would result from the initial Borrowing; and

           (iii) there has occurred since December 31, 1993, no event or circumstance that has had or reasonably could be expected to have a Material Adverse Effect.

         (g) Such other documents and materials as the Agent or any Lender through the Agent may request.

    SECTION 4.02. Conditions Precedent to All Borrowings, All Swing Line Advances and All Issuances. The obligation of each Lender to make an Advance on the occasion of any Borrowing (including the initial Borrowing), the obligation of the Swing Line Bank to make any Swing Line Advance (including the initial Swing Line Advance), and the obligation of the Issuing Bank to Issue any Letter of Credit (including the initial Letter of Credit), shall be subject to the conditions precedent that on the date of such Borrowing, Swing Line Advance or
Issuance: (a) the following statements shall be true and each of the giving of the applicable Notice of Borrowing, the applicable Notice of Swing Line Advance or the applicable request for Issuance (as the case may be) and the acceptance by any Borrower of the proceeds of such Borrowing or Swing Line Advance or the Issuance of such Letter of Credit shall constitute a representation and warranty by such Borrower that on the date of such Borrowing, Swing Line Advance or Issuance, as the case may be, such statements are true:

         (i) each representation and warranty contained in Section 5.01 hereof and Section 4 of each Security Agreement is true and correct in all material respects on and as of the date of such Borrowing, Swing Line Advance or Issuance, before and after giving effect to such Borrowing or Swing Line Advance and to the application of the proceeds therefrom or to such Issuance (as the case may be), as though made on and as of such date; and

        (ii) no event has occurred and is continuing, or would result from such Borrowing or Swing Line Advance or from the application of the proceeds therefrom or from such Issuance (as the case may be) which constitutes an Event of Default or a Default;

and (b) the Agent shall have received such other approvals, opinions or documents relating to the perfection or priority of security interests or liens in the Collateral or the validity or enforceability of any Loan Documents as any Lender through the Agent may reasonably request.

    SECTION 4.03. Conditions Precedent to Each Auction Borrowing. The obligation of each Lender which is to make an Auction Advance on the occasion of an Auction Borrowing (including the initial Auction Borrowing) to make such Auction Advance as part of such Auction Borrowing is subject to the conditions precedent that (i) the Agent shall have received the written confirmatory Competitive Bid Request with respect thereto, (ii) on or before the date of such Auction Borrowing, but prior to such Auction Borrowing, the Agent shall have received an original executed copy of each acceptance notice given by the applicable Borrower with respect to such Auction Borrowing under Section 2.03(f), indicating the principal amount of the Auction Advance to be covered thereby and otherwise on such terms as were agreed to for such Auction Advance in accordance with Section 2.03, and (iii) on the date of such Auction Borrowing the following statements shall be true (and each of the giving of the applicable Competitive Bid Request and the acceptance by the applicable Borrower of the proceeds of such Auction Borrowing shall constitute a representation and warranty by such Borrower that on the date of such Auction Borrowing such statements are true):

         (a) The representations and warranties contained in Section 5.01 hereof and Section 4 of each Security Agreement are true and correct in all material respects on and as of the date of such Auction Borrowing, before and after giving effect to such Auction Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, and

         (b) No event has occurred and is continuing, or would result from such Auction Borrowing or from the application of the proceeds therefrom, which constitutes an Event of Default or Default.


                         ARTICLE V

               REPRESENTATIONS AND WARRANTIES

    SECTION 5.01. Representations and Warranties of the Borrowers. Each of the Borrowers represents and warrants as follows:

         (a) Existence, Etc. Each Borrower, together with each of its Material Subsidiaries, is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, is duly qualified as a foreign corporation and, as to any Borrower or Material Domestic Subsidiary, is in good standing in each jurisdiction as to which the location of its assets or the nature of its business makes qualification necessary (except where the failure to do so would not have a Material Adverse Effect), and has all power, corporate or otherwise, to conduct its business and to own, or hold under lease, its assets (except where the failure to have such power would not have a Material Adverse Effect), and to execute and deliver, and to perform all of its obligations under, each of the Loan Documents to which it is or will be a party; and no Material Subsidiary that is a Foreign Subsidiary has received from any Governmental Authority any notice that it is not authorized to conduct its business or own its assets under the laws of such Governmental Authority.

         (b) Subsidiaries. Set forth in Schedule 5.01(b) is a complete and accurate list of all of the Subsidiaries of each such Borrower and of all Material Domestic Subsidiaries, showing as of the Closing Date (as to each such Subsidiary) the legal name of such Subsidiary, the jurisdiction of its organization, the number of shares of each class of its capital stock authorized to be issued and the amount outstanding, and the number and percentage of the outstanding shares of each such class owned directly or indirectly by each of the Borrowers, and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase, and similar rights at the Closing Date. No such shares, options, warrants or other rights are in existence except as set forth on Schedule 5.01(b). All of the outstanding shares of capital stock of each Borrower and each of its Material Subsidiaries has been duly authorized and validly issued and is fully paid and nonassessable. As of the Closing Date, each Borrower is the record and beneficial owner of all of that portion of the presently existing shares ascribed to its ownership in
Schedule 5.01(b), in each case free and clear of all Liens except for Permitted Liens.

         (c) Authorization. The execution, delivery and performance by each Borrower of each Loan Document to which it is or will be a party are within such Borrower's corporate powers, have been duly authorized by all necessary corporate action, do not contravene (i) such Borrower's charter or bylaws,
(ii) any law, rule, regulation (including, without limitation, Regulations G, T, U or X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award binding on or affecting such Borrower or any of its properties, or (iii) any contractual restriction binding on or affecting such Borrower or any of its properties, except, in each case, where any such contravention would not cause a Material Adverse Effect or render any Loan Document unenforceable against such Borrower or any third party, and do not result in or require the creation of any Lien (other than pursuant hereto or pursuant to the Collateral Documents) upon or with respect to any of its material properties; and no Borrower is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination, award or restriction the violation of which would cause a Material Adverse Effect.

         (d) Approvals. No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery and performance by any Borrower of any Loan Document to which it is or will be a party, except for those which relate to filings and recordings required to perfect the Liens granted to the Agent pursuant to the Collateral Documents, each of which has been or will be duly made and except for those set forth on Schedule 5.01(d), each of which relates solely to performance, is obtainable in the ordinary course without delay and, with respect to which if not so obtained, would not have a Material Adverse Effect, or impair the Agent's, the Issuing Bank's, the Swing Line Bank's or any Lender's rights and remedies hereunder or under any Loan Document.

         (e) Enforceability. This Agreement is the legal, valid and binding obligation of each Borrower enforceable against such Borrower in accordance with its terms. Each other Loan Document to which any Borrower is or will be a party is or will be (when executed and delivered) the legal, valid and binding obligation of such Borrower enforceable against such Borrower in accordance with its terms.

         (f) Properties. Each Borrower has good title to all of the presently existing Collateral covered by the Collateral Documents to which it is a party, free and clear of all Liens except for Liens created under the Collateral Documents and Permitted Liens.

         (g) Financial Statements. The Consolidated balance sheet of STK and its Subsidiaries as at December 31, 1993 and the related Consolidated statements of income and stockholder's equity and changes in cash flow of STK and its Subsidiaries for the Fiscal Year then ended, audited by Price Waterhouse, copies of each of which have been furnished to each Lender, fairly present the Consolidated financial condition of STK and its Subsidiaries as at such date and the Consolidated results of operations of STK and its Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied, except as indicated therein.

         (h) Material Adverse Effect. Since December 31, 1993, there has arisen no event or circumstance that has had a Material Adverse Effect.

         (i) Litigation. Except as set forth on Schedule 5.01(i), there is no action, suit, or proceeding pending or, to the best of such Borrower's knowledge, threatened, in any court or a governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (i) that relates to any aspect of the transactions contemplated by any Loan Document or (ii) that relates to such Borrower or any of its Subsidiaries or any of the properties of such Borrower or any of its Subsidiaries and which, if adversely determined, could have a Material Adverse Effect.

         (j) Taxes. Except as is set forth on Schedule 5.01(j), each Borrower and each of its Subsidiaries have filed all tax returns (federal, state and local) required to be filed by it and have paid or caused to be paid all taxes shown thereon to be due and payable for the periods covered thereby, including interest and penalties, other than (i) taxes being contested in good faith and by appropriate proceedings with respect to which adequate reserves have been established in accordance with GAAP and (ii) taxes for which the failure to pay would not have a Material Adverse Effect and would not result in any Lien upon any of the Collateral that is, or will with the giving of notice or passage of time or both, become, prior to any Lien under the Collateral Documents.

         (k) Information. All information, exhibits and reports furnished in writing by or on behalf of each Borrower or any of its Subsidiaries and made available to the Agent or any Lender pursuant to Article IV hereof or
Section 6.04 relating to the condition (financial or otherwise), operations, business, properties or prospects of such Borrower or such Subsidiary or otherwise in connection with the transactions contemplated by the Loan Documents, when taken as a whole, are true, correct and complete and not misleading in any material respect.

         (l) Indebtedness. Schedule 5.01(l) sets forth, as of the Closing Date, all Debt and Contingent Obligations of each Borrower and its Subsidiaries other than (i) Debt owing to any one creditor in an aggregate amount less than $5,000,000 and (ii) Contingent Obligations which individually are less than $1,000,000.

         (m) Lease Obligations. Schedule 5.01(m) sets forth, as of the Closing Date, a complete and accurate list of all current obligations of each Borrower or any of its Subsidiaries as lessee for the payment of rental or hire for any property under any Operating Lease entered into after December 25, 1992, having a term of one year or more and which has base annual rental payments in excess of $3,000,000 per year.

         (n) Strikes, Acts of God. Neither the business nor the properties of any Borrower or any of its Subsidiaries are affected by any strike, lockout, fire, explosion, earthquake, embargo, act of God or of the public enemy or other casualty which could have a Material Adverse Effect.

         (o) ERISA Events. Except as set forth at Schedule 5.01(o), no ERISA Event has occurred with respect to any Plan or is reasonably expected to occur with respect to any Plan.

         (p) Multiemployer Plans. Except as set forth at Schedule 5.01(o), neither any Borrower nor any ERISA Affiliate has incurred or is reasonably expected to incur any material Withdrawal Liability to any Multiemployer Plan.

         (q) Plan Terminations. Except as set forth at Schedule 5.01(o), neither any Borrower nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

         (r) Margin Stock. None of the Borrowers nor any of their respective Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System) and no proceeds of any Advance or Auction Advance will be used (i) to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock, or (ii) to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities and Exchange Act of 1934.

         (s) Regulated Entities. None of the Borrowers, any Person controlling any Borrower, or any Subsidiary of any Borrower, is (a) an "Investment Company" within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Debt.

         (t) Copyrights, Patents, Trademarks and Licenses, Etc. STK or its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, franchises, authorizations and other rights that are reasonably necessary for the operation of their respective material businesses, without conflict with the rights of any other Person. To the best knowledge of the Borrowers, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed by the Borrowers or any of their Subsidiaries infringes upon any rights held by any other Person; except as specifically disclosed in Schedule 5.01(i), no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrowers, threatened, and no patent, invention, device, application, principle is, to the knowledge of the Borrowers, pending or proposed, which, in any case, could reasonably be expected to have a Material Adverse Effect.

         (u)  Environmental Laws.  Except as set forth on Schedule 5.01(u),
(i) each Borrower and its Subsidiaries is in compliance in all respects with the provisions of all Environmental Laws relating to any real property owned or occupied by such Borrower or any of its Subsidiaries and the ownership, use, operation and occupancy thereof and (ii) no Borrower nor any Subsidiary of any Borrower nor, to the knowledge of each Borrower, any other Person, has engaged in any Environmental Activity, nor, to the knowledge of each Borrower, has any Environmental Activity otherwise occurred, in violation of any provision of any applicable Environmental Laws, in each case which could create any liability, absolute or contingent, for any Borrower or any of its Subsidiaries in excess of $5,000,000 for any one such failure to comply or violation or in excess of $10,000,000 for all such failures to comply or violations. Except as set forth on Schedule 5.01(u), no Borrower nor any Subsidiary of any Borrower is engaged in any Environmental Activity which could materially impair the value of the Collateral of such Borrower taken as a whole.

         (v) Filings. Except as set forth on Schedule 5.01(v), to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement and each Loan Document, it is not necessary that this Agreement or any Loan Document be filed or recorded with any court or other authority or that any stamp or other similar tax be paid.

         (w) Lockbox Accounts. Schedule 5.01(w) sets forth, as of the Closing Date, a true and correct list of all lockbox accounts of the Borrowers.

         (x)  Solvency.  Each of the Borrowers is Solvent.

         (y) Insurance Coverage. The insurance coverage of STK and its Material Domestic Subsidiaries described in the certified copies of insurance summaries previously delivered to the Agent pursuant to Section 4.01(f) of the Prior Credit Agreement has not changed in any material respect since the closing date for the Prior Loan Agreement, is and remains in full force and effect, and such summaries are, in all material respects, true and accurate summaries of insurance provided by, to the best of the Borrowers' knowledge, responsible and reputable insurance companies or associations in such amounts and covering such risks as required under Section 6.01(g), and include loss payee endorsements for each policy of insurance covering any of the Collateral showing coverage of the Agent for its benefit and the benefit of the Lenders, the Swing Line Bank and the Issuing Bank.

         The representations and warranties of each Borrower contained in this
Section 5.01 shall remain in full force and effect regardless of any investigation made by or on behalf of the Agent, the Issuing Bank, the Swing Line Bank or any Lender.


                         ARTICLE VI

                 COVENANTS OF THE BORROWERS

    SECTION 6.01. Affirmative Covenants. So long as any Advance or Auction Advance shall remain unpaid, any Letter of Credit Liability shall exist or any Lender shall have any Commitment hereunder, each Borrower agrees that it shall, unless the Majority Lenders shall otherwise consent in writing:

         (a) Payment of Taxes, Etc. Pay and discharge, and cause each of its Material Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawfully asserted claims which, if unpaid, could by law become a Lien upon any material property of such Borrower or Material Subsidiary; provided, however, that no Borrower nor any Subsidiary of any Borrower shall be required for purposes of this Section 6.01(a) to pay or discharge any such tax, assessment, charge or claim (A) that such Borrower reasonably believes in good faith is not due or owing or (B) that is being contested in good faith and by proper proceedings, and (in the case of both subclause (A) and (B)), for which adequate reserves have been established in accordance with GAAP.

         (b) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory), and franchises except if, in the reasonable business judgment of such Borrower or such Subsidiary, as the case may be, it is in its best economic interest not to preserve and maintain such rights or franchises, or such failure to preserve and maintain such rights or franchises or (solely in the case of Subsidiaries of the Borrowers, but not the Borrowers themselves) existence would not materially adversely affect the rights of the Lenders, the Swing Line Bank or the Issuing Bank hereunder or the value of the Collateral or cause a Material Adverse Effect. Except as is otherwise provided in Section 6.02(f), (g) and (l), maintain, and cause each of its Subsidiaries to maintain, 100% (or if less, at least the percentage ownership in effect on the Closing Date) ownership of each Material Subsidiary.

         (c) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders, including without limitation all Environmental Laws relating to real property owned or occupied by any of the Borrowers or their respective Subsidiaries and the ownership, use, operation and occupancy thereof, except if such failure to comply with the requirements of such laws, rules, regulations and orders would not materially adversely affect the rights of the Lenders, the Swing Line Bank or the Issuing Bank hereunder or under each Loan Document or the value of the Collateral or cause a Material Adverse Effect.

         (d) Visitation and Audit Rights. Permit any Lender or any agent or representative thereof (provided that the Borrower may deny access to any such agent or representative that is engaged in a business in competition with the primary business of such Borrower), at the expense of such Lender (unless there shall exist an Event of Default, in which case it shall be at the expense of the Borrowers), from time to time upon reasonable prior notice, to visit the properties of such Borrower and its Subsidiaries during reasonable business hours, without hindrance or delay, and to discuss the affairs, finances and accounts of such Borrower and its Subsidiaries with any of their respective officers or agents; permit the Agent or any agent or representative thereof, at the expense of the Agent (unless there shall exist an Event of Default, in which case it shall be at the expense of the Borrowers), from time to time upon reasonable prior notice to examine and make copies of and abstracts from the records and books of account of, and to visit the properties of, such Borrower and its Subsidiaries during reasonable business hours, without hindrance or delay, and to discuss the affairs, finances and accounts of such Borrower and its Subsidiaries with any of their respective officers or agents; and permit the Agent or any agent or representative thereof, at the expense of the Borrowers, to conduct audits of the Collateral; provided, however, that all costs and expenses incurred in connection with such audits shall be billed to the Borrowers in accordance with the Agent's standard billing procedure and, so long as no Default or Event of Default exists, the Agent shall not conduct such audits more frequently than twice every Fiscal Year; provided, further, that the Borrowers shall, if requested by the Agent, permit the Agent or any agent or representative thereof, at the expense of the Borrowers, to conduct audits of the records of the Borrowers at any time in order to verify any information contained in any Borrowing Base Certificate; and, provided, further, that any such agent or representative of any Lender or the Agent that is not an employee of such Lender or the Agent, as the case may be, shall at all times as there shall not exist a Default or Event of Default, be subject to the reasonable approval of STK and shall agree to be bound by the terms of Section 9.17.

         (e) Keeping of Books. Keep, and cause each of its Material Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Borrower and each of its Subsidiaries in accordance with GAAP.

         (f) Maintenance of Properties, Etc. Except as is otherwise permitted in the Loan Documents, maintain and preserve, and cause each of its Material Subsidiaries to maintain and preserve, each of its material properties which are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, consistent with sound business practice.

         (g) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance in amounts, from responsible and reputable insurance companies or associations, with limitations, of types and on terms as is customary for the industry and name the Agent as loss payee for the benefit of itself and the Lenders under any insurance policy covering any Collateral, to the extent requested by the Majority Lenders.

         (h)  Employment of Technology, Disposal of Hazardous Materials, Etc.
(i) Employ, and cause each of its Subsidiaries to employ, in connection with its use, if any, of all real property owned or occupied by the Borrower or any such Subsidiary, appropriate technology and compliance procedures to maintain compliance with all applicable material Environmental Laws, (ii) obtain and maintain, and cause each of its Subsidiaries to obtain and maintain, all material permits required by applicable Environmental Laws in connection with its or its Subsidiaries' operations and (iii) use its best efforts to dispose of, and cause each of its Subsidiaries to use its best efforts to dispose of, all Hazardous Substances only at facilities and with carriers reasonably believed to possess valid permits under RCRA, if applicable, and any applicable state and local Environmental Laws. Such Borrower shall use its best efforts, and cause each of its Subsidiaries to use its best efforts, to obtain all certificates required by law to be obtained by such Borrower and its Subsidiaries from all contractors employed by such Borrower or any of its Subsidiaries in connection with the transport or disposal of any Hazardous Substances.

         (i) Environmental Matters. If a Responsible Officer of such Borrower shall:

             (i) receive or become aware of a written notice that any violation of any Environmental Laws may have been committed or is about to be committed by such Borrower or any of its Subsidiaries that could create any liability, absolute or contingent, for any Borrower or any of its Subsidiaries in excess of $5,000,000 for any one such violation or in excess of $10,000,000 for all such violations;

            (ii) receive or become aware of a written notice that any administrative or judicial complaint or order has been filed or is about to be filed against such Borrower or any of its Subsidiaries alleging any material violation of any Environmental Laws or requiring such Borrower or any of its Subsidiaries to take any action (which, if taken, would result in expenditures by such Borrower and its Subsidiaries exceeding $5,000,000) in connection with the release or threatened release of Hazardous Substances or solid waste into the environment; or

           (iii) receive or become aware of a written notice from a federal, state, foreign or local governmental agency or private party alleging that such Borrower or any of its Subsidiaries is liable or responsible for costs in excess of $10,000,000 associated with the response to cleanup, stabilization or neutralization of any Environmental Activity;

then such Responsible Officer shall provide the Agent with a copy of such notice within five Business Days after such Responsible Officer receives or becomes aware of such written notice. Within ten days of the date that a Responsible Officer of such Borrower shall have learned of the enactment or promulgation of any Environmental Laws and such Responsible Officer shall have determined that such Environmental Laws would have a Material Adverse Effect or would materially impair the value of any Collateral, such Responsible Officer shall provide the Agent with notice thereof. The Borrowers shall each maintain, at their sole expense, a system to monitor compliance by the Borrowers and their respective Subsidiaries with Environmental Laws applicable to any real property owned or occupied by any Borrower or by any Subsidiary of such Borrower.

    SECTION 6.02. Negative Covenants. So long as any Advance or Auction Advance shall remain unpaid, any Letter of Credit Liability shall exist or any Lender shall have any Commitment hereunder, each Borrower agrees that it shall not, without the written consent of the Majority Lenders:

         (a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Material Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties of any character, whether now owned or hereafter acquired, or assign any right to receive income, or sign or file, or permit any of its Subsidiaries to sign or file, under the Uniform Commercial Code of any U.S. jurisdiction, a financing statement, or under the law of any other jurisdiction, a registration, filing or recordation, in either case that names such Borrower or any of its Subsidiaries as debtor, mortgagor, trustor or assignor or the equivalent or sign, or permit any of its Subsidiaries to sign, any security agreement authorizing any secured party thereunder to file such financing statement or other document, or assign, or permit any of its Subsidiaries to assign, any Accounts, excluding, however, from the operation of the foregoing restrictions the Liens created by or pursuant to the Loan Documents and Permitted Liens; provided, however, that neither the terms of this
Section 6.02(a) nor any other provision of this Agreement shall restrict the ability of a Foreign Subsidiary of a Borrower to Discount agreements for lease of equipment or inventory to a Person other than an Affiliate of a Borrower.

         (b) Product Transfer Agreements. Enter into or consummate any Discounting of (or Discount or otherwise Transfer) any Product Transfer Agreement or any PTA Equipment, in one or any series of related transactions, except as provided in this subsection (b).

              (i) If the sum of (A) the Adjusted Value of any and all Product Transfer Agreements so Discounted or Transferred as of or in connection with the closing of any agreement (other than the Product Transfer Agreements Discounted pursuant to the Note Agreement, dated as of August 30, 1991, as amended, among STK, SFSC and the holders of the notes issued thereunder) relating to Discounting (the "Initial Transfers") plus (B) the Expected Gross Up Discounts, if any, relating to such agreement, equals or exceeds the Specified Amount, such agreement and the Initial Transfers shall be subject to the prior consent of the Majority Lenders. All Gross Up Discounts in connection with such agreement shall be subject to satisfaction of clauses (A), (B), (C) and (D) of subsection (ii) below.

              (ii) If the sum of (A) the Adjusted Value of any and all Initial Transfers to be undertaken pursuant to any agreement relating to Discounting plus (B) the Expected Gross Up Discounts, if any, relating to such agreement does not equal or exceed the Specified Amount, the consummation of such agreement and the Discount or Transfer of any Product Transfer Agreements (and related PTA Equipment) thereunder shall be subject to the following conditions: (A) the applicable Borrower shall deliver to the Agent a Periodic Release Certificate properly completed, dated on or before the closing date of such transaction and which shall identify the closing date with respect to each such transaction, (B) no Default or Event of Default shall exist or shall result from the consummation of such transaction, (C) the Lien of the Agent on the applicable Product Transfer Agreement, Accounts, Lease Receivables and PTA Equipment shall not be released unless and until the Agent has executed and delivered the collateral release attached to such Periodic Release Certificate; and (D) such transaction shall be undertaken only with a financial institution that is not an Affiliate of any Borrower. Release certificates shall not be delivered to the Agent more than twice in any month, unless required in connection with Gross Up Discounts to the extent resulting from early terminations or cancellations of Product Transfer Agreements.

              (iii) No Product Transfer Agreement may be subject to a Transfer by a Borrower to any Affiliate of such Borrower other than in accordance with this paragraph (iii) or in connection with the Discounting of such Product Transfer Agreement or the Program. Any such Transfer may be undertaken only if (A) no Default or Event of Default exists or shall result from such Transfer, (B) such Transfer is effective only on and as of the last day of a Fiscal Month, (C) such Transfer is undertaken for bona fide business purposes independent of the Borrower's obligations under this Agreement and not for purposes of maintaining or increasing the Aggregate Borrowing Base availability as to the Borrowers as a whole, (D) such Transfer shall not impair the Lien of the Agent under any Collateral Document and shall be subject to such Lien, and (E) Eligible STK-Originated Lease Receivables may be transferred only to SFSC and back to STK, and Eligible XL/DC-Originated Lease Receivables may be transferred only to SFSC or STK and back to XL/DC.

         (c) Contingent Obligations. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Contingent Obligations except (i) by reason of endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (ii) Contingent Obligations created pursuant to the Loan Documents, (iii) Contingent Obligations listed on Schedule 5.01(1), and any renewals, extensions or modifications of such Contingent Obligations, provided, that none of such Contingent Obligations shall be renewed, extended or otherwise modified on terms which, taken as a whole, are less favorable to the applicable obligor under such Contingent Obligation (including, without limitation, increasing the amount thereof) without the prior written consent of the Majority Lenders, (iv) L/C Obligations created in the ordinary course of business, and
(v) Contingent Obligations arising in connection with Debt of or Discounts of Product Transfer Agreements by any Subsidiary of any Borrower, provided, that such Debt is otherwise permitted under Section 6.02(b).

         (d) Dividends, Etc. Declare or make (or permit any Subsidiary to do so) any dividend, payment or other distribution of assets, rights, obligations or securities on account of any shares of any class of capital stock of such Borrower (or any of its Subsidiaries), or purchase, redeem, or otherwise acquire for value (or permit any of its Subsidiaries to do so) any shares of any class of capital stock of such Borrower (or such Subsidiary) or any warrants, rights or options to acquire any such shares, now or hereafter outstanding, except that:

              (i) any Subsidiary of any Borrower may declare and make cash dividend payments or other distributions in respect of its equity interests to such Borrower or to any other Subsidiary of such Borrower which is its shareholder or holder of the equity interests therein;

              (ii) such Borrower may declare and make any dividend payment or other distribution (including pursuant to any stock split) payable solely in its common stock (including any common stock, but not any other property of STK, distributed by STK pursuant to STK's Rights Agreement dated as of August 20, 1990);

              (iii) STK may redeem or repurchase its securities in connection with Normal Course Repurchase Agreements and may make the redemption of its Convertible Subordinated Debentures to the extent permitted by
    Section 6.02(i);

              (iv) STK may declare and make cash dividend payments to its stockholders in an amount not to exceed at any time on a cumulative basis from and after the Closing Date the amount as determined from time to time according to the following formula:

                   .50 (X - $125,000,000) - (Y + Z);

              where

                   "X" equals Consolidated Net Income for STK and its Subsidiaries for the period after December 25, 1992;

                   "Y" equals the cumulative amount paid in dividends under this clause (iv) after the Closing Date; and

                   "Z" equals the cumulative amount paid under clause (v) of this subsection after the Closing Date;

              (v) STK may purchase, redeem or otherwise acquire shares of its capital stock or warrants, rights or options to acquire such shares for cash in an amount not to exceed at any time on a cumulative basis from and after the Closing Date the amount as determined from time to time according to the following formula:

                   .50 (X - $50,000,000) - (Y + Z);


              where

                   "X" equals Consolidated Net Income for STK and its Subsidiaries for the period after December 25, 1992;

                   "Y" equals the cumulative amount paid under this clause (v) after the Closing Date; and

                   "Z" equals the cumulative amount paid under clause (iv) of this subsection after the Closing Date;

              (vi) STK may make cash dividend payments to the holders of any redeemable preferred stock and may redeem any redeemable preferred stock; and

              (vii) STK may make cash dividend payments to the holders of any CEP Stock, and additionally may redeem any CEP Stock to the extent permitted by Section 6.02(i);

provided, that immediately after giving effect to any such proposed action set forth in clauses (i) through (vi) above, no Event of Default or Default would exist; or permit any Subsidiary with any Debt guaranteed by any Borrower or any of their respective Subsidiaries to agree with any holder of such Debt or any Affiliate of such holder, to any restriction on such Subsidiary's ability to pay cash dividends to any of the Borrowers or any of their respective Subsidiaries. STK shall not exchange any CEP Stock for debt prior to the Termination Date without the consent of the Majority Lenders.

         (e) Capital Expenditures. Make, or permit any of its Subsidiaries to make, or commit to make, Capital Expenditures which would cause the difference between (i) the aggregate of all such Capital Expenditures made or committed to be made by the Borrowers and their respective Subsidiaries during any Fiscal Year and (ii) the aggregate net cash proceeds from the sale of assets of the Borrowers and their respective Subsidiaries during such Fiscal Year, other than sales of assets (including inventory) in the ordinary course of business, to exceed during any Fiscal Year specified below the amount set forth opposite such Fiscal Year:

           Fiscal Year            Maximum Amount

                1993               $130,000,000
                1994               $150,000,000
                                                  1995      $150,000,000

provided, however, that the Borrowers and their respective Subsidiaries (on a Consolidated basis) may carry forward and use in Fiscal Year 1994 up to a maximum of $20,000,000 of the unused amount of Capital Expenditures available in Fiscal Year 1993.

         (f) Mergers, Etc. Merge with or into or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person, or permit any of its Subsidiaries to do so; provided, however, that any such Subsidiary (other than a Borrower) may merge with, or sell all or substantially all of its assets to, another such Subsidiary or to a Borrower if the Lien (including the priority thereof and enforceability thereof) of the Agent on the Collateral, if any, owned by each such Subsidiary is not impaired by such transaction; and, provided, further, that nothing in this
Section 6.02(f) shall prevent any of the Borrowers or any of their respective Subsidiaries from merging with, or acquiring all or substantially all of the assets of any Person if (i) the Borrower or such Subsidiary party to such merger is the surviving entity of such merger and (ii) the total assets (including securities and all other assets) so acquired, together with the total assets for all such transactions occurring after the Closing Date and prior to the Termination Date, do not exceed the amount equal to 12.5% times the Tangible Net Worth of STK and its Subsidiaries as such Tangible Net Worth is determined as of the last day of the Fiscal Quarter ending immediately prior to the closing of such merger or acquisition, and the aggregate consideration (including the Dollar value of all cash, debt, equity or other property) paid in connection with any such transaction does not (A) exceed $75,000,000 for any one such transaction (other than the NSC Acquisition and the Amperif Acquisition) or
(B) cause the total consideration paid for all such transactions occurring after March 31, 1993 and prior to the Termination Date (excluding the NSC Acquisition, but including the Amperif Acquisition) to exceed $150,000,000.

         (g) Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of (collectively, a "Transfer"), or permit any of its Subsidiaries to Transfer, any of its assets (whether now owned or hereafter acquired), except for
(i) Inventory (other than Inventory subject to a Product Transfer Agreement) in the ordinary course of business, (ii) obsolete or worn out property,
(iii) Transfers (other than of Collateral, except to the extent permitted by Section 6.02(b)) by a Borrower or any Subsidiary of such Borrower to such Borrower or any other Borrower or any of their respective Subsidiaries, (iv) Discounting Product Transfer Agreements, and Transfers of PTA Equipment subject thereto, and Transfers of Product Transfer Agreements, in each case to the extent permitted by Section 6.02(b), (v) Transfers in connection with a sale/leaseback transaction involving real or personal property of the Borrowers or their respective Subsidiaries, provided that any such sale/leaseback transaction is otherwise permitted under the terms of this Agreement,
(vi) Transfers (other than of Collateral) by a Borrower or any Subsidiary of such Borrower to any Person, provided, that the aggregate value of such property transferred pursuant to this clause (vi) during any Fiscal Year in respect of all Borrowers and their Subsidiaries in the aggregate does not exceed $50,000,000 determined at the time of each such Transfer on the basis of the greater of the book value and fair market value of the property transferred in each such Transfer, and (vii) Transfers of the Securitized Assets pursuant to the Program free and clear of any Lien granted to the Agent, provided that, as of the time of each respective Transfer, the aggregate present value of the income stream arising from all leases of equipment and all schedules to such leases that constitute the Securitized Assets (discounted by a rate selected by the applicable Borrower, expressed as a decimal, rounded upward to the nearest 1/100 of 1%, provided that such rate shall be no less than the Treasury Rate (as such term is defined in the definition of "Adjusted Value" set forth in the Credit Agreement) plus 3.50% per annum) shall not be in excess of $100,000,000.

         (h) Investments in Other Persons. Make or maintain, or permit any of its Subsidiaries to make or maintain, any loan or advance to, or guarantee of, the obligations of, or investments in, any Person, or purchase, hold or otherwise acquire, any capital stock, obligations or other securities of, or make any capital contribution to, or otherwise invest in or extend credit to, any Person, or permit any of its Subsidiaries to do so; provided, however, that nothing in this subsection shall prevent such Borrower or any of its Subsidiaries from:

              (i) holding those investments maintained by the Borrowers and their Subsidiaries as of the Closing Date and described on Schedule 6.02(h);

              (ii) making any loan or advance to, or investing in, or making any capital contribution to, or guarantee the obligations of, any Borrower or any Subsidiary of STK, provided that any such loan, advance, or guarantee is otherwise permitted under Section 6.02(c) and Section 6.02(o), and provided further that (a) any Borrower may make investments in or capital contributions to another Borrower, and (b) any Borrower may make an investment of Securitized Assets in, or a contribution of Securitized Assets to, the Trust;

              (iii)  purchasing or holding Cash Equivalents;

              (iv) extending credit to its customers in the ordinary course of business consistent with its past practice and the normal practice in the industry;

              (v) making loans to employees of STK or any of its Subsidiaries in connection with travel advances or the housing or relocation of such employees;

              (vi) making other loans to employees of STK or any of its Subsidiaries not to exceed $10,000,000 (valued without regard to any write-down due to uncollectability) at any one time outstanding for all such loans to all employees of STK and its Subsidiaries in the aggregate;

              (vii) making investments in any distributor of STK products or any supplier of raw materials or services useful to the business of such Borrower and its Subsidiaries (not including the acquisition of such Person by any Borrower or its Subsidiaries), or in any joint venture, partnership or corporation with others, provided, that the amount invested under this clause (vi) shall not as to STK and all of its Subsidiaries in the aggregate at any time exceed $20,000,000 (valued without regard to any write-down) minus the then-outstanding amount of Third Party Guaranty Obligations; and

              (viii) other investments not exceeding as to STK and its Subsidiaries in the aggregate at any time $15,000,000 (valued without regard to any write-down) for all such investments.

         (i) Subordinated Debt. Prepay, redeem, defease (whether actually or in substance) or purchase in any manner (or deposit or set aside funds or securities for the purpose of the foregoing), or make any payment (other than for scheduled payments of interest due on the date of payment thereof, if such payment is permitted to be made pursuant to the terms of the documents evidencing or governing the applicable Subordinated Debt) in respect of, or establish any sinking fund, reserve or like set aside of funds or other property for the redemption, retirement or repayment of, any Subordinated Debt, or transfer any property in payment of or as security for the payment of, or violate the subordination terms of, any Subordinated Debt, or amend, modify or change in any manner the terms of any Subordinated Debt or any instrument, indenture or other document evidencing, governing or affecting the terms of any Subordinated Debt, if any such amendment, modification or change has or would have an adverse effect on the Agent's, any Lender's, the Swing Line Bank's or the Issuing Bank's rights or remedies under any of the Loan Documents, or cause or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in this Section 6.02(i) shall prevent STK, so long as there exists no Default or Event of Default, and none would arise therefrom, from redeeming Convertible Subordinated Debentures with an aggregate fair market value of $10,000,000 during the term of this Agreement; and, provided, further, that so long as no Event of Default or Default has occurred and is continuing, Borrowers and their Subsidiaries may pay or prepay intercompany Subordinated Debt if and to the extent permitted in the Intercompany Subordination Agreement.

         (j) Accounting Changes. Change its Fiscal Year, or the ending date of any Fiscal Month; or make, or permit any of its Subsidiaries to make, any other significant change in Consolidated or Consolidating accounting treatment and reporting practices except as required by GAAP or as otherwise permitted by
Section 1.02.

         (k) Change in Nature of Business. Make any material change in the nature of such Borrower's business as conducted as of the Closing Date.

         (l) Capital Stock. Permit any of its Subsidiaries to issue or sell any of its capital stock or any rights, warrants or options to acquire any of its capital stock, or permit any of its Subsidiaries to sell or otherwise dispose of any capital stock of any of its Subsidiaries to any Person other than STK or any of its Subsidiaries; provided, however, that nothing in this
Section 6.02(l) shall prevent any Foreign Subsidiary from selling up to 30% of its outstanding shares of common stock to a third party.

         (m) Limitation on Negative Pledges, Etc. Enter into, or permit any of its Domestic Subsidiaries to enter into, any agreement (other than the Loan Documents) which restricts the ability of such Borrower or any of its Domestic Subsidiaries to create or suffer to exist any Lien upon or with respect to any of its properties, whether now owned or leased or hereafter acquired or leased, except that the Borrowers and their Domestic Subsidiaries may agree not to further encumber any property (other than Collateral) subject to a Permitted Lien, or enter into; or permit any of its Material Subsidiaries to enter into, any agreement (other than the Loan Documents, and, to the extent such restrictions therein exist on the Closing Date) which restricts the right of any Material Subsidiary to issue or pay dividends or other distributions to any Borrower or Material Subsidiary.

         (n) Limitation on Transactions with Affiliates. Enter, or permit any of its Subsidiaries to enter, into any transaction with any Affiliate, except
(a) as expressly permitted by this Agreement, or (b) in the ordinary course of business or pursuant to the reasonable requirements of the business of the Borrower or such Subsidiary; in each case (a) and (b), (i) upon the fair and reasonable terms no less favorable to any Borrower than would obtain in a comparable arm's-length transaction with a Person not an Affiliate, or (ii) in the case of transfers of inventory and receivables, at a price not less than the transferor's net book value (as determined in accordance with GAAP).

         (o) Intercompany Obligations. Amend, modify or change in any manner the terms of any Debt owing by any Subsidiary of STK to any Borrower or by such Borrower to any such Subsidiary, or cancel, forgive or otherwise discharge (except through payment or upon payment in full thereof) such Debt, or sell, assign, pledge, encumber or otherwise dispose of such Debt except as permitted under the Loan Documents; provided, however, that prior to the occurrence and continuance of an Event of Default, the Borrowers or their respective Subsidiaries may take any such actions that are consistent with past practices as of the Closing Date and that do not otherwise result in a Default or Event of Default. No Borrower or any Subsidiary thereof shall incur or suffer to exist any Debt to any other Borrower or any other Subsidiary of any Borrower other than Subordinated Debt.

    SECTION 6.03. Financial Covenants. So long as any Advance or Auction Advance shall remain unpaid, any Letter of Credit Liability shall exist or any Lender shall have any Commitment hereunder, STK will, unless the Majority Lenders shall otherwise consent in writing:

         (a) Maintenance of Consolidated Tangible Net Worth. Maintain as at the end of each Fiscal Quarter a Consolidated Tangible Net Worth of STK and its Subsidiaries of not less than at any time the amount that is, $690,000,000 plus the sum of (i) 75% of Consolidated Net Income (excluding any Net Loss) of STK and its Subsidiaries from December 26, 1992 until such time, plus (ii) 75% of the face amount of any Convertible Subordinated Debentures that are converted into stock of STK prior to such time, plus (iii) 100% of the amount of extraordinary gain recognized by STK and its Subsidiaries on or before such time due to implementation of FAS 109, plus (iv) 75% of the amount of all proceeds (net of costs and expenses) received pursuant to the issuance of any equity securities issued by STK after March 1, 1993.

         (b) Maintenance of Quick Ratio. Maintain as at the end of each Fiscal Quarter a Consolidated Quick Ratio of STK and its Subsidiaries of not less than 1.25:1.00.

         (c) Maintenance of Fixed Charge Coverage Ratio. Achieve for the period consisting of the four consecutive Fiscal Quarters ending as of the end of the Fiscal Quarter ending September 30, 1994 a Consolidated Fixed Charge Coverage Ratio of STK and its Subsidiaries not less than 1.75:1.00, and, for each period consisting of four consecutive Fiscal Quarters ending as of the end of each Fiscal Quarter thereafter, a Consolidated Fixed Charge Coverage Ratio of STK and its Subsidiaries not less than 2.75:1.00.

         (d) Net Income. Not permit (i) any Consolidated Net Loss of STK and its Subsidiaries to occur for each of any two consecutive Fiscal Quarters (calculated as of the last day of each such Fiscal Quarter); (ii) Consolidated Net Loss of STK and its subsidiaries for any Fiscal Quarter to be greater than $10,000,000; or (iii) any Consolidated Net Loss of STK and its Subsidiaries for any Fiscal Quarter to occur if STK and its Subsidiaries also incur a Consolidated extraordinary loss, as determined in accordance with GAAP, of more than $15,000,000 for such Fiscal Quarter.

         (e) Leverage Ratio. Achieve as at each Fiscal Quarter end a Consolidated Leverage Ratio of STK and its Subsidiaries of not greater than 1.10:1.00.

         (f) Total Leverage Ratio Achieve as at each Fiscal Quarter end a Consolidated Total Leverage Ratio of STK and its Subsidiaries of not greater than 1.15:1.00.

         (g) FAS 109. For purposes of Section 6.03(e) and (f), the Leverage Ratio shall be computed without taking into account any extraordinary gain or increase in liabilities initially recognized by STK and its Subsidiaries due to implementation of FAS 109.

    SECTION 6.04. Reporting Requirements. Unless the Majority Lenders shall otherwise consent in writing, so long as any Advance or Auction Advance shall remain unpaid, any Letter of Credit Liability shall exist or any Lender shall have any Commitment hereunder, STK (unless otherwise indicated) shall furnish or cause the applicable Borrower to furnish to the Agent for each Lender the following (and the Agent will with reasonable promptness upon receipt remit a copy thereof to each Lender):

         (a) Quarterly Financials. As soon as available and in any event within 55 days after the end of each Fiscal Quarter (except the fourth Fiscal Quarter of any Fiscal Year), (i) Consolidated balance sheets of STK and its Subsidiaries as of the end of such Fiscal Quarter and Consolidated statements of operations and cash flows of STK and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, in each case in reasonable detail and duly certified (subject to year-end audit adjustments and without footnotes) by a Responsible Officer of STK as having been prepared in accordance with GAAP (applied on a basis consistent with the application of such principles in the preparation of STK's December 25, 1992 financial statements referred to in
Section 5.01(g), unless changed in accordance with Section 1.02), together with
(A) a copy of any available final management letters or reports from STK's independent public accountants discussing the financial statements and operations of STK and its Subsidiaries and (B) a certificate of a Responsible Officer of STK in the form of Exhibit L (1) stating that no Event of Default or Default has occurred and is continuing or, if an Event of Default or Default has occurred and is continuing, a statement as to the nature thereof and the action which STK proposes to take with respect thereto and (2) containing a schedule of the computations used by STK in determining compliance with the covenants contained in Section 6.02(e) and Section 6.03 and (ii) unconsolidated balance sheets and income statements of STPR, SFSC and XL/DC as at the end of such Fiscal Quarter in the form prepared internally from time to time by STK;

         (b) Annual Financials. As soon as available and in any event within 100 days after the end of each Fiscal Year, (i) a copy of STK's annual report on Form 10-K (or any successor form in substantially the same format) for such Fiscal Year of STK and its Subsidiaries, including therein a Consolidated balance sheet of STK and its Subsidiaries as of the end of such Fiscal Year and Consolidated statements of operations and cash flows of STK and its Subsidiaries for such Fiscal Year, certified in a manner acceptable to the Agent and the Majority Lenders by independent public accountants of nationally recognized standing acceptable to the Agent, together with (A) a copy of any available final management letters or reports prepared by such accounting firm discussing such financial statements and operations of STK and its Subsidiaries, and (B) a certificate of the chief financial officer or the treasurer of STK in the form of Exhibit L (1) stating that no Event of Default or Default has occurred and is continuing or, if an Event of Default or Default has occurred and is continuing, a statement as to the nature thereof and the action which STK proposes to take with respect thereto and (2) containing a schedule of the computations used by STK in determining compliance with the covenants contained in Section 6.02(d) and 6.02(e) and Section 6.03 and (ii) unconsolidated balance sheets and income statements of STPR, SFSC and XL/DC as at the end of such Fiscal Year in the form prepared internally from time to time by STK or such Borrower. The Borrowers each acknowledge that (without limitation) the Lenders are relying upon the financial statements delivered from time to time pursuant to this Agreement, including the annual audited financials referenced in this Section;

         (c) Operating Plan, Projections. As soon as available and in any event within 30 days after the end of each Fiscal Year, the operating plan of STK and its Subsidiaries for the next Fiscal Year, including projected consolidated and unconsolidated income statements, balance sheets and consolidated cash flow statements of STK and its Subsidiaries setting forth the Borrowers' good faith projections of such matters for the then-current Fiscal Year;

         (d) Default. Within five Business Days after a Responsible Officer of any Borrower discovers the occurrence of any Event of Default or a Default continuing on the date of such statement, a statement of a Responsible Officer setting forth details of such Event of Default or Default and the action which such Borrower proposes to take with respect thereto;

         (e) Environmental. Within ten days after a Responsible Officer becomes aware of the receipt thereof, copies of each environmental report conducted by or at the direction of such Borrower which relates to a material environmental liability of such Borrower or any of its Subsidiaries and which
(i) is to be filed with a governmental agency or (ii) indicates an environmental liability payable by such Borrower and its Subsidiaries in excess of $5,000,000 not previously disclosed in writing to the Agent;

         (f) Plan Filings. Promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of any Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to any Plan; within 30 days after the date of any payment of Taxes, such Borrower will furnish to the Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt or other evidence satisfactory to the Agent of payment thereof;

         (g) ERISA Event. Promptly and in any event within ten days after a Responsible Officer of such Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a statement of a Responsible Officer of the Borrower describing such ERISA Event and the action, if any, which such Borrower or such ERISA Affiliate proposes to take with respect thereto;

         (h) Plan Termination. Within ten Business Days after a Responsible Officer becomes aware of the receipt thereof by such Borrower or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan;

         (i) Multiemployer Plan. Within ten Business Days after a Responsible Officer of such Borrower becomes aware of the receipt thereof by such Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by such Borrower or any ERISA Affiliate concerning (i) the imposition of Withdrawal Liability in excess of $2,000,000 by a Multiemployer Plan, (ii) the reorganization or termination, within the meaning of Title IV of ERISA, of any Multiemployer Plan or (iii) the amount of liability incurred, or which may be incurred, by such Borrower or any ERISA Affiliate in connection with any event described in clause (i) or (ii) above;

         (j) Proceedings. Promptly after a Responsible Officer of such Borrower becomes aware of the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting such Borrower or any of its Subsidiaries of the type described in Section 5.01(i);

         (k) SEC Reports. Promptly after the sending or filing thereof, copies of all such proxy statements, financial statements, and reports that STK sends to its stockholders generally, and copies of all regular, periodic and special reports, and all registration statements, which STK files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange;

         (l) Borrowing Base Certificate. Not later than the 21st day of each month (or, if there exists an Event of Default and the Majority Lenders so require, more frequently as required by such Majority Lenders) commencing with the month preceding the date hereof, (i) a completed Borrowing Base Certificate with such additional detail as the Agent or the Lenders may reasonably request, setting forth for each Borrower the amounts of the Eligible Accounts, the Domestic Accounts Borrowing Base, the Eligible Lease Receivables, the Lease Receivables Borrowing Base and the Foreign Accounts Borrowing Base, each as of the end of the preceding STK accounting month (or such other dates as may be required by Majority Lenders during the existence of an Event of Default), and showing the Borrowers' calculations of the then-applicable Individual Borrowing Base for each Borrower, (ii) if requested by the Agent or any Lender, (A) a detailed aging of all Accounts and Lease Receivables showing all Accounts and Lease Receivables outstanding over 30, 60 and 90 days from their respective original invoice dates or (in the case of Lease Receivables) scheduled payment dates, (B) a listing of the 25 largest Account Debtors of STK, showing the total amount of Accounts and the Adjusted Value of Lease Receivables owing by each Account Debtor, and (iii) a Lease Receivables Collateral Report in respect of STK, XL/DC and SFSC;

         (m) Investment Grade Obligor Report. Not later than the 21st day of each month immediately following the end of a Fiscal Quarter, an Investment Grade Obligor Report;

         (n) Mergers. Not later than five Business Days before the closing of any transaction which the Borrowers believe would be permitted under the second proviso in Section 6.02(f) and which involves the payment of aggregate consideration (including the Dollar value of all cash, debt, equity or other property) in excess of $15,000,000, a written summary of such transaction and evidence that, after giving effect to such transaction, no Default or Event of Default would occur;

         (o) Other Information. Such other information respecting the business or properties or the condition, financial or otherwise, or operations of any Borrower or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default or a Default, each Borrower will, and will cause its Subsidiaries to, provide to the Agent for each Lender additional information and any and all of the above information more frequently to the extent requested by the Agent or any Lender.

    SECTION 6.05. Cash Concentration and Lockbox Accounts. So long as any Advance or Auction Advance shall remain unpaid, any Letter of Credit Liability shall exist or any Lender shall have any Commitment hereunder:

         (a) STPR shall, unless the Majority Lenders shall otherwise consent in writing, maintain with Banco Popular in Puerto Rico the cash concentration account, Account No. 243-00662-5 into which STPR shall deposit on a daily basis all cash receipts of STPR in Puerto Rico, which account in Puerto Rico shall be on such terms as the Agent reasonably determines to be necessary to maintain perfected security interests in the Collateral in Puerto Rico.

         (b) STPR shall not, unless the Majority Lenders shall otherwise consent, make any changes in its current lockbox accounts or establish any additional lockbox accounts (it being understood that consent may not be withheld on the ground that the additional lockbox accounts are with financial institutions other than one of the Lenders). STPR will in each case exercise best efforts to establish intercreditor agreements with any and all lockbox banks which are not Lenders to restrict the ability of such lockbox banks to exercise any setoff rights against such accounts and to subordinate such right to the rights of the Agent and the Lenders.


                        ARTICLE VII

                     EVENTS OF DEFAULT

    SECTION 7.01. Events of Default. If any of the following events (each an "Event of Default") shall occur and be continuing:

         (a) Payment. Any Borrower shall fail to pay any principal of any Advance or Auction Advance when the same becomes due and payable, or any Borrower shall fail to pay any interest on any Advance or Auction Advance or any other amount payable hereunder or under any other Loan Document within two Business Days after such interest or other amount shall become due and payable; or

         (b) Representations and Warranties. Any representation or warranty made or deemed made by any Borrower (or any of its officers) in any Loan Document or certificate or other writing delivered pursuant thereto shall prove to have been incorrect in any material respect when made or deemed made; or

         (c) Covenants. Any Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 6.01(b) or (d) or Section 6.02 or Section 6.04 of this Agreement or STK shall fail to perform or observe any term, covenant or agreement contained in Section 6.03 of this Agreement; or any Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document on its part to be performed or observed if the failure to perform or observe such other term, covenant or agreement shall remain unremedied for thirty (30) days after the earlier of (i) the date upon which a Responsible Officer of STK knew or should have known of such failure or (ii) the date upon which written notice thereof is given to the Borrowers by the Agent or any Lender; or

         (d) Cross-Default. (i) Any Borrower or any of its Subsidiaries shall fail to pay any amount of any Debt or Contingent Obligation (other than Debt or Contingent Obligations hereunder) of any Borrower or any of its Subsidiaries which Debt or Contingent Obligation has a principal amount (including undrawn committed or available amounts and including amounts owing to or committed by all creditors under any combined or syndicated credit facility or the like) in excess of $7,500,000 or which Debts and Contingent Obligations in the aggregate for all such Debts and Contingent Obligations exceed $7,500,000, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue for five Business Days, or (ii) any default under any agreement or instrument relating to any Debt or Contingent Obligations (other than Debt or Contingent Obligations hereunder) of any Borrower or any of its Subsidiaries which Debt or Contingent Obligation has a principal amount (including undrawn committed or available amounts and including amounts owing to or committed by all creditors under any combined or syndicated credit facility or the like) in excess of $5,000,000, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument on the date of such default, if the effect of such default or event is to cause, or to permit the holder or holders of such Debt or Contingent Obligations to cause, with the giving of notice if required, such Debt to be declared due and payable prior to its stated maturity or such Contingent Obligation to become payable; or

         (e) Voluntary Proceedings. Any Borrower ceases or fails to be Solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; or any Borrower or any Material Subsidiary of any Borrower (i) voluntarily ceases to conduct its business in the ordinary course; (ii) commences any Insolvency Proceeding with respect to itself; or (iii) takes any action to effectuate or authorize any of the foregoing; or

         (f) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against any Borrower or any Material Subsidiary of any Borrower, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of any Borrower's or any of its Material Subsidiaries' properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) any Borrower or any of its Material Subsidiaries admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or
(iii) any Borrower or any of its Material Subsidiaries acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business;

         (g) Judgments. Any judgment or order for the payment of money in excess of $5,000,000 shall be rendered against any Borrower or any Subsidiary of any Borrower and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, which proceedings shall not be dismissed within 20 Business Days or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or any non-monetary judgment, order or decree shall be rendered against STK or any of its Subsidiaries which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 20 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

         (h) Material Adverse Change. A Material Adverse Change shall have occurred and be continuing; or

         (i) ERISA Event. Any ERISA Event shall have occurred with respect to a Plan and, thirty days after notice thereof shall have been given to the Borrower by the Agent, (i) such ERISA Event shall still exist and (ii) the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or, in the case of a Plan with respect to which an ERISA Event described in clauses (iii) through (vi) of the definition of ERISA Event shall have occurred and then exist, the liability related thereto) is equal to or greater than $2,000,000; or

         (j) Withdrawal Liability. Any Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by such Borrower and its ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $2,000,000; or

         (k) Plan Termination. Any Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of such Borrower and its ERISA Affiliates to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan year of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $2,000,000; or

         (l)  Change in Control.  There shall occur any Change in Control; or

         (m) Ownership. STK shall cease to own 100% of the outstanding capital stock of any of STPR, SFSC or XL/DC; or

         (n) Collateral Documents. (i) Any material provision of any Collateral Document shall for any reason cease to be valid and binding on or enforceable against any Borrower party thereto or any Subsidiary of the Borrower party thereto or STK or any Subsidiary of STK shall so state in writing or bring an action to limit is obligations or liabilities thereunder; or (ii) any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in any Collateral purported to be covered thereby having a fair market or book value in excess of $1,000,000 in the aggregate, or such security interest shall for any reason cease to be a perfected and first priority security interest subject only to Permitted Liens; or

         (o) Guaranties. Any Borrower shall fail in any material respect to perform or observe any material term, covenant or agreement in the Guaranty executed by it; or any Guaranty shall for any reason be partially (including with respect to future advances) or wholly revoked or invalidated, or otherwise cease to be in full force and effect, or any Borrower or any Subsidiary of STK shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder;

         (p) Subordination Agreements. The Intercompany Subordination Agreement or the subordination provisions of any agreement or instrument governing any Subordinated Debt shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Person party thereto (or any Affiliate thereof shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or the Intercompany Subordination Agreement or such subordination provisions;

Then, and in any such event, the Agent shall at the request, or may with the consent, of the Majority Lenders:

              (i) declare the obligation of each Lender to make Advances or Auction Advances, the obligation of the Swing Line Bank to make Swing Line Advances and the obligation of the Issuing Bank to Issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate;

             (ii) declare the Advances and Auction Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances and Auction Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Borrower;

            (iii) with respect to any and all undrawn Letters of Credit and all other contingent, unmatured or unliquidated Obligations, declare and require that cash in an amount equal to the aggregate amount of such Obligations be paid over and pledged to the Agent pursuant to the Pledge Agreements to be held as additional cash collateral, in which case such amounts shall be immediately pledged and delivered to the Agent as demanded by the Agent;

             (iv) exercise any and all remedies with respect to the Collateral as set forth in the Collateral Documents or as provided by law; and

              (v) exercise any other remedies provided hereunder or under any other Loan Document or by law; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code or similar foreign law, (A) any obligation of each Lender to make Advances and Auction Advances, the obligation of the Swing Line Bank to make Swing Line Advances and the obligation of the Issuing Bank to Issue Letters of Credit shall automatically be terminated and (B) the Advances and Auction Advances, all interest thereon and all other amounts payable under this Agreement shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers.


                        ARTICLE VIII

                 THE AGENT AND ISSUING BANK

    SECTION 8.01. Authorization and Action. (a) Each Lender, the Swing Line Bank and the Issuing Bank hereby irrevocably appoint and authorize BofA to act as Agent under this Agreement and the other Loan Documents, and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. The Borrowers shall be entitled to rely upon such appointment in dealing with the Agent until such time as STK shall receive notice from the Agent that it has been replaced pursuant to the terms of this
Article VIII. As to any matters not expressly provided for by this Agreement or the other Loan Documents (including, without limitation, enforcement or collection of the Advances, the Auction Advances and the other Loan Documents), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders and owners of the Advances; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each written notice given to it by any Borrower pursuant to the terms of this Agreement.

         (b) The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit Issued by it and the documents associated therewith until such time and except for so long as the Agent may agree at the request of the Majority Lenders to act for such Issuing Bank with respect thereto; provided, however, that the Issuing Bank shall have all of the benefits and immunities (i) provided to the Agent in this Article VIII with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit Issued by it or proposed to be Issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term "Agent", as used in this Article VIII, included the Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

    SECTION 8.02. Agent's Reliance, Etc. Neither the Agent, its Affiliates nor any of their respective directors, officers, agents or employees (collectively, the "Agent-Related Persons") shall be liable for any action taken or omitted to be taken by it or them as Agent under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may treat the obligee of any Advance as the owner thereof until the Agent receives and accepts an Assignment and Acceptance providing for the assignment thereof, in accordance with Section 9.09, or receives other written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent;
(ii) may consult with legal counsel (including counsel for any Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document on the part of any Borrower or to inspect the property (including the books and records) of any Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document or other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be transmitted by facsimile) reasonably believed by it to be genuine and signed or sent by the proper party or parties.

    SECTION 8.03. BofA and Affiliates. With respect to its Commitment, the Advances and Auction Advances made by it, the Advances and Auction Advances owed to it, and the participations in Letter of Credit Liability purchased by it, BofA shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not the Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include BofA in its individual capacity. BofA and its Affiliates may accept deposits from, lend money to, issue letters of credit for the account of, and generally engage in any kind of banking, trust, financial advisory or other business with, any Borrower and any Subsidiary of any Borrower and any Person who may do business with or own securities of any Borrower or any such Subsidiary, all as if BofA were not the Agent and without any duty to account therefor to the Lenders.

    SECTION 8.04. Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent shall have received written notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent will give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be requested by the Majority Lenders in accordance with Article VII; provided, however, that unless and until the Agent shall have received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

    SECTION 8.05. Credit Decision. Each Lender expressly acknowledges that none of the Agent-Related Persons has made any representation or warranty to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrowers and their Subsidiaries shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and their Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated thereby, and made its own decision to enter into this Agreement and extend credit to the Borrowers hereunder. Each Lender also represents that it will, independently and without reliance upon the Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any Subsidiary of any Borrower which may come into the possession of any of the Agent-Related Persons.

    SECTION 8.06. Indemnification. Whether or not the transactions contemplated hereby shall be consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrowers and without limiting the obligation of the Borrowers to do so), ratably from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever which may at any time (including at any time following the repayment of the Obligations and the termination or resignation of the related Agent) be imposed on, incurred by or asserted against any such Person any way relating to or arising out of this Agreement or any document contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any such Person under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment to the Agent-Related Persons of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrowers. Without limiting the generality of the foregoing, if the Internal Revenue Service or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered, was not properly executed, or because such Bank failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Bank shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including Attorney Costs). The obligation of the Lenders in this Section shall survive the payment of all Obligations hereunder and the cancellation or termination of the Commitments.

    SECTION 8.07. Successor Agent. The Agent may resign at any time by giving 30 Business Days' written notice thereof to the Lenders and the Borrowers and may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right, with the consent of STK (unless there then exists a Default or Event of Default, and which consent shall not be unreasonably withheld), to appoint a successor Agent. If no successor Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or having been removed, then the retiring or removed Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof, having a combined capital and surplus of at least $200,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents. Notwithstanding the foregoing, however, BofA may not be removed as the Agent at the request of the Majority Lenders unless BofA shall also simultaneously be replaced as "Issuing Bank" and "Swing Line Bank" hereunder pursuant to documentation in form and substance satisfactory to BofA.

    SECTION 8.08.  Audits.  The Agent or its representatives will, pursuant to
Section 6.01(d), at the expense of the Borrowers, conduct audits of the Accounts and Lease Receivables of the Borrowers twice during each calendar year (unless a Default or an Event of Default exists, in which event the Agent or its representatives may, at the request of the Majority Lenders in their discretion, at the expense of the Borrowers, conduct audits more frequently than twice during each calendar year), and deliver copies of any written report produced as a result of such audits to each of the Lenders. The Lenders shall, ratably in accordance with their respective Percentages, reimburse the Agent for all costs and expenses incurred by the Agent in connection with such audits which are not reimbursed by the Borrowers.

    SECTION 8.09.  Collateral Matters; Bank Responses.

         (a) The Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Collateral Documents.

         (b) The Lenders irrevocably authorize the Agent, at its option and in its discretion, without further action or decision by the Lenders, to release any Lien granted to or held by the Agent for the benefit of the Lenders upon any Collateral (i) upon termination of the Commitments and payment in full of all Obligations payable under this Agreement and under any other Loan Document;
(ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; (iii) constituting property in which no Borrower owned any interest at the time the Lien was granted or at any time thereafter; (iv) constituting property leased to any Borrower or any Subsidiary of any Borrower under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Borrower or such Subsidiary to be, renewed or extended; (v) consisting of an instrument evidencing Debt or other debt instrument, if the Debt evidenced thereby has been paid in full; (vi) pursuant to a Periodic Release Certificate delivered to the Agent in accordance with
Section 6.02(b); (vii) to the extent any such Collateral is financed under the Program; or (viii) if approved, authorized or ratified in writing by the Majority Lenders or all the Lenders, as the case may be, as provided in Section
9.01 and elsewhere in the Loan Documents. Without limitation, for purposes of any release of Collateral pursuant to a Periodic Release Certificate, the Agent may rely upon the representations of the Borrower delivering such certificate, without investigation. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent's authority to release particular types or items of Collateral pursuant to this Section 8.09(b).

         The Lenders further authorize the Agent, without further action or decision by the Lenders, to release upon the request of STK and in accordance with the terms of the Loan Documents and the Program Collateral Release Certificate (the form of which is attached hereto as EXHIBIT U), the Lien on the Securitized Assets granted to the Agent for the benefit of the Lenders and further authorize the Agent to take all reasonable actions requested by the applicable Borrower in connection with such release, including the execution by the Agent of all necessary or appropriate UCC partial releases or termination statements (as determined by the Agent in its discretion) with respect to the Securitized Assets.

         (c) Each Lender agrees with and in favor of each other (which agreement shall not be for the benefit of the Borrowers or any of their Subsidiaries) that the Borrowers' obligation to such Lender under this Agreement and the other Loan Documents is not and shall not be secured by any real property collateral now or hereafter acquired by such Lender.

         (d) Each Lender agrees with and solely in favor of the Agent (which agreement shall not be for the benefit of any Borrower or create any setoff claim or defense in favor of any Borrower) that it will exercise reasonable efforts to respond fully to any request by the Agent for any consent, approval or other action within five Business Days of the date such Lender has received all information and documentation it deems necessary to undertake such consent, approval or other action.

                         ARTICLE IX

                       MISCELLANEOUS

    SECTION 9.01. Amendments, Etc. No amendment or waiver of any provision of any Loan Document, nor consent to any departure by any Borrower therefrom, nor any approval, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and such Borrower and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver, consent or approval with respect to any Loan Document shall, unless in writing and signed by all the Lenders, do any of the following:

         (a)  waive any of the conditions specified in Section 4.01;

         (b) increase the Commitments of the Lenders or subject the Lenders to any additional monetary obligations;

         (c) increase any applicable percentage advance rate set forth in the definitions of Domestic Accounts Borrowing Base, Foreign Accounts Borrowing Base or Lease Receivables Borrowing Base in Section 1.01, or amend the definition of "Eligible Accounts" or "Eligible Lease Receivables" in any respect that would reasonably be anticipated to increase the Domestic Borrowing Base or the Foreign Borrowing Base, or waive any provision thereof that would reasonably be expected to have such effect, except to the extent such defined terms provide for amendment or modification by Majority Lenders;

         (d) reduce the principal of, or interest on, the Advances, the Auction Advances, or Letter of Credit Liability or any fees or other amounts payable hereunder;

         (e) amend or modify the definitions of Adjusted CD Rate, Base Rate or Eurocurrency Rate set forth in Section 1.01, or add any new definitions for determining applicable interest rates hereunder;

         (f) postpone any date fixed for any payment of principal of, or interest on, the Advances or Letter of Credit Liability or any fees or other amounts payable hereunder;

         (g) release any Collateral with a book value in excess of $100,000, except as expressly provided herein (including Section 8.09) or in the Loan Documents;

         (h) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders which shall be required for the Lenders or any of them to take any action hereunder; or

         (i)  amend this Section 9.01; and

provided, further, that no amendment, waiver, consent or approval with respect to any Loan Document shall, unless in writing and signed by the Agent, the Swing Line Bank or the Issuing Bank in addition to the Lenders required above to take such action, affect the rights or duties of the Agent, the Swing Line Bank or the Issuing Bank, respectively, under this Agreement or any Loan Document. Unless otherwise expressly provided herein, all consents and approvals may be granted or withheld at the sole and absolute discretion of the Person referred to. No course of dealing shall impair the discretionary nature of such consents and approvals. Any discretionary consent contemplated hereby may be subject to such conditions precedent and subsequent as the consenting Person may deem appropriate in its discretion and, if so subject, shall be deemed given only if such conditions are met.

    SECTION 9.02.  Notices, Etc.

         (a) All notices, requests and other communications provided for hereunder shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Borrowers by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on Schedule 1.01(c)(2), and (ii) shall be followed promptly by a hard copy original thereof) and mailed by first class mail, faxed or delivered, to the address or facsimile number specified for notices on Schedule 1.01(c)(2); or, as directed to the Borrowers or the Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to each other party, at such other address as shall be designated by such party in a written notice to the Borrowers and the Agent.

         (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next day) delivery, or transmitted by facsimile machine, respectively, or if delivered, upon delivery, or if mailed, three days after being mailed, except that notices pursuant to Article II or VIII shall not be effective until actually received by the Agent.

         (c) The Borrowers acknowledge and agree that any agreement of the Agent and the Lenders at Article II herein to receive certain notices by telephone and facsimile is solely for the convenience and at the request of the Borrowers. The Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrowers to give such notice and the Agent and the Lenders shall not have any liability to the Borrowers or other Person on account of any action taken or not taken by the Agent or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Borrowers to pay the Obligations shall not be affected in any way or to any extent by any failure by the Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent and the Lenders of a confirmation which is at variance with the terms understood by the Agent and the Lenders to be contained in the telephonic or facsimile notice.

    SECTION 9.03. No Waiver; Remedies. No failure on the part of the Agent, the Swing Line Bank, the Issuing Bank or any Lender to exercise, and no delay in exercising, any right under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

    SECTION 9.04. Costs and Expenses. (a) The Borrowers jointly and severally agree, whether or not the transactions contemplated hereby shall be consummated, to:

              (i) pay or reimburse the Agent on demand for all reasonable costs and out-of-pocket expenses incurred in connection with: the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to, this Agreement, any Loan Document, and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby (including BofA's reasonable Attorney Costs); together with the reasonable out-of-pocket costs and expenses for appraisal, audit, environmental inspection, engineering, consultants' evaluation, title or lien search and filing fees and expenses, and title or lien insurance premiums; and

              (ii) pay or reimburse each Lender and the Agent on demand for all costs and expenses incurred by them in connection with the enforcement or preservation of any rights (including in connection with any "workout" or restructuring and in connection with any Insolvency Proceeding) under this Agreement, any Loan Document, and any such other documents (including Attorney Costs), and including all appraisal, audit, environmental inspection, consultants', evaluation, title or lien search and filing fees and expenses, and title or lien insurance premiums (and the allocated cost of internal environmental and appraisal services) incurred or sustained by the Agent or the Lenders in connection therewith.

         (b) If (i) any payment of principal of, or any Conversion or Redenomination of, any Eurocurrency Rate Advance or Adjusted CD Rate Advance is made by any Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a Conversion or Redenomination pursuant to Section 2.07, a prepayment pursuant to Section 2.09 or 2.10, acceleration of the maturity of the Advances pursuant to Section 7.01 or for any other reason, (ii) any payment of principal of any Auction Advance is made by any Borrower other than on the dates specified by such Borrower in the applicable Competitive Bid Request, as a result of acceleration of the maturity of the Auction Advances pursuant to Section 7.01 or for any other reason, or
(iii) any reimbursement obligation is not satisfied on the applicable Honor Date, then the Borrowers shall, upon demand by any Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, Conversion or Redenomination, or failure, including, without limitation, any reasonable direct loss, cost or out-of-pocket expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by any Lender to fund or maintain such Advance, Auction Advance or Letter of Credit participation, as the case may be.

    SECTION 9.05. Right of Setoff. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 7.01 to authorize the Agent to declare the Advances and the Auction Advances due and payable pursuant to the provisions of Section 7.01, each Lender, the Swing Line Bank and the Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final or otherwise) at any time held and other indebtedness at any time owing by such Lender or the Issuing Bank, as the case may be, to or for the credit or the account of any Borrower against any and all of the obligations of the Borrowers owing to such Lender, the Swing Line Bank or the Issuing Bank, as the case may be, now or hereafter existing under any Loan Document, irrespective of whether or not such Lender, the Swing Line Bank or the Issuing Bank shall have made any demand under such Loan Document, and although such obligations may be unmatured; provided, however, that none of the Agent, the Lenders, the Swing Line Bank or the Issuing Bank shall exercise any right of setoff against any trust or segregation account maintained for the benefit of any Person that is not a Subsidiary or an Affiliate of the Borrowers. Each Lender, the Swing Line Bank and the Issuing Bank agrees promptly to notify the Borrowers after any such set-off and application made by such Lender, the Swing Line Bank or the Issuing Bank, as the case may be, provided, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender, the Swing Line Bank and the Issuing Bank under this Section 9.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender, the Swing Line Bank or the Issuing Bank, as the case may be, may have. Each Lender, the Swing Line Bank and the Issuing Bank agrees to give the Agent prior notice of any proposed set-off under this Section 9.05 or of any charge proposed to be made by such Lender, the Swing Line Bank or Issuing Bank under Section 2.11(b), provided, that the failure to give such notice shall not affect the validity of any such set-off or charge.

    SECTION 9.06. Indemnification. Each Borrower agrees to defend, protect, indemnify and hold harmless the Agent, each Lender, the Swing Line Bank, the Issuing Bank and their respective Affiliates and the directors, officers, employees, attorneys and agents (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions precedent set forth in Section 4.01) of the Agent, the Issuing Bank, each Lender and such Affiliates (each of the foregoing being an "Indemnitee" and all of the foregoing being collectively the "Indemnitees") from and against any and all claims, actions, damages, liabilities, costs and expenses (including, without limitation, all fees and disbursements of counsel and consultants which may be incurred in the investigation or defense of any matter) imposed upon, incurred by or asserted against any Indemnitee by any Person not a party to this Agreement, whether direct, indirect or consequential and whether based on any federal, state or foreign laws or other statutes or regulations (including, without limitation, securities laws, commercial laws and Environmental Laws and regulations), under common law or on equitable cause, or on contract, tort or otherwise, by reason of, relating to or in connection with any credit extended or used under the Loan Documents or any act done or omitted by any Person, or any event occurring, in connection therewith, or the exercise of any rights or remedies thereunder, including, without limitation, the acquisition of any Collateral by the Agent by way of foreclosure of the Lien thereof, deed in lieu of such foreclosure or otherwise, or any Environmental Activity; provided, however, that, notwithstanding the foregoing, the Borrowers shall not be liable to any Indemnitee for any portion of such claims, damages, liabilities and expenses resulting from such Indemnitee's or such Indemnitee's Affiliate's, director's, officer's, employee's, attorney's or agent's gross negligence or willful misconduct. In the event this indemnity is unenforceable as a matter of law as to a particular matter or consequence referred to herein, it shall be enforceable to the full extent permitted by law. This indemnification applies, without limitation, to any act, omission, event or circumstance existing or occurring on or prior to the later of the Termination Date or the date of payment in full of the Obligations, including any Environmental Activity, regardless of whether the act, omission, event or circumstance constituted a violation of any Environmental Law at the time of its existence or occurrence. The indemnification provisions set forth above shall be in addition to any liability the Borrowers may otherwise have. Without prejudice to the survival of any other obligation of the Borrowers hereunder, the indemnities and obligations of the Borrowers contained in this Section 9.06 shall survive the payment in full of the Obligations.

    SECTION 9.07. Consent to Jurisdiction. (a) Each Borrower hereby irrevocably submits to the jurisdiction of any California State or Federal court sitting in the County of San Francisco, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, and each Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such California State court or such Federal court. Each Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each Borrower hereby irrevocably consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by certified mail, return receipt requested, or by delivering of a copy of such process to such Borrower at its address specified in Section 9.02 or by any other method permitted by law. Each Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or by any other manner provided by law.

         (b) Nothing in this Section 9.07 shall affect the right of any Lender, the Swing Line Bank, the Issuing Bank or the Agent to serve legal process in any other manner permitted by law or affect the right of any Lender, the Swing Line Bank, the Issuing Bank or the Agent to bring any action or proceeding against any Borrower or its property in the courts of other jurisdictions, or to request arbitration pursuant to Section 9.20.

    SECTION 9.08. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrowers and the Agent and when the Agent shall have been notified by each Lender, the Swing Line Bank and the Issuing Bank that such Lender, the Swing Line Bank and the Issuing Bank have executed it and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Agent, the Swing Line Bank, the Issuing Bank and each Lender and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein.

    SECTION 9.09. Assignments and Participations. (a) Each Lender may, with the prior consent of the Agent and (unless such assignee is an Affiliate of any Lender, or there exists at such time an Event of Default) STK (which consent of STK shall not be unreasonably withheld), assign to one or more Eligible Assignees all or a ratable portion of all of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or all of a portion of its Commitments, the Advances and Letter of Credit Liability owing to it and the Advances owned by it); provided, however, that
(i) each such assignment shall be of a constant, and not a varying, percentage of the assigning Lender's rights and obligations under this Agreement (other than Auction Advances), (ii) the aggregate amount of the Commitments and Advances of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 and shall be an integral multiple of $1,000,000 in excess thereof, and (iii) the parties to each such assignment shall execute and deliver to the Agent an Assignment and Acceptance, together with a processing and recordation fee of $2,500. Upon such execution and delivery, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto). Each Lender may assign to one or more banks or other entities any Auction Advances owned by it without regard to the restrictions imposed by this
Section 9.09 on assignments.

         (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or of any Collateral; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under any Loan Document or any other instrument or document furnished pursuant hereto or with respect to the taxability of payments to be made hereunder or under the Loan Documents; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 5.01 and such other Loan Documents and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

         (c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee satisfactory to the Agent, the Agent will, if such Assignment and Acceptance has been properly completed and is in substantially the form of Exhibit A,
(i) accept such Assignment and Acceptance, and (ii) give prompt notice thereof to the Borrowers.

         (d) Each Lender may sell participations to one or more Eligible Assignees in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, its pro rata share of Letter of Credit Liability, and the Advances and Auction Advances owing to it); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitments to the Borrowers hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the owner and holder of such Advances and/or Auction Advances for all purposes of this Agreement, and
(iv) the Borrower, the Agent, and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement; provided, further, that, to the extent of any such participation (unless otherwise stated therein and subject to the preceding proviso), the assignee or purchaser of such participation shall, to the fullest extent permitted by law, have the same rights and benefits hereunder (including the right of set-off) as it would have if it were a Lender hereunder; and provided, further, that each such participation shall be granted pursuant to an agreement providing that the purchaser thereof shall not have the right to consent or object to any action by the selling Lender (who shall retain such right) other than an action relating to "money terms," including without limitation any which would (i) reduce principal of or interest on any Advance, Auction Advance, any Letter of Credit Liability or fees in which such purchaser has an interest, (ii) postpone any date fixed for payment of principal of or interest on any such Advance, Auction Advance, such Letter of Credit Liability or such fees, or (iii) release any material portion of the Collateral other than pursuant to the terms hereof or any other Loan Document. Each Lender may sell participations to one or more banks or other entities in any Auction Advances owned by it without regard to the restrictions imposed by this Section 9.09(d) on participations.

         (e) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.09, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrowers furnished to such Lender by or on behalf of the Borrowers; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve, in accordance with terms not substantially less protective of the Borrowers than provided in Section 9.17, the confidentiality of any confidential information relating to the Borrowers received by it from such Lender.

         (f) Notwithstanding any other provision contained in this Agreement or any other Loan Document to the contrary, any Lender may assign all or any portion of the Advances held by it to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank, provided that any payment in respect of such assigned Advances made by the Borrowers to or for the account of the assigning or pledging Lender in accordance with the terms of this Agreement shall satisfy the Borrowers' obligations hereunder in respect to such assigned Borrowers' Advances to the extent of such payment. No such assignment shall release the assigning Lender from its obligations hereunder.

    SECTION 9.10. Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

    SECTION 9.11. Judgment. (a) If for the purposes of obtaining judgment in any court or an award in any arbitration proceeding it is necessary to convert a sum due hereunder or under any instrument delivered hereunder in any currency (the "Original Currency") into another currency (the "Other Currency"), the parties hereto agree, to the fullest extent permitted by law, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the Original Currency with the Other Currency on the Business Day preceding that on which final judgment is given.

         (b) The obligation of the Borrowers in respect of any sum due from them hereunder in the Original Currency shall, notwithstanding any judgment or award in any Other Currency, be discharged only to the extent that on the Business Day following receipt of any sum adjudged to be so due in such Other Currency the Agent may in accordance with normal banking procedures purchase Dollars with such Other Currency; if the amount of the Original Currency so purchased is less than the sum originally due in the Original Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender or Person to whom such amount was owing against such loss.

    SECTION 9.12. Independence of Provisions. All agreements and covenants hereunder and under the Loan Documents shall be given independent effect such that if a particular action or condition is prohibited by the terms of any such agreement or covenant, the fact that such action or condition would be permitted within the limitations of another agreement or covenant shall not be construed as allowing such action to be taken or condition to exist.

    SECTION 9.13. Headings. Article and Section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

    SECTION 9.14. Entire Agreement. This Agreement sets forth the entire agreement of the parties with respect to its subject matter and supersedes all previous understandings, written or oral, in respect thereof, except for the fee letter referenced in Section 2.04(a).

    SECTION 9.15. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

    SECTION 9.16. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAWS, EXCEPT, IN THE CASE OF
ARTICLE III, TO THE EXTENT SUCH LAWS ARE INCONSISTENT WITH THE UCP.

    SECTION 9.17. Confidentiality. Each Lender, the Swing Line Bank, the Issuing Bank and the Agent agrees that it will not disclose to any third party any written information marked "Confidential", "Secret" or words of similar import, provided to it by any Borrower or any oral information which is stated to be confidential and which is confirmed as such in writing within seven days; provided, however, that the foregoing will not (i) restrict the ability of the Agent, the Issuing Bank, the Swing Line Bank, the Lenders and any loan participants from freely exchanging such information among themselves (and their respective employees, attorneys, auditors and other professional advisors), (ii) restrict the ability to disclose such information to a prospective Eligible Assignee or participant, provided, that such Eligible Assignee or participant executes a confidentiality agreement with the selling Lender agreeing to be bound by the terms hereof prior to disclosure of such information to such Eligible Assignee or participant, or (iii) prohibit the disclosure of such information to the extent such information (A) becomes publicly available other than through a breach of this Section 9.17, (B) becomes available through a Person not a Borrower or Subsidiary of any Borrower, (C) is required to be disclosed pursuant to court order, subpoena, other legal process, regulatory request or otherwise by law or (D) is disclosed in litigation with any Borrower or any Subsidiary of any Borrower or in connection with the enforcement of remedies by the Agent or Lenders after acceleration of the Advances or after the Termination Date.

    SECTION 9.18. Joint and Several Obligations; Obligations Absolute. (a) Each Borrower hereby agrees that except as otherwise expressly provided herein all of the Obligations set forth herein are the joint and several obligations of all of the Borrowers and acknowledges that each Advance and Auction Advance to, and each Letter of Credit Issued for the account of, any Borrower will benefit each of the Borrowers. Each Borrower hereby further agrees and unconditionally guarantees to the Lenders, the Swing Line Bank, the Issuing Bank and the Agent that the obligations of the Borrowers other than such Borrower under this Agreement, to the extent such obligations are the joint and several obligations of all Borrowers in accordance with the preceding sentence (such obligations of the other Borrowers being referred to herein, with respect to each Borrower, as the "Other Borrowers' Obligations") will be paid strictly in accordance with the terms of this Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Lenders, the Swing Line Bank, the Issuing Bank or the Agent with respect thereto. The liability of each Borrower for the Other Borrowers' Obligations shall be absolute and unconditional irrespective of:

              (i) any lack of validity or enforceability of this Agreement, the other Loan Documents or any other agreement or instrument relating hereto or thereto;

             (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Other Borrowers' Obligations, or any other amendment or waiver of or any consent to departure from this Agreement or the other Loan Documents;

            (iii) any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Other Borrowers' Obligations; or

             (iv) any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Borrower other than such Borrower or a guarantor.

Each Borrower's obligations under this Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Other Borrowers' Obligations is rescinded or must otherwise be returned by the Lenders, the Swing Line Bank, the Issuing Bank or the Agent upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.

         (b) Each Borrower hereby waives, to the extent permitted by applicable law, with respect to the Other Borrowers' Obligations:

              (i) any requirement that the Agent, any Lender, the Swing Line Bank or the Issuing Bank secure or insure any security interest or lien on any property subject thereto or exhaust any right or take any action against any Borrower or any other Person or any Collateral;

             (ii) any defense arising by reason of any claim or defense based upon an election of remedies by the Agent, any Lender, the Swing Line Bank or the Issuing Bank (including, without limitation, an election to nonjudicially foreclose on any real or personal property collateral) which in any manner impairs, reduces, releases or otherwise adversely affects its subrogation, reimbursement or contribution rights or other rights to proceed against any Borrower or any other Person or any Collateral;

            (iii) any defense arising by reason of the failure of any Borrower or any of its Subsidiaries to properly execute any Loan Document or otherwise comply with applicable legal formalities;

             (iv) any defense or benefits that may be derived from California Civil Code SectionSection 2808, 2809, 2810, 2819, 2845 or 2850, or
    California Code of Civil Procedure SectionSection 580a, 580d or 726, or comparable provisions of the laws of any other jurisdiction and all other suretyship defenses it would otherwise have under the laws of California or any other jurisdiction;

              (v) any duty on the part of the Agent, any Lender, the Swing Line Bank or the Issuing Bank to disclose to such Borrower any matter, fact or thing relating to the business, operation or condition of any of the other Borrowers and their respective assets now known or hereafter known by the Agent, any Lender, the Swing Line Bank or the Issuing Bank;

             (vi) all benefits of any statute of limitations affecting such Borrower's liability in respect of the Other Borrowers' Obligations;

            (vii)  all setoffs and counterclaims;

           (viii) promptness, diligence, presentment, demand for performance and protest;

             (ix) notice of nonperformance, default, acceleration, protest or dishonor;

              (x) except for any notice otherwise required by applicable laws that may not be effectively waived by such Borrower, notice of sale or other disposition of any Collateral; and

             (xi) notice of the existence, creation or incurring of any Other Borrowers' Obligations.

    SECTION 9.19. Automatic Debits of Fees, Etc. With respect to any commitment fee, facility fee, or other fee, or any other cost or expense (including Attorney Costs) due and payable to the Agent or BofA under the Loan Documents, the Borrowers each hereby irrevocably authorize BofA to debit any of their respective deposit accounts with BofA in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in BofA's sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section 9.19 shall be deemed a setoff.

    SECTION 9.20.  Arbitration; Reference.

         (a) Mandatory Arbitration. Any controversy or claim between or among the parties, including but not limited to those arising out of or relating to this Agreement or any agreements or instruments relating hereto or delivered in connection herewith and any claim based on or arising from an alleged tort, shall at the request of any party be determined by arbitration. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the American Arbitration Association ("AAA"). The arbitrator(s) shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator(s). Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

         (b) Real Property Collateral. Notwithstanding the provisions of subparagraph (a), no controversy or claim shall be submitted to arbitration without the consent of all parties if, at the time of the proposed submission, such controversy or claim arises from or relates to an obligation to the Agent, Issuing Bank, Swing Line Bank or Lenders which is secured by real property collateral. If not all parties consent to submission of such a controversy or claim to arbitration, the controversy or claim shall be determined as provided in subparagraph (c).

         (c) Judicial Reference. At the request of any party a controversy or claim which is not submitted to arbitration as provided and limited in subparagraphs (a) and (b) shall be determined by a reference in accordance with California Code of Civil Procedure Section 638 et seq. If such an election is made, the parties shall designate to the court a referee or referees selected under the auspices of the AAA in the same manner as arbitrators are selected in AAA-sponsored proceedings. The presiding referee of the panel, or the referee if there is a single referee, shall be an active attorney or retired judge. Judgment upon the award rendered by such referee or referees shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

         (d) Provisional Remedies and Self-Help. No provision of this paragraph shall limit the right of any party to this Agreement to exercise self-help remedies such as setoff, foreclosure against or sale of any real or personal property collateral or security, or obtaining provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The exercise of a remedy does not waive the right of either party to resort to arbitration or reference.


    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                          THE BORROWERS:
                          -------------

                          STORAGE TECHNOLOGY CORPORATION
                          ------------------------------


                          By:   /s/ Mark D. McGregor
                               ------------------------------------
                             Name:  Mark D. McGregor
                             Title:  Assistant Treasurer



                          STORAGE TECHNOLOGY DE PUERTO RICO, INC.
                          ---------------------------------------


                          By:   /s/ Mark D. McGregor
                               ------------------------------------
                             Name:  Mark D. McGregor
                             Title:  Assistant Treasurer



                          XL/DATACOMP, INC.
                          -----------------


                          By:   /s/ Mark D. McGregor
                               ------------------------------------
                             Name:  Mark D. McGregor
                             Title:  Assistant Treasurer



                          STORAGETEK FINANCIAL SERVICES CORPORATION
                          -----------------------------------------


                          By:   /s/ Robert J. Kali
                               ------------------------------------
                             Name:  Robert Kali
                             Title:  Vice President and Chief
                                       Operating Officer



                          THE AGENT:
                          ---------

                          BANK OF AMERICA NATIONAL TRUST
                            AND SAVINGS ASSOCIATION,
                            as Agent
                          ------------------------------


                          By:  /s/ Wendy M. Young
                              -------------------------------------
                             Name:  Wendy M. Young
                             Title:  Vice President



                          THE SWING LINE BANK:
                          -------------------

                          BANK OF AMERICA NATIONAL TRUST
                            AND SAVINGS ASSOCIATION, as Swing
                            Line Bank
                          -----------------------------------


                          By:   /s/ Kevin McMahon
                              -------------------------------------
                             Name:  Kevin McMahon
                             Title:  Vice President


                          THE ISSUING BANK:
                          ----------------

                              BANK OF AMERICA NATIONAL TRUST
                            AND SAVINGS ASSOCIATION, as Issuing
                            Bank
                          -------------------------------------


                          By:   /s/ Kevin McMahon
                               ------------------------------------
                             Name:  Kevin McMahon
                             Title:  Vice President



COMMITMENTS               THE LENDERS:
AND PERCENTAGES:
                          BANK OF AMERICA NATIONAL TRUST
                            AND SAVINGS ASSOCIATION
                          ------------------------------

Commitment: $48,000,000
Percentage: 24%
                          By:  /s/ Kevin McMahon
                              -------------------------------------
                             Name:  Kevin McMahon
                             Title:  Vice President




                          BANK OF MONTREAL
                          ----------------

Commitment: $35,000,000
Percentage: 17.5%
                          By:  /s/ Daniel A. Brown
                               ------------------------------------
                             Name:  Daniel A. Brown
                             Title:  Director



                          NBD BANK, N.A.
                          --------------

Commitment: $35,000,000
Percentage: 17.5%
                          By:  /s/ James R. Frye
                              -------------------------------------
                             Name:  James R. Frye
                             Title:  First Vice President



                          FIRST INTERSTATE BANK OF DENVER
                          -------------------------------

Commitment: $25,000,000
Percentage: 12.5%
                          By:   /s/ Alex J. McCombs
                               ------------------------------------
                             Name:  Alex J. McCombs
                             Title:  Vice President



                          THE FIRST NATIONAL BANK OF BOSTON
                          ---------------------------------

Commitment: $25,000,000
Percentage: 12.5%
                          By:   /s/ Elizabeth C. Everett
                               --------------------------
                             Name:  Elizabeth C. Everett
                             Title:  Vice President



                          BANK OF AMERICA ILLINOIS
                          ------------------------

Commitment: $17,000,000
Percentage: 8.5%
                          By:   /s/ Kevin McMahon
                               ------------------------------------
                             Name:  Kevin McMahon
                             Title:  Vice President


                          BANQUE NATIONALE DE PARIS
                          -------------------------

Commitment: $15,000,000
Percentage: 7.5%
                          By:   /s/ C. Morio
                               ------------------------------------
                             Name:  C. Morio
                             Title:  Vice President and Manager


                          By:   /s/ Deborah Gohh
                                -----------------------------------
                             Name:  Deborah Gohh
                             Title:  Vice President



=================================
Total Commitments:  $200,000,000